Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

ADVANCE AUTO PARTS, INC.,

GENERATOR PURCHASE, INC.,

GENERAL PARTS INTERNATIONAL, INC.

AND

SHAREHOLDER REPRESENTATIVE SERVICES LLC

(AS THE SHAREHOLDER REPRESENTATIVE),

Dated as of October 15, 2013

TABLE OF CONTENTS
Page
Article I

DEFINITIONS

Section 1.1	Definitions	2
Section 1.2	Interpretation and Rules of Construction	18

Article II

THE MERGER

Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

i

Article IV

REPRESENTATIONS AND WARRANTIES of PARENT AND MERGER SUB

Article V

ADDITIONAL AGREEMENTS

Article VI

EMPLOYEE MATTERS

Section 6.1	Compensation and Employee Benefits	64

Article VII

CONDITIONS TO CLOSING

Section 7.1	Conditions to Obligations of the Company	66
Section 7.2	Conditions to Obligations of Parent and Merger Sub	66

Article VIII

INDEMNIFICATION

Article IX

TERMINATION

Section 9.1	Termination	77
Section 9.2	Effect of Termination	79
Section 9.3	Parent Termination Fee	79

Article X

GENERAL PROVISIONS

Section 10.11	Governing Law	85
Section 10.12	Consent to Jurisdiction	85
Section 10.13	Mutual Drafting	86
Section 10.14	Independence of Agreements, Covenants, Representations and Warranties	86
Section 10.15	Counterparts	86
Section 10.16	Continuing Counsel	86

Exhibit	Description
Exhibit A	Form of Letter of Transmittal
Exhibit B	Form of Escrow Agreement

Schedule	Description
Schedule I	Knowledge of the Company
Schedule II	Knowledge of Parent
Schedule III	Per Share Cash Consideration

AGREEMENT AND PLAN OF MERGER
This Agreement and Plan of Merger (this “Agreement”), dated as of October 15, 2013, is entered into by and among Advance Auto Parts, Inc., a Delaware corporation (“Parent”), Generator Purchase, Inc., a North Carolina corporation and (direct or indirect) subsidiary of Parent (“Merger Sub”), General Parts International, Inc., a North Carolina corporation (the “Company”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative of the Company Shareholders and Optionholders (the “Shareholder Representative”).
WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the North Carolina Business Corporation Act, as set forth in Chapter 55 of the North Carolina General Statutes, as may be amended from time to time (the “NCBCA”), the Boards of Directors of Parent, Merger Sub and the Company have each determined that it is in the best interests of their respective shareholders for Parent to acquire the Company upon the terms and subject to the conditions set forth herein;
WHEREAS, the Board of Directors of the Company has adopted resolutions (i) adopting and approving this Agreement and approving the Merger and the other transactions contemplated by this Agreement (collectively, including the Merger, the “Transactions”), and (ii) recommending that the Company Shareholders approve this Agreement and the Merger (the “Company Recommendation”);
WHEREAS, the Board of Directors of Merger Sub has adopted and approved this Agreement and approved the Merger and the other Transactions and recommended that Parent, its sole shareholder, approve this Agreement and the Merger;
WHEREAS, the Board of Directors of Parent has approved this Agreement, the Merger and the other Transactions;
WHEREAS, as a condition of Parent’s willingness to enter into this Agreement, in connection with the Closing, Parent requires the Company to cause to be purchased all shares of capital stock of CARQUEST CANADA LTD. not owned, directly or indirectly, by the Company;
WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition of Parent’s willingness to enter into this Agreement, certain shareholders of the Company are entering into Voting Agreements with respect to the Transactions (the “Voting Agreements”); and
WHEREAS, prior to the execution and delivery of this Agreement, and as an inducement to Parent to enter into this Agreement, certain Persons have entered into a Non-Competition Agreement (the “Non-Competition Agreements”), with Parent, effective as of the Closing.
NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1Definitions. For all purposes of this Agreement, the following terms shall have the following respective meaning:

“Action” shall mean any action, suit, complaint, charge, arbitration, litigation, inquiry, proceeding, or investigation by or before any Governmental Authority.
“Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person; provided, however, that with respect to the Company or any of its Subsidiaries, the term “Affiliate” shall not include any Sigma Entity.
“Aggregate Merger Consideration” shall have the meaning set forth in Section 2.9(a)(i).
“Agreement” shall have the meaning set forth in the preamble.
“Alternative Financing” shall have the meaning set forth in Section 5.12(a).
“Articles of Merger” shall have the meaning set forth in Section 2.2.
“Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in Raleigh, North Carolina or New York, New York.
“CARQUEST CANADA LTD. Class “T” Common Share” shall mean a Class “T” common share of CARQUEST CANADA LTD. as defined in the Articles of Incorporation of CARQUEST CANADA LTD., as amended or restated as of the date hereof.
“CARQUEST CANADA LTD. Class “X” Common Share” shall mean a Class “X” common share of CARQUEST CANADA LTD. as defined in the Articles of Incorporation of CARQUEST CANADA LTD., as amended or restated as of the date hereof.
“CARQUEST CANADA LTD. Shareholders” shall mean the holders of CARQUEST CANADA LTD. Class “T” Common Shares and CARQUEST CANADA LTD. Class “X” Shares, immediately prior to the purchase described in Section 2.5(b), taken together.
“CARQUEST CANADA LTD. Shares” shall mean, collectively, the CARQUEST CANADA LTD. Class “T” Common Shares and CARQUEST CANADA LTD. Class “X” Shares.
“Certificate” shall have the meaning set forth in Section 2.10(a).

“Class A Common Share” shall mean a share of Class A Common Stock, par value $1.00 per share, of the Company.
“Class B Common Share” shall mean a share of Class B Common Stock, par value $1.00 per share, of the Company.
“Class B Preferred Share” shall mean a share of Class B Preferred Stock, par value $85.00 per share, of the Company.
“Class C Common Share” shall mean a share of Class C Common Stock, par value $1.00 per share, of the Company.
“Class D Common Share” shall mean a share of Class D Common Stock, par value $1.00 per share, of the Company.
“Class E Common Share” shall mean a share of Class E Common Stock, par value $1.00 per share, of the Company.
“Class F Common Share” shall mean a share of Class F Common Stock, par value $1.00 per share, of the Company.
“Class G Common Share” shall mean a share of Class G Common Stock, par value $1.00 per share, of the Company.
“Class H Common Share” shall mean a share of Class H Common Stock, par value $1.00 per share, of the Company.
“Class I Common Share” shall mean a share of Class I Common Stock, par value $1.00 per share, of the Company.
“Class J Common Share” shall mean a share of Class J Common Stock, par value $1.00 per share, of the Company.
“Class T Common Share” shall mean a share of Class T Common Stock, no par value, of the Company, including any share in any of the Common Stock classes listed sequentially in the Company’s articles of incorporation, as amended and restated, from “T0903 Common” through and including “TGPII Common.”
“Class W Common Share” shall mean a share of Class W Common Stock, par value $10.00 per share, of the Company.
“Closing” shall have the meaning set forth in Section 2.2.
“Closing Date” shall have the meaning set forth in Section 2.2.
“Code” shall mean the United States Internal Revenue Code of 1986.
“Company” shall have the meaning set forth in the preamble.

“Company Balance Sheet” shall have the meaning set forth in Section 3.6(a).
“Company Charter Documents” shall have the meaning set forth in Section 3.1.
“Company Group” shall have the meaning set forth in Section 9.3(b).
“Company Indemnified Party” shall have the meaning set forth in Section 8.3(a).
“Company Intellectual Property” shall mean the Owned Intellectual Property and the Licensed Intellectual Property.
“Company IP Agreements” shall mean all (i) licenses of Intellectual Property (a) from the Company or any of its Subsidiaries, to any third party (including licenses to customers and end users granted in the ordinary course of business) and (b) to the Company or any of its Subsidiaries from any third party (including Shrink‑Wrap Agreements); and (ii) all contracts and agreements with a third party relating to the development of any Intellectual Property, independently or jointly, by or for the Company or any of its Subsidiaries.
“Company’s Knowledge,” “Knowledge of the Company” or similar terms used in this Agreement shall mean the actual knowledge of the individuals set forth on Schedule I, as well as knowledge that any of such individuals should have reasonably been expected to acquire in the ordinary course of the performance of their respective responsibilities for the Company.
“Company Recommendation” shall have the meaning set forth in the recitals.
“Company Restricted Share” shall have the meaning set forth in Section 2.6.
“Company Shareholder Approval” shall mean (i) the approval by Company Shareholders holding a majority of the votes entitled to be cast by the Junior Common Shares and Class W Common Shares, voting as a single voting group, and (ii) the approval of at least two-thirds of the Class W Common Shares, voting as a separate voting group, in each case, of this Agreement and the Merger at the Shareholders’ Meeting.
“Company Shareholders” shall mean the holders of Company Shares immediately prior to the Effective Time, taken together.
“Company Shares” shall mean, collectively, the Junior Common Shares, the Class T Common Shares, the Class W Common Shares and the Class B Preferred Shares.
“Compliant” shall mean, with respect to the Required Information, that (i) such Required Information does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the Required Information, in the light of the circumstances under which the statements contained in the Required Information are made, not misleading, (ii) such Required Information is, and remains throughout the Marketing Period, compliant in all material respects with all applicable requirements of Regulation S-K and Regulation S-X under the Securities Act for offerings of debt securities on a registration statement on Form S-1, (iii) the Company’s independent auditors have delivered drafts of customary comfort letters, including customary negative assurance comfort with respect to periods following the end of the latest fiscal year or fiscal quarter for which historical financial statements are included in the Required Information, and such auditors have confirmed they are prepared to issue any such comfort letter upon any pricing date occurring during the Marketing Period, and (iv) the financial statements and other financial information included in such Required Information are, and remain throughout the Marketing Period, sufficient to permit a registration statement on Form S-1 using such financial statements and financial information to be declared effective by the SEC throughout and on each day during the Marketing Period.
“Confidentiality Agreement” shall have the meaning set forth in Section 5.3(a).
“Continuing Employee” shall have the meaning set forth in Section 6.1.
“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, shall mean the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract or otherwise.
“Conveyance Taxes” shall mean sales, use, value added, transfer, stamp, stock transfer, real property transfer and similar taxes, fees or charges (together with any interest, penalties or additions in respect thereof) imposed by any Governmental Authority in respect of the surrender of the Company Shares in the Merger pursuant to this Agreement.
“Deductible” shall have the meaning set forth in Section 8.2(a).
“Disclosure Schedules” shall have the meaning set forth in Article III.
“Dissenting Shareholders” shall have the meaning set forth in Section 2.8(a).
“Dissenting Shares” shall have the meaning set forth in Section 2.8(a).
“Effective Time” shall have the meaning set forth in Section 2.2.
“Employee” shall mean each individual who is an employee of the Company or any of its Subsidiaries.
“Encumbrance” shall mean any security interest, pledge, charge, adverse claim, hypothecation, mortgage, lien or encumbrance, other than any license of, option to license, or covenant not to assert claims of infringement, misappropriation or other violation with respect to, Intellectual Property.
“Environmental Law” shall mean any Law, consent decree or judgment, in each case in effect on or prior to the date hereof, relating to (a) pollution or the protection of the environment; (b) public health and safety; (c) workplace health and safety; (d) the presence, use, generation, management, transportation, treatment, storage, disposal, distribution, labeling, release, threatened release, removal or cleanup of any Hazardous Substance; or (e) any Laws issued by the California Air Resources Board or United States Environmental Protection Agency relating to emissions from vehicles.

“Environmental Permit” shall mean any material permit, approval, identification number, license or other authorization required under or issued pursuant to any applicable Environmental Law.
“Equity Plans” shall mean the Company’s incentive equity plans, including without limitation, the Company’s 1999 Amended and Restated Restricted Stock Plan (and the grant agreements made thereunder), the Company’s Direct Stock Ownership Program (and participation agreements made thereunder) and the ESOP.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974.
“Escrow Account” shall mean the account into which the Escrowed Cash is deposited with the Escrow Agent and held by it, subject to disbursement as provided in Article VIII and in the Escrow Agreement.
“Escrow Agent” shall mean Wells Fargo Bank, National Association.
“Escrow Agreement” shall have the meaning set forth in Section 2.11.
“Escrow Fund” shall mean the Escrowed Cash deposited with the Escrow Agent in the Escrow Account, as such sum may increase or decrease from time to time as provided in this Agreement or the Escrow Agreement.
“Escrowed Cash” shall mean Two Hundred Million Dollars ($200,000,000).
“ESOP” shall mean the Company Employee Stock Ownership Plan and its related trust.
“ESOP Amendment” shall mean an amendment to the ESOP, in form and substance reasonably satisfactory to Parent, adopted prior to the Closing Date, but effective in all respects as of the Effective Time, providing that, (i) the ESOP shall no longer be considered an “employee stock ownership plan” (as defined in Section 4975 of the Code), (ii) the ESOP shall be converted to a profit sharing plan and frozen as to both participation and benefit accruals and each ESOP Participant shall be fully vested in his or her benefits thereunder (to the extent not previously fully vested), (iii) the ESOP shall not permit distributions to ESOP Participants in the form of employer securities and (iv) the ESOP shall contain provisions for the prudent investment of cash assets consistent with applicable Law.
“ESOP Determination” shall mean the determination by the ESOP Fiduciary, in the exercise of its fiduciary discretion under ERISA and in accordance with ERISA, that the consummation of the transactions contemplated by this Agreement is in the best interests of the ESOP Participants.
“ESOP Fairness Opinion” shall mean an opinion of the ESOP Financial Advisor, to the effect that (i) the consideration to be paid to the ESOP Fiduciary, on behalf of the ESOP, in connection with the transactions contemplated by this Agreement is not less than adequate consideration (as defined in Section 3(18) of ERISA) and (ii) the transactions contemplated by this Agreement are fair to the ESOP from a financial point of view.

“ESOP Fiduciary” shall mean GreatBanc Trust Company, the independent fiduciary that has been duly engaged by the Company to act as a discretionary fiduciary under Section 17.4 of the ESOP in connection with the transactions contemplated by this Agreement.
“ESOP Financial Advisor” shall mean Duff & Phelps Corporation, the independent appraiser meeting the requirements of Section 401(a)(28)(C) of the Code that has been duly engaged by the ESOP Fiduciary on behalf of the ESOP in connection with the transactions contemplated by this Agreement.
“ESOP Participant” shall mean any participant in, or beneficiary of a deceased participant in, the ESOP who has an ESOP account balance as of immediately prior to the Effective Time.
“Exchange Act” shall mean the United States Securities Exchange Act of 1934.
“Exchange Agent” shall have the meaning set forth in Section 2.10(a).
“Exchange Fund” shall have the meaning set forth in Section 2.9(a)(i).
“Extended Closing Date” shall have the meaning set forth in Section 2.2.
“Fairness Opinion” shall have the meaning set forth in Section 3.18.
“FCPA” shall mean the Foreign Corrupt Practices Act of 1977.
“Final Escrow Release Date” shall mean the date as set forth in the Escrow Agreement, which is the thirty-sixth (36) month anniversary of the Closing.
“Financial Statements” shall have the meaning set forth in Section 3.6(a).
“Financing” shall have the meaning set forth in Section 4.6.
“Financing Commitments” shall have the meaning set forth in Section 4.6.
“Financing Sources” shall have the meaning set forth in Section 9.3(b).
“Fundamental Representations” shall mean the representations and warranties set forth in Section 3.1 (Organization and Qualification of the Company), Section 3.2 (Authorization of Agreement), Section 3.3 (other than clauses (d), (e) or (g) thereof) (Capitalization; Ownership of Shares; Subsidiaries), Section 3.8(b) (Locked Box), Section 3.16 (Taxes) and Section 3.18 (Brokers).
“GAAP” shall mean United States generally accepted accounting principles in effect and applied consistently throughout the periods involved.

“Governmental Authority” shall mean any federal, national, foreign, supranational, state, provincial, local or other government, governmental, regulatory, administrative or quasi-governmental authority, agency, bureau, board, office, self‑regulatory organization, instrumentality or commission or any court, tribunal, or judicial or arbitral body of competent jurisdiction.
“Government Official” shall mean any (i) official, officer, employee, or representative of, or any person acting in an official capacity for or on behalf of, any Governmental Authority, (ii) any political party or party official or candidate for political office, or any (iii) company, business, enterprise or other entity owned, in whole or in part, or controlled by any person described in the foregoing clause (i) or (ii) of this definition.
“Governmental Order” shall mean any order, writ, judgment, injunction, subpoena, decree, stipulation, determination, settlement or award entered by or with any Governmental Authority.
“Hazardous Substance” shall mean any material, substance or waste that is or has been defined, listed, prohibited or regulated, or for which liability or standards of conduct may be imposed, under any Environmental Law, including petroleum, petroleum products, asbestos, asbestos-containing materials, radioactive materials, polychlorinated biphenyls, noise, odor or mold.
“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“Indebtedness” of any Person shall mean, at any time, without duplication, (i) any indebtedness for borrowed money of such Person, (ii) any indebtedness of such Person evidenced by bonds, debentures, notes or other similar instruments or debt securities, (iii) any liability of such Person in respect of amounts of drafts presented and duly honored under letters of credit, (iv) any obligations of such Person under conditional sale or other title retention agreements, (v) any obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding obligations of such Person to creditors for goods and services incurred in the ordinary course of such Person’s business), (vi) any capitalized lease obligations of such Person, (vii) any obligations of others secured by any Encumbrance (other than a Permitted Encumbrance) on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (viii) any obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof), (ix) any obligations of such Person under conditional sale or other title retention agreements, (x) any indebtedness of any other Person of the nature specified in clauses (i)-(ix) guaranteed in any manner by such Person (excluding guarantees of loans made by banks to various independent store customers of the Company who are not Specified Persons in the ordinary course of business and consistent with past practice) and (xi) any accrued and unpaid interest or penalties on, and any prepayment premiums, penalties or similar contractual charges or fees paid in respect of any of the foregoing, including, with respect to the Company and its Subsidiaries, the principal, interest, pre‑payment premiums and fees owing under the Credit Agreement.
“Indemnified Party” shall have the meaning set forth in Section 8.3(a).

“Indemnifying Party” shall mean, as applicable, either any Company Shareholder or Optionholder, on the one hand, or Parent, on the other hand, that is an indemnifying party pursuant to, and in accordance with, the provisions of Article VIII.
“Indemnifiable Taxes” shall mean (i) all Taxes (or the non-payment thereof) of the Company or any Subsidiary for all taxable periods ending on or before the Locked Box Date and the pre-Locked Box Date portion of any taxable period that includes but does not end on the Locked Box Date (collectively, the “Pre-Locked Box Tax Period”), and (ii) any Taxes resulting from the Intellectual Property Transfer. In the case of any taxable period that includes (but does not end on) the Locked Box Date, the amount of any Taxes based on or measured by income or receipts of the Company or any Subsidiary for the Pre-Locked Box Tax Period shall be determined based on an interim closing of the books as of the close of business on the Locked Box Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which any Company holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of the Company or any of its Subsidiaries that relates to the Pre-Locked Box Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Locked Box Date, and the denominator of which is the number of days in such period.
“Indemnified Person” shall have the meaning set forth in Section 5.5(a).
“Information Statement” shall have the meaning set forth in Section 5.10(a).
“Intellectual Property” shall mean (a) inventions (whether or not patentable), patents and patent applications, together with all reissues, continuations, continuations‑in‑part, revisions, divisionals, extensions and reexaminations in connection therewith; (b) trademarks, service marks, trade names, trade dress, Internet domain names, and all other indicia of origin, together with the goodwill associated therewith; (c) works of authorship (whether or not copyrightable), and copyrights; (d) registrations, applications for registration, and renewals of any of the foregoing in (a) through (c); (e) trade secrets, know‑how and technology; (f) software (including source code, executable code, databases, firmware, and related documentation); and (g) all other proprietary and intellectual property rights.
“Intellectual Property Transfer” shall mean the consummation of the transactions contemplated by that certain Asset Purchase Agreement, dated as of August 31, 2013 (the “IP Transfer APA”), and the other agreements and documents referenced therein, pursuant to which certain Intellectual Property that is used by the Company and its Subsidiaries but not currently owned 100% by the Company and its Subsidiaries has been (a) sold by the current owners thereof to an entity that is 100% owned, directly or indirectly, by the Company and (b) licensed back to the current owners thereof.
“intentional misrepresentation” shall mean, with respect to any express representation of a party in this Agreement, a material representation made falsely with intent of misleading the party to whom such express representation is made under this Agreement.
“IRS” shall mean the Internal Revenue Service of the United States.

“Jobber Agreement” shall mean each Independent CARQUEST Store Agreement and any other similar agreement or arrangement with an independently owned branded CARQUEST Auto Parts store serviced and/or supplied by the Company or any of its Subsidiaries.
“Junior Common Shares” shall mean, collectively, the Class A Common Shares, Class B Common Shares, Class C Common Shares, Class D Common Shares, Class E Common Shares, Class F Common Shares, Class G Common Shares, Class H Common Shares, Class I Common Shares and Class J Common Shares.
“Knowledge of Parent” or similar terms used in this Agreement shall mean the actual knowledge of the individuals set forth on Schedule II, as well as knowledge that any of such individuals should have reasonably been expected to acquire in the ordinary course of the performance of their respective responsibilities for Parent.
“Law” shall mean any federal, national, foreign, supranational, state, provincial or local statute, law, ordinance, regulation, rule, code, order, requirement or rule of law issued, enacted, promulgated, implemented or otherwise put into effect by or under authority of any Governmental Authority.
“Leakage” shall have the meaning set forth in Section 3.8.
“Leased Real Property” shall mean the real property leased or subleased by the Company or any of its Subsidiaries, in each case, as tenant or sublessee, together with, to the extent leased by the Company or any of its Subsidiaries, all buildings and other structures, facilities or improvements located thereon, all fixtures, systems, equipment and items of personal property of the Company or any of its Subsidiaries attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.
“Letter of Transmittal” shall have the meaning set forth in Section 2.10(b).
“Licensed Intellectual Property” shall mean all Intellectual Property that the Company or any of its Subsidiaries is licensed to use pursuant to the Company IP Agreements.
“Locked Box Date” shall mean June 30, 2013.
“Losses” shall have the meaning set forth in Section 8.2(a).
“Marketing Period” shall mean the first period of twenty (20) consecutive Business Days commencing on or after the date hereof and throughout which: (a) Parent shall have all of the Required Information and during which period such information shall remain Compliant; provided that if the Company shall in good faith reasonably believe that it has delivered the Required Information, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery) in which case the Marketing Period shall be deemed to have commenced on the date specified in such notice (but in no event prior to the date hereof) unless Parent reasonably believes the Company has not completed delivery of the Required Information and within five (5) Business Days after delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating in good faith and with reasonable specificity which Required Information the Company has not delivered to Parent); and (b) at the beginning of such Marketing Period, Parent has a reasonable expectation that prior to the end of the Marketing Period, all of the conditions set forth in Article VII shall be satisfied or waived (to the extent permissible) by Parent or the Company, as applicable, and nothing shall have occurred and no condition shall exist that would cause any of the conditions set forth in Article VII to fail to be satisfied assuming the Closing were to be scheduled for any time during such twenty (20) Business Day period; provided that (i) the Marketing Period will not be deemed to have commenced if prior to the completion of the Marketing Period, (x) the Company’s auditors shall have withdrawn their audit opinion with respect to any of the financial statements included in the Required Information for which they have provided such opinion, in which case the Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect thereto by the Company’s auditors or another independent public accounting firm reasonably acceptable to Parent or (y) the Company issues a statement indicating an intent to restate any historical financial statements of the Company, in whole or in part, or otherwise indicates its intent or the need to restate any of the financial statements included in the Required Information, or that any such restatement is under consideration, in which case the Marketing Period shall not be deemed to commence unless and until such restatement has been completed and the relevant financial statements have been amended or the Company has announced or informed Parent that it has concluded in good faith and in its reasonable business judgment (including the basis for such conclusion) that no restatement of financial statements shall be required in accordance with GAAP and (ii) such twenty (20) consecutive Business Day period (x) shall not be required to be consecutive to the extent that it would include November 28, 2013 through and including November 29, 2013 (which dates shall not count for purposes of the twenty (20) consecutive Business Day period) and (y) if not ended on or prior to December 20, 2013, shall commence no earlier than January 6, 2014.
“Material Adverse Effect” shall mean any effect, event, fact, development, circumstance or change that, individually or in the aggregate, is or would reasonably be expected to (i) be materially adverse to the business, assets, liabilities, operations, operating results or financial condition of the Company and its Subsidiaries, taken as a whole, or (ii) prevent or materially delay or materially impair the ability of the Company to timely consummate the Transactions other than, in the case of clause (i), any effect or change resulting from or relating to: (a) general business or economic conditions, or general business or economic conditions affecting the industries in which the Company and its Subsidiaries operate, (b) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (c) financial, banking or securities markets in the United States or in any other country in which the Company and its Subsidiaries operate (including any disruption thereof and any decline in the price of any security or any market index), (d) the taking of any action expressly required by this Agreement or the other Transaction Documents, (e) the announcement or pendency of the Transactions, solely to the extent permitted by this Agreement, (f) any failure by the Company to meet projections or forecasts or revenue or earnings predictions (except that the underlying facts, events or circumstances causing or contributing to such failure shall be taken into account in determining whether a Material Adverse Effect has or would reasonably be expected to have occurred unless specifically excluded under a different clause of this definition) and (g) any change in GAAP or applicable Laws after the date hereof (except that, in the case of each of clauses (a), (b), (c) and (g), such effect, event, fact, development, circumstance or change shall be taken into account when determining whether a Material Adverse Effect has or would reasonably be expected to have occurred if such effect, event, fact, development, circumstance or change has a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which the Company and its Subsidiaries operate).
“Material Contracts” shall have the meaning set forth in Section 3.17(a).
“Merger” shall have the meaning set forth in Section 2.1.
“Merger Sub” shall have the meaning set forth in the preamble.
“Merger Sub Common Shares” shall have the meaning set forth in Section 2.5(e).
“NCBCA” shall have the meaning set forth in the recitals.
“Non-Competition Agreements” shall have the meaning set forth in the recitals.
“Option Shares” shall mean, collectively, the applicable Company Shares exercisable under Options.
“Options” shall have the meaning set forth in Section 2.7(a).
“Optionholders” shall mean the holders of Options immediately prior to the Effective Time, taken together.
“Owned Intellectual Property” shall mean all Intellectual Property owned by the Company or any of its Subsidiaries.
“Owned Real Property” shall mean all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company or any of its Subsidiaries.
“Parent” shall have the meaning set forth in preamble.
“Parent Group” shall have the meaning set forth in Section 9.3(b).
“Parent Indemnified Party” shall have the meaning set forth in Section 8.2(a).
“Parent Plans” shall have the meaning set forth in Section 6.1(c).
“Parent Termination Fee” shall have the meaning set forth in Section 9.3(a).
“Party” shall mean a party to this Agreement.
“Per CARQUEST CANADA LTD. Class “T” Common Share Purchase Price” shall mean, with respect to each series of CARQUEST CANADA LTD. Class “T” Common Shares, the amount set forth opposite such series of CARQUEST CANADA LTD. Class “T” Common Shares on Schedule III.
“Per CARQUEST CANADA LTD. Class “X” Common Share Purchase Price” shall mean, with respect to a CARQUEST CANADA LTD. Class “X” Share, the amount set forth opposite “CARQUEST CANADA LTD. Common X” on Schedule III.
“Per Class B Preferred Share Cash Consideration” shall mean the amount set forth opposite “General Parts International Preferred B” on Schedule III.
“Per Class T Common Share Cash Consideration” shall mean, with respect of each class of Class T Common Shares, the amount set forth opposite such class of Class T Common Shares on Schedule III.
“Per Class W Common Share Cash Consideration” shall mean (a) in the case of the Stockel Shares, the Per Share Change of Control Purchase Price, and (b) in the case of any Class W Common Shares other than the Stockel Shares, the amount set forth opposite “General Parts International Common W” on Schedule III.
“Per Junior Common Share Cash Consideration” shall mean the amount set forth opposite “General Parts International Common Junior” on Schedule III.
“Per Option Share Cash Consideration” shall mean the amount set forth opposite “General Parts International Option A” on Schedule III.
“Per Redeemed Share Cash Consideration” shall mean, with respect to each Redeemed Share, the excess, if any, of the applicable Per Share Cash Consideration over the redemption price paid by the Company for such Redeemed Share.
“Per Share Cash Consideration” shall mean the Per Option Share Cash Consideration, the Per Junior Common Share Cash Consideration, the Per Class B Preferred Share Cash Consideration, the Per Class T Common Share Cash Consideration, the Per Class W Common Share Cash Consideration, the Per CARQUEST CANADA LTD. Class “T” Common Share Purchase Price, Per CARQUEST CANADA LTD. Class “X” Common Share Purchase Price, the Per Redeemed Company Share Cash Consideration, and the Per Redeemed CARQUEST CANADA LTD. Share Cash Consideration, as applicable.
“Per Share Change of Control Purchase Price” shall have the meaning set forth in the Stockel Agreement.
“Per Share Consideration” shall mean the applicable Per Share Cash Consideration (as it may be adjusted as set forth on Schedule III) plus, solely with respect to the Company Shareholders and Optionholders, the applicable Pro Rata Portion of any distributions to the Company Shareholders and Optionholders from the Escrow Account in accordance with the Escrow Agreement, the applicable Pro Rata Portion of any distributions to the Company Shareholders and Optionholders in respect of a Refund under Section 5.14, and the applicable Pro Rata Portion of any distributions to the Company Shareholders and Optionholders with respect to the Shareholder Representative Fund under Section 8.8(c).

“Permits” shall have the meaning set forth in Section 3.10.
“Permitted Encumbrances” shall mean: (a) statutory liens for current Taxes not yet due or the validity or amount of which is being contested in good faith by appropriate proceedings and properly reserved for in the Financial Statements in accordance with GAAP; (b) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business, or pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation) for amounts not yet due or the validity or amount of which is being contested in good faith by appropriate proceedings and properly reserved for in the Financial Statements in accordance with GAAP, to the extent, individually or in the aggregate, not material to the use or value of the assets to which they pertain; (c) liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising therefrom or benefiting or created by any superior estate, right or interest which do not or would not materially impair the use or occupancy of the real property of the Company and its Subsidiaries; (d) any Encumbrances set forth in any title policies, endorsements, title commitments, title certificates and/or title reports made available to Parent relating to the Company’s or any of its Subsidiaries’ interests in real property and any zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities, in each case, which individually or in the aggregate, do not materially impair the present use of the properties or assets of the Company and its Subsidiaries; (e) all covenants, conditions, restrictions, easements, charges, rights‑of‑way, other Encumbrances and other similar matters of record set forth in any state, local or municipal recording or like office which do not materially interfere with the present use of the properties or assets of the Company and its Subsidiaries; (f) matters which would be disclosed by an accurate survey or inspection of the real property, minor encroachments including but not limited to foundations and retaining walls, standard survey and title exceptions, variations, if any, between tax lot lines and property lines, deviations, if any, of fences or shrubs from designated property lines, to the extent such matters, individually or in the aggregate, do not and would not materially impair the occupancy or use of such real property which they encumber; and (g) all other Encumbrances which have arisen in the ordinary course of business and that, individually or in the aggregate, do not and would not be material to the operation of the business of the Company and its Subsidiaries in the ordinary course.
“Permitted Leakage” shall mean: (i) any payment, transfer or transactions expressly required to be made under this Agreement; (ii) any payments, transfer or transaction set forth on Section 1.1(B) of the Disclosure Schedules; and (iii) any payment, transfer or transaction with the prior written consent of Parent (such consent to be in Parent’s sole discretion; provided, that Parent shall respond to any request of the Company for such consent in a reasonably expeditious manner following notice of such request from the Company).
“Person” shall mean any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization, union, Governmental Authority or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.
“Plans” shall have the meaning set forth in Section 3.14(a).

“Pre-Locked Box Tax Period” shall have the meaning set forth in the definition of “Indemnifiable Taxes.”
“Pro Rata Portion” shall mean, with respect to any amount payable to a Company Shareholder or an Optionholder, a portion calculated as (x) the aggregate amount of Aggregate Merger Consideration received or to be received by such Company Shareholder and/or Optionholder in respect of all Company Shares and Options owned of record by such Company Shareholder and/or Optionholder immediately prior to the Effective Time divided by (y) the aggregate amount of Aggregate Merger Consideration received or to be received by all Company Shareholders and Optionholder in respect of all Company Shares and Options owned of record by all Company Shareholders and Optionholders immediately prior to the Effective Time.
“Real Property Leases” shall have the meaning set forth in Section 3.13(b).
“Record Date” shall have the meaning set forth in Section 5.10(d).
“Redeemed Shareholder” shall mean a holder of record of Redeemed Shares immediately prior to the redemption, sale, or exchange thereof.
“Redeemed Shares” shall mean (i) all Class T Common Shares or Junior Common Shares “redeemed” (within the meaning of any existing shareholder’s agreement or other prior agreement with the Company) on or after July 12, 2013 pursuant to such agreements based upon a “termination of employment” (within the meaning of such agreement) or the exercise of a put option/sale, and (ii) all shares of Class A Common Stock, Class C Common Stock or Class B Preferred Stock allocated to the account of an ESOP participant and that were sold or exchanged pursuant to the terms of the ESOP during the period beginning July 12, 2013 and ending on the date of this Agreement.
“Refund” shall have the meaning set forth in Section 5.14.
“Registered” shall mean issued by, registered or filed with, renewed by or the subject of a pending application before any Governmental Authority or Internet domain name registrar.
“Regulations” shall mean the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of the Treasury with respect to the Code or other federal tax statutes.
“Representative Expenses Shortfall” shall have the meaning set forth in Section 8.8(d).
“Representatives” shall mean, with respect to any Person, such Person’s Affiliates and their respective directors, officers, employees, agents, advisors or other representatives.
“Required Information” shall have the meaning set forth in Section 5.12(b).
“Responsible Party” shall have the meaning set forth in Section 5.15.

“Scheduled Closing Date” shall have the meaning set forth in Section 2.2.
“SEC” shall mean the U.S. Securities and Exchange Commission.
“Securities Act” shall mean the Securities Act of 1933.
“Shareholder Representative” shall have the meaning set forth in the preamble.
“Shareholder Representative Amount” shall mean Two Million Dollars ($2,000,000).
“Shareholder Representative Expenses” shall have the meaning set forth in Section 8.8(b).
“Shareholder Representative Fund” shall have the meaning set forth in Section 8.8(a).
“Shareholders’ Meeting” shall have the meaning set forth in Section 5.10(c).
“Shrink‑Wrap Agreements” shall mean “shrink‑wrap” and “click‑wrap” licenses and licenses concerning generally commercially available software.
“Sigma Entity” shall mean the Persons set forth on Section 1.1(C) of the Disclosure Schedules.
“Specified Person” shall have the meaning set forth in Section 3.19.
“Stockel Agreement” shall mean that certain Stock Purchase Agreement, dated December 31, 2012, among Sheser Creek Company LLC and each of the Stockel Shareholders, as amended by an Amendment to Stock Purchase Agreement dated January 31, 2013, regarding certain Class W Common Shares.
“Stockel Share” shall mean a Class W Common Share owned of record as of immediately prior to the Effective Time by any of the Stockel Shareholders who have not agreed pursuant to an amendment of the Stockel Agreement to accept as payment for such Class W Common Share the Per Class W Common Share Cash Consideration pursuant to the Merger and this Agreement in lieu of payment of the Per Share Change of Control Purchase Price under the Stockel Agreement.
“Stockel Shareholders” shall mean the Persons (other than Sheser Creek Company LLC) who are party to the Stockel Agreement set forth on Section 1.1(D) of the Disclosure Schedules.
“Subsidiary” of any Person shall mean (i) any corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated, which is controlled by such Person or (ii) whose voting securities are more than fifty percent (50%) owned, directly or indirectly, by such Person.

“Surviving Corporation” shall have the meaning set forth in Section 2.1.
“Takeover Statutes” shall have the meaning set forth in Section 3.2.
“Tax” or “Taxes” shall mean all (i) United States federal, state or local or non-United States taxes, assessments, charges, duties, levies or other similar governmental charges of any nature, including all income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, stamp duty reserve, license, payroll, withholding, ad valorem, value added, alternative minimum, environmental, customs, social security (or similar), unemployment, sick pay, disability, registration and other taxes, assessments, charges, duties, fees, levies or other similar governmental charges of any kind whatsoever, whether disputed or not, together with all estimated taxes, deficiency assessments, additions to tax, penalties and interest; (ii) any liability for the payment of any amount of a type described in clause (i) arising as a result of being or having been a member of any consolidated, combined, unitary or other group or being or having been included or required to be included in any Tax return related thereto; and (iii) any liability for the payment of any amount of a type described in clause (i) or clause (ii) as a result of any obligation to indemnify or otherwise assume or succeed to the liability of any other Person.
“Termination Date” shall have the meaning set forth in Section 9.1(b).
“Third Party Claim” shall have the meaning set forth in Section 8.4(b).
“Transaction Documents” shall mean this Agreement, the Escrow Agreement, any certificate or other instrument delivered pursuant to Article VII, the Letters of Transmittal, the Voting Agreements and the Non-Competition Agreements.
“Transaction Expenses” shall mean all expenses and disbursements of the Company and its Subsidiaries and other Persons incurred or to be incurred in connection with the preparation, execution and consummation of this Agreement, the Transactions, and the Closing, to the extent such expenses and disbursements are, or could become (by contract, guarantee or otherwise), the responsibility of the Company or any of its Subsidiaries, including fees and disbursements of legal counsel (including the ESOP Fiduciary’s legal counsel), investment bankers, accountants, the ESOP Fiduciary, the ESOP Financial Advisor, investment bankers, accountants and other advisors and service providers; provided, however, that Transaction Expenses shall not include any expenses that are the financial responsibility of Parent under Section 5.12(c).
“Transaction Litigation” shall have the meaning set forth in Section 5.6.
“Transactions” shall have the meaning set forth in the recitals.
“WARN Act” shall have the meaning set forth in Section 3.15(d).
“Withdrawal of Recommendation” shall have the meaning set forth in Section 5.10(f).

“Workers” shall mean the individuals who are at the date of this Agreement providing services to the Company and its Subsidiaries on a self-employed basis or are supplied by an agency.
“Voting Agreements” shall have the meaning set forth in the recitals.
Section 1.2 Interpretation and Rules of Construction.

(a)In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(i)when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement;

(ii)the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(iii)whenever the words “include”, “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(iv)the word “or” in this Agreement is disjunctive but not necessarily exclusive;

(v)the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(vi)references to terms in the singular shall include the plural forms of such terms and references to the masculine shall include references to the feminine and neuter genders of such terms, and vice versa

(vii)references in this Agreement to days mean calendar days unless expressly stated to be Business Days;

(viii)all terms defined in this Agreement have the defined meanings when used in any certificate delivered pursuant hereto, unless otherwise defined therein;

(ix)the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(x)references to a Person are also to its successors and permitted assigns;

(xi)references to sums of money are expressed in lawful currency of the United States of America, and “$” refers to U.S. dollars; and

(xii)except as otherwise specified in this Agreement, all references herein to any Laws defined or referred to herein, including the Code and ERISA, are references to those Laws or any successor Laws, as the same may have been amended or supplemented from time to time, and any rules or regulations promulgated thereunder.

(b)Notwithstanding anything to the contrary contained in this Agreement, except as expressly set forth in the Disclosure Schedules, the information and disclosures contained in any Section of the Disclosure Schedules shall be deemed to be disclosed and incorporated by reference in each other Section of the Disclosure Schedules as though fully set forth in such other Section of the Disclosure Schedules to the extent the relevance of such information to such other Section is reasonably apparent on the face of such disclosure.

ARTICLE II

THE MERGER

Section 2.1The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement, the Articles of Merger and the applicable provisions of the NCBCA, Merger Sub shall be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving company under the laws of North Carolina. The Company, as the surviving company after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

Section 2.2 Effective Time; Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P., 2300 Wells Fargo Capitol Center, Raleigh, NC 27601, at 10:00 a.m. Eastern Time on the date that is the later of (i) three (3) Business Days after the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions, which by their terms, are to be satisfied or waived on the Closing Date, but subject to the satisfaction of such conditions on the Closing Date) or (ii) the earlier of (A) the third (3rd) Business Day immediately following the last day of the Marketing Period and (B) the date on which Parent delivers written notice to the Company waiving this clause (ii), which at the option of the Company may be postponed until the third (3rd) Business Day following such date (but, in any event, subject to the satisfaction or waiver (to the extent permissible) by the applicable party of the conditions set forth in Article VII at the Closing); provided, however, that the Closing may be consummated on such other date, time or place as Parent and the Company may mutually agree, or at such other time as the parties hereto agree in writing; provided, further, that in no event shall the Closing take place prior to December 30, 2013 (the “Closing Date”). Subject to the terms and conditions of this Agreement, on the Closing Date, the Company shall execute articles of merger (the “Articles of Merger”) as provided by Section 55-11-05 of the NBCA and deliver the Articles of Merger and any other documents required under the NCBCA to effect the Merger to the Secretary of State of the State of North Carolina for filing as provided by Section 55-11-05 of the NCBCA. The Merger shall become effective at the time specified in the Articles of Merger (the “Effective Time”). Notwithstanding the foregoing, if the Closing would otherwise be required to occur pursuant to and in accordance with this Section 2.2 on any date prior to December 30, 2013 (the “Scheduled Closing Date”), then the Closing Date shall be extended to such date on or after December 30, 2013 and prior to the Termination Date as shall be mutually agreed in good faith by Parent and the Company (the “Extended Closing Date”); provided, that if, following good faith negotiation by Parent and the Company, Parent and the Company have not mutually agreed on the date of the Extended Closing Date (such agreement not to be unreasonably withheld), the Extended Closing Date shall be the Termination Date. In the event that the Scheduled

Closing Date has been extended pursuant to the immediately preceding sentence, the obligations of Parent and Merger Sub to consummate the Merger on the Extended Closing Date shall remain subject to the fulfillment or waiver of each of the conditions set forth in Article VII and all other conditions to the occurrence of the Closing Date set forth in this Section 2.2 (other than the condition set forth in Section 7.2(g), the satisfaction of which shall be deemed to be waived by Parent to the extent the failure of such condition to be so satisfied on the Extended Closing Date is attributable solely to a Material Adverse Effect that shall have occurred during the period between the Scheduled Closing Date and the Extended Closing Date).

Section 2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the NCBCA and the Articles of Merger.

Section 2.4 Articles of Incorporation of Surviving Corporation; Directors and Officers of Surviving Corporation. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or the Company:

(a)the articles of incorporation of the Company, as in effect as of the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with the NCBCA and the articles of incorporation of the Surviving Corporation;

(b)the bylaws of the Surviving Corporation shall be amended and restated to be identical to the bylaws of Merger Sub immediately prior to the Effective Time, except that all references to the name of Merger Sub in the bylaws of the Surviving Corporation shall be revised to refer to “General Parts International, Inc.;”

(c)the directors of the Surviving Corporation shall initially be the directors of Merger Sub as of immediately prior to the Effective Time, each to hold office in accordance with the articles of incorporation of the Surviving Corporation and until his or her successor is duly elected and qualified;

(d)the officers of the Surviving Corporation shall initially be the officers of Merger Sub as of immediately prior to the Effective Time, each to hold office in accordance with the articles of incorporation of the Surviving Corporation and until his or her successor is duly appointed and qualified; and

(e)the share transfer books of the Company shall be closed and no transfer of Company Shares shall thereafter be made.

Section 2.5 Effect of Merger on the Shares of the Constituent Corporations.

(a)Effect on Company Shares. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the Company Shareholders, each issued and outstanding Company Share (other than any (i) Company Shares to be cancelled pursuant to Section 2.5(d) and (ii) Dissenting Shares) will be cancelled and extinguished and be converted automatically into the right to receive the applicable Per Share Consideration, payable in each case without interest to the Company Shareholders, in the manner provided in Section 2.10. If any Company Shareholder issued any promissory note(s) to the Company or any of its Subsidiaries in connection with his, her or its purchase of Company Shares that has an unpaid principal balance and/or any accrued and unpaid interest balance on the Closing Date, upon receipt by the Exchange Agent of a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, Parent will direct the Exchange Agent to (A) pay on such Company Shareholder’s behalf an amount equal to the aggregate unpaid principal and any accrued and unpaid interest balances outstanding under all such promissory notes to the holder(s) of such promissory notes (not to exceed the total amount of Aggregate Merger Consideration otherwise payable to such Company Shareholder in connection with the Merger) and (B) pay, subject to the terms and conditions of this Agreement and the Letter of Transmittal, to such Company Shareholder the remainder (after the payment of any amounts in accordance with clause (A)), if any, of the aggregate amount of Aggregate Merger Consideration payable to such Company Shareholder in connection with the Merger.
(b)Purchase of CARQUEST CANADA LTD. Shares. Upon the terms and subject to the conditions of this Agreement, the Company shall:
(i)immediately prior to the Effective Time, purchase from each holder thereof:
(1)    all CARQUEST CANADA LTD. Class “T” Common Shares at the applicable Per CARQUEST CANADA LTD. Class T Common Share Purchase Price; and
(2)    all CARQUEST CANADA LTD. Class “X” Common Shares at the Per CARQUEST CANADA LTD. Class “X” Common Share Purchase Price;
by delivering to such holder, prior to the Effective Time, a notice from CARQUEST CANADA LTD. stating that (A) the holder’s shares will be purchased immediately prior to the Effective Time by the Company as the designated Affiliate of CARQUEST CANADA LTD. pursuant to section 3(ii)(c)(9) of the CARQUEST CANADA LTD. Articles of Amalgamation, as amended (the “CCL Articles”), (B) the applicable per share purchase price meets or exceeds the applicable “Value” (as defined in the section 3(ii)(a) of the CCL Articles) of each such share as required by section 3(ii)(c)(8) of the CCL Articles, and (C) if applicable, the net amount payable to each such holder following any setoff pursuant to section 3(ii)(c)(12) of the CCL Articles in respect of any indebtedness of the holder to CARQUEST CANADA LTD.;
(ii)cause CARQUEST CANADA LTD. to take all actions necessary to effect the foregoing; and

(iii)tender to CARQUEST CANADA LTD. for cancellation, as of immediately prior to the Effective Time, all such purchased CARQUEST CANADA LTD. Shares as a contribution to the capital of CARQUEST CANADA LTD.

(c)Payments in Respect of Certain Shares Redeemed Prior to Closing. Effective as of the Effective Time, subject to the terms and conditions herein, each Redeemed Shareholder shall be entitled to receive in respect of each Redeemed Share, the Per Redeemed Share Cash Consideration.

(d)Cancellation of Company Shares. Each Company Share held immediately prior to the Effective Time by Merger Sub, Parent or any direct or indirect wholly-owned Subsidiary of the Company or of Parent shall be cancelled and extinguished without any conversion thereof.

(e)Shares of Merger Sub. Each share of common stock of Merger Sub (the “Merger Sub Common Shares”) issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable share of Class A common stock, par value $1.00 per share, of the Surviving Corporation and such shares of the Surviving Corporation shall be the only shares of capital stock of the Surviving Corporation that are issued and outstanding immediately after the Effective Time.

Section 2.6 Company Restricted Shares. Prior to the Effective Time, the Board of Directors of the Company shall take all actions necessary to cause each Company Share that is subject to vesting or other restrictions pursuant to an Equity Plan other than the ESOP and that is issued and outstanding immediately prior to the Effective Time (whether vested or unvested) (such Company Shares, “Company Restricted Shares”) to vest and become free of such restrictions as of immediately prior to the Effective Time and at the Effective Time the holder thereof shall, subject to this Article II, be entitled to receive the applicable Per Share Cash Consideration with respect to each such Company Restricted Share, less any required withholding Taxes.

Section 2.7 Company Options. Neither Parent nor Surviving Corporation shall assume any option exercisable by any Person for Company Shares (the “Options”). As soon as practicable after the date hereof, but no later than five (5) days prior to the Effective Time, Company shall take all actions necessary to cause each Option outstanding at the Effective Time to either be canceled or terminated effective immediately prior to the Effective Time, and the holder of each such Option shall, subject to Section 2.10(g), have the right to receive as of the Effective Time, the Per Option Share Cash Consideration. Thereafter, without impairing the rights of the Optionholders to receive the payments to the extent set forth herein, the Optionholders shall, as of the Effective Time, cease to have any further right or entitlement to acquire any Common Stock or any shares of capital stock of Parent or the Surviving Corporation under the cancelled or terminated Options. Prior to the Effective Time, the Company shall obtain all necessary waivers, consents or releases, in a form and substance reasonably satisfactory to Parent, from holders of Options under the Plans and take all such other action, without incurring any liabilities in connection therewith, as Parent may deem to be necessary to give effect to the transactions contemplated by this Section 2.7. As promptly as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee thereof administering the Plans) shall adopt such resolutions or take such other actions as are required to give effect to the transactions contemplated by this Section 2.7.

Section 2.8 Dissenting Shares.

(a)Notwithstanding any provision of this Agreement to the contrary and to the extent available under the NCBCA, Company Shares that are outstanding immediately prior to the Effective Time and that are held by Company Shareholders who have perfected and not withdrawn a demand for, or lost their right to, appraisal pursuant to Article 13 of the NCBCA (collectively, the “Dissenting Shares;” holders of Dissenting Shares being referred to as “Dissenting Shareholders”) shall be cancelled and the Dissenting Shareholders shall not be entitled to receive the Per Share Consideration payable in respect of such Dissenting Shares pursuant hereto and shall instead have only such rights in respect of the Dissenting Shares owned by him, her or it as are provided by Article 13 of the NCBCA, except that all Company Shares held by holders who shall have failed to perfect or who effectively shall have withdrawn or lost their appraisal rights in connection with the Merger under Article 13 of the NCBCA prior to the Effective Time shall thereupon (i) not be deemed to be Dissenting Shares and (ii) be and be deemed to have been cancelled and converted into, and to have become exchanged for, as of the Effective Time, the right to receive the Per Share Consideration payable in respect of such Company Share pursuant hereto, without any interest thereon, in the manner provided in Section 2.10.

(b)The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served under Article 13 of the NCBCA and received by the Company and (ii) the opportunity to control and direct all negotiations and proceedings with respect to demands for appraisal under the NCBCA. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

Section 2.9 Payments and Deliverables at Closing.

(a)At Closing, Parent will pay (or cause to be paid):

(i)to the Exchange Agent, to be held in trust in a separate account (the “Exchange Fund”) for distribution to the Company Shareholders, the CARQUEST CANADA LTD. Shareholders, the Optionholders and the Redeemed Shareholders pursuant to Section 2.10, by wire transfer of immediately available funds, an amount equal to the aggregate Per Share Cash Consideration in respect of all Company Shares and Option Shares and all CARQUEST CANADA LTD. Shares (net of the aggregate setoff amounts required by section 3(ii)(c)(12) of the CCL Articles described in Section 2.5(b)(i)(C) with respect to CARQUEST CANADA LTD. Shares) issued and outstanding immediately prior to the Effective Time (subject to the last sentence of Section 2.8(a)) and all Redeemed Shares (such amount, which, for the avoidance of doubt, shall not include the Escrowed Cash or the Shareholder Representative Amount, and shall include aggregate setoff amounts required by section 3(ii)(c)(12) of the CCL Articles described in Section 2.5(b)(i)(C) with respect to CARQUEST CANADA LTD. Shares, the “Aggregate Merger Consideration”);

(ii)to the Escrow Agent, by wire transfer of immediately available funds, an amount equal to the Escrowed Cash, which shall be managed and paid out by the Escrow Agent in accordance with the terms of the Escrow Agreement; and

(iii)to the Escrow Agent, by wire transfer of immediately available funds, an amount equal to the Shareholder Representative Amount, to be used for the Shareholder Representative Expenses incurred by the Shareholder Representative in performing its duties hereunder on behalf of the Company Shareholders and the Optionholders

(b)At Closing, the Company will deliver (or cause to be delivered) the following:

(i)letters executed by each director of the Company, resigning such person’s positions as a director of the Company and/or its Subsidiaries (but not such person’s employment, if any, with such entity);

(ii)the shareholder approval contemplated by Section 5.11, if applicable; and

(iii)(A) the duly adopted and executed ESOP Amendment, (B) the final ESOP Fairness Opinion issued by the ESOP Financial Advisor and (C) a certificate obtained from the ESOP Fiduciary and duly executed by the ESOP Fiduciary certifying as to the ESOP Determination.

(c)Upon payment by (or on behalf of) Parent pursuant to Section 2.9(a) above, each Company Shareholder and Optionholder will be deemed to have (i) received the full Per Share Cash Consideration payable in respect of its Company Shares and Option Shares in accordance with Section 2.5, Section 2.6, and Section 2.7, (ii) to have deposited with the Escrow Agent an amount equal to such Company Shareholder’s or Optionholder’s Pro Rata Portion of the Escrowed Cash; and (iii) to have deposited with the Escrow Agent an amount equal to such Company Shareholder’s or Optionholder’s Pro Rata Portion of the Shareholder Representative Amount. The parties hereto agree that, for Tax reporting purposes, Parent shall be deemed to be the owner of the Escrowed Cash, and that all interest on or other taxable income, if any, earned from the investment of the Escrowed Cash pursuant to this Agreement shall be treated for Tax purposes as earned by Parent until the Escrowed Cash is distributed in accordance with this Agreement. Upon the release of the Escrowed Cash, a portion distributed to a Company Shareholder or Optionholder shall be treated as interest under the imputed interest rules of the Code.

Section 2.10 Payment Mechanics.

(a)Exchange Agent. On or prior to the Closing Date, Parent shall appoint a bank or trust company reasonably acceptable to the Company to act as exchange agent (the “Exchange Agent”) for the payment of the Aggregate Merger Consideration (i) in exchange for certificates formerly representing Company Shares (“Certificates”), (ii) in exchange for Company Shares or CARQUEST CANADA LTD. Shares held in book-entry form on the Company’s or CARQUEST CANADA LTD. books and records, as the case may be, and (iii) in respect of the Redeemed Shares and Option Shares.

(b)Letter of Transmittal. As promptly as reasonably practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of Company Shares or CARQUEST CANADA LTD. Shares immediately prior to the Effective Time or, in the case of Redeemed Shares or Options, to each holder of record of such Redeemed Shares or Options immediately prior to the redemption or cancellation thereof, a letter of transmittal substantially in the form of Exhibit A (the “Letter of Transmittal”), together with instructions thereto.

(c)Merger Consideration Received in Connection with Exchange. Upon receipt by the Exchange Agent of a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto and, in the case of Company Shares represented by a Certificate, the surrender of such Certificate for cancellation to the Exchange Agent, together with such other documents as may reasonably be required by the Exchange Agent, the former holder of the Company Shares, subject to such Letter of Transmittal and, if applicable, such Certificate, shall be entitled to receive in exchange therefor the applicable Per Share Cash Consideration into which such Company Shares have been converted pursuant to Section 2.5(a) or to which entitled with respect to CARQUEST CANADA LTD. Shares purchased under Section 2.5(b), or to which entitled with respect to the Redeemed Shares or Option Shares, as the case may be. In the event of a transfer of ownership of Company Shares or CARQUEST CANADA LTD. Shares that is not registered in the transfer records of the Company or CARQUEST CANADA LTD., as the case may be, the applicable Per Share Cash Consideration may be issued to a transferee if the Certificate representing such Company Shares (or, if such Company Shares or CARQUEST CANADA LTD. Shares are held in book-entry form, proper evidence of such transfer) is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this Section 2.10(c), each Company Share or CARQUEST CANADA LTD. Share, and any Certificate with respect to a Company Share, shall be deemed at any time from and after the Effective Time to represent only the right to receive upon such surrender the applicable Per Share Consideration that the holders of Company Shares or CARQUEST CANADA LTD. Shares are entitled to receive in respect thereof pursuant to Section 2.5. No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate (or Company Shares or CARQUEST CANADA LTD. Shares held in book-entry form) or in respect of Redeemed Shares or Option Shares. If, after the Effective Time, any Certificates formerly representing Company Shares (or Company Shares or CARQUEST CANADA LTD. Shares held in book-entry form) are presented to Parent or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

(d)Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest received with respect thereto) that remains undistributed to Company Shareholders, CARQUEST CANADA LTD. Shareholders, Optionholders or Redeemed Shareholders for twelve (12) months after the Effective Time shall be delivered to Parent, and any holder of Company Shares, Optionholder,

CARQUEST CANADA LTD. Shareholder or Redeemed Shareholder who has not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation (subject to any applicable abandoned property, escheat or similar law) for payment of its claim for the Per Share Consideration, without any interest thereon.

(e)No Liability. None of the Company, Parent, the Surviving Corporation or the Exchange Agent, or any of their respective Representatives, shall be liable to any Person in respect of any portion of the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f)Investment of Exchange Fund. The Exchange Agent shall invest the cash in the Exchange Fund if and as directed by Parent in (i) readily marketable direct obligations of the government of the United States or any agency or instrumentality thereof or readily marketable obligations unconditionally guaranteed by the full faith and credit of the government of the United States or (ii) insured certificates of deposit of, or time deposits with, any commercial bank that is a member of the U.S. Federal Reserve System. Any interest and other income resulting from such investments shall be paid to, and be the property of, Parent. No investment losses resulting from investment of the Exchange Fund shall diminish the rights of any Company Shareholder, Optionholder, CARQUEST CANADA LTD. Shareholder or Redeemed Shareholder to receive the applicable Per Share Cash Consideration or any other payment as provided herein. To the extent there are losses with respect to such investments or the Exchange Fund diminishes for any other reason below the level required to make prompt cash payment of the aggregate funds required to be paid pursuant to the terms hereof, Parent shall reasonably promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make such cash payments.

(g)Withholding Rights. Each of Parent, the Company, the Surviving Corporation, the Exchange Agent and the Escrow Agent (without duplication) shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Shares, Optionholder, CARQUEST CANADA LTD. Shareholder or Redeemed Shareholder pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under applicable Tax Law. Amounts so withheld and timely paid over to the appropriate taxing authority shall be treated for all purposes of this Agreement as having been paid to the holder of Company Shares, Optionholder, CARQUEST CANADA LTD. Shareholder or Redeemed Shareholder in respect of which such deduction or withholding was made.

(h)Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable and customary amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall, in exchange for such lost, stolen or destroyed Certificate, pay the Per Share Cash Consideration deliverable in respect thereof pursuant to this Agreement.

Section 2.11 Escrow Agreement. On or prior to the Closing, the Shareholder

Representative and Parent shall enter into an Escrow Agreement with the Escrow Agent substantially in the form of Exhibit B, subject to any administrative changes as may be required by the Escrow Agent (the “Escrow Agreement”).

Section 2.12 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Surviving Corporation will be authorized to take all such lawful and necessary action in the name of and on behalf of the Company or Merger Sub.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub, subject only to such exceptions as are disclosed in writing in the disclosure schedules supplied by the Company to Parent and Merger Sub dated the date hereof (the “Disclosure Schedules”):
Section 3.1Organization and Qualification of the Company. The Company (a) is a corporation validly existing and in good standing under the Laws of the State of North Carolina, (b) has the requisite corporate power and authority necessary to own, lease and operate its properties and to carry on its business as it is now being conducted and (c) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification or license necessary (a complete and accurate list of each such jurisdiction is set forth on Section 3.1 of the Disclosure Schedules), except in the case of clause (c) where the failure to be so qualified or licensed or in good standing would not have a Material Adverse Effect. The Company has made available to Parent complete and correct copies as of the date hereof of the articles of incorporation and bylaws of the Company (the “Company Charter Documents”), as amended or restated as of the date hereof. The Company is not in violation of any of the provisions of the Company Charter Documents. Section 3.1 of the Disclosure Schedules sets forth the names and titles of each of the directors and officers of the Company.

Section 3.2 Authorization of Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, and, subject to receipt of the Company Shareholder Approval, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement and each other Transaction Document to which the Company is a party and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate or similar action and, subject to receipt of the Company Shareholder Approval and except as contemplated by this Agreement, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the other Transaction Documents or to consummate the Transactions. This Agreement has been (and on the Closing Date the other Transaction Documents will be) duly executed and delivered by the Company, and assuming the due authorization, execution and delivery hereof or thereof by the other parties hereto or thereto, constitutes (or will constitute once executed) the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement hereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to or affecting the enforcement of creditors’ rights generally and legal principles of general applicability governing the availability of equitable remedies (whether considered in a proceeding in equity or at law or under applicable legal codes). The Board of Directors of the Company has adopted resolutions (a) adopting and approving this Agreement and the other Transaction Documents to which the Company is a party and approving the Merger and the other Transactions, (b) recommending that the Company Shareholders approve this Agreement and the Merger, and (c) approving this Agreement, the Voting Agreements, the other Transaction Documents and the Transactions to render inapplicable to this Agreement, the Voting Agreements, the other Transaction Documents and the Transactions any applicable “fair price,” “moratorium,” “control share acquisition,” “interested stockholder,” “business combination” or other similar Law (each, a “Takeover Statute”). The Company Shareholder Approval is the only approval of the holders of any class or series of Company Shares or any class or series of any capital stock of any Subsidiary of the Company necessary to approve and adopt this Agreement and approve the Merger.

Section 3.3 Capitalization; Ownership of Shares; Subsidiaries.

(a)Section 3.3(a) of the Disclosure Schedules sets forth the number of authorized, issued and outstanding shares of each class of capital stock of the Company and a list of all Company Shareholders and the number of shares of each class of Company Shares held by each Company Shareholder. All of the issued and outstanding shares of capital stock of the Company are validly issued, fully paid and non-assessable and were not issued in violation of any preemptive rights. All of the Company Shares owned by and held under the ESOP are allocated to the accounts of ESOP Participants. Except as set forth on Section 3.3(a) of the Disclosure Schedules, there are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of the Company or obligating the Company or any of its Subsidiaries to grant, extend, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. Except as set forth on Section 3.3(a) of the Disclosure Schedules, there are no outstanding or authorized stock appreciation, phantom stock, profit participation, restricted stock, restricted stock units or other similar rights with respect to the Company. Other than provisions with respect to voting contained in the plan document and trust agreement governing the ESOP, there are no registration rights, and there is no voting trust, proxy, rights plan, anti‑takeover plan or other agreements or understandings to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to any shares of any class of capital stock of the Company. Other than the Company Shareholders, as of the date hereof, no Person owns any Company Shares or other securities of the Company. Subject to Section 3.3(a) of the Disclosure Schedules, the allocation of the Aggregate Merger Consideration and Per Share Consideration (i) is in accordance with applicable Law, and (ii) satisfies all obligations set forth in the Company Charter Documents, the organizational documents of CARQUEST CANADA LTD., any agreement, arrangement or understanding between the Company and any Company Shareholder or CARQUEST CANADA LTD. and any

CARQUEST CANADA LTD. Shareholder, and any other agreement pertaining to the Company Shares or CARQUEST CANADA LTD. Shares, in each case as in effect immediately prior to the Effective Time.

(b)Except for the Equity Plans or as set forth on Section 3.3(b) of the Disclosure Schedules, the Company does not have or maintain any stock option plan, equity incentive plan, employee stock purchase plan or other similar plan, agreement or arrangement or other similar plan providing for equity compensation of any Person. Except as set forth on Section 3.3(b) of the Disclosure Schedules, as of the date of this Agreement, no Company Shares are reserved for issuance upon the exercise of outstanding options or warrants to purchase Company Shares. Section 3.3(b) of the Disclosure Schedules sets forth a true and complete list of the holders of Company Restricted Shares, stock options, and phantom stock as of the date hereof, including (to the extent applicable) the applicable Equity Plan, the class of security, date of grant, maximum or target number of Company Shares subject to such Company Restricted Shares, expiration date, exercise price, vesting schedule and status.

(c)Section 3.3(c) of the Disclosure Schedules sets forth the name of each Subsidiary of the Company, the governing jurisdiction of each such Subsidiary and the name of each Person (other than the Company or any of its wholly-owned Subsidiaries) who owns of record any such equity interests. Except as set forth on Section 3.3(c) of the Disclosure Schedules, all equity interests in the Subsidiaries of the Company are owned, directly or indirectly, by the Company, are free and clear of all Encumbrances, have been duly authorized, validly issued, fully paid and nonassessable, and none of such equity interests have been issued in violation of any preemptive rights. Except as set forth on Section 3.3(c) of the Disclosure Schedules, there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments relating to the equity interests in any Subsidiary of the Company or obligating the Company or any Subsidiary of the Company to issue or sell any equity interests in any Subsidiary of the Company.

(d)Each Subsidiary of the Company (i) is a legal entity duly organized, validly existing and in good standing (where such concept is applicable) under the Laws of the jurisdiction of its organization, (ii) has the requisite organizational power and authority necessary to own, lease and operate its properties and to carry on its business as it is now being conducted and (iii) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification or license necessary (a complete and accurate list of each such jurisdiction is set forth on Section 3.3(c) of the Disclosure Schedules), except in the case of clause (iii) where the failure to be so qualified or licensed or in good standing would not have a Material Adverse Effect. The Company has made available to Parent true, complete and correct copies as of the date hereof of the organizational documents of each of its Subsidiaries. Each Subsidiary is not in violation of its organizational documents. Section 3.3(c) of the Disclosure Schedules sets forth the names and titles of each of the directors and officers (or equivalent management positions) of each Subsidiary of the Company.

(e)Neither the Company nor any of its Subsidiaries owns, or holds the right to acquire, any equity interest or voting interest in any Person (other than any Subsidiary of the Company).

(f)Except as set forth on Section 3.3(f) of the Disclosure Schedules, all repurchases and/or redemptions by the Company or any Subsidiary of any Company Shares and CARQUEST CANADA LTD. Shares have complied in all respects with the Company Charter Documents and all other applicable governing documents (including shareholder agreements),  any other  agreement, arrangement or understanding between the Company or any Subsidiary and the Company Shareholder or the CARQUEST CANADA LTD. Shareholder, as applicable, from whom such Company Share or CARQUEST CANADA LTD. Share, as applicable, was repurchased or redeemed, as the case may be, and all applicable Laws.

(g)No class of equity securities of the Company or any of its Subsidiaries is or has been required to be registered under the Exchange Act and neither the Company nor any of its Subsidiaries is or has been required to file any forms, reports or other documents with the U.S. Securities and Exchange Commission pursuant to the Exchange Act in respect of any class of equity securities of the Company or any of its Subsidiaries.

Section 3.4 No Conflict. Assuming that all consents, approvals, authorizations and other actions described in Section 3.5 have been obtained, made or waived, as applicable, except as set forth on Section 3.4 of the Disclosure Schedules, the execution, delivery and performance of this Agreement and the other Transaction Documents to which the Company is a party do not and will not: (a) violate or result in the breach of any provision of Company Charter Documents or similar organizational documents of any of the Subsidiaries of the Company; (b) violate any Law or Governmental Order applicable to the Company or any of its Subsidiaries; (c) result in any breach of, constitute a default (or an event which, with the giving of notice or lapse of time, or both, would become a default) under, require any consent, waiver or notice under, or give to others, after notice or lapse of time, or both, any rights of termination, acceleration or cancellation of, or result in the loss of a benefit or the imposition of an obligation under, any Permit or any Material Contract, or result in the creation or imposition of any Encumbrance on any of the Company’s assets, except, in the case of clauses (b) and (c), as would not (i) prevent, materially delay or materially impair the ability of the Company to timely consummate the Transactions or (ii) be material to the Company or its Subsidiaries, taken as a whole.

Section 3.5 Governmental Consents and Approvals. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions do not and will not require any consent, approval, authorization or other order or declaration of, action by, filing with or notification to any Governmental Authority other than (a) the premerger notification and waiting period requirements of the HSR Act; (b) the filing of the Articles of Merger and related documentation by the Secretary of State of the State of North Carolina pursuant to the NCBCA; or (c) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not have a Material Adverse Effect.

Section 3.6 Financial Information.

(a)Section 3.6(a) of the Disclosure Schedules contains true and complete copies of (i) the audited consolidated balance sheet of the Company and its Subsidiaries for the calendar years ended as of December 31, 2012 and 2011 and the related audited consolidated statements of income and cash flows for the calendar years then ended (including the notes or other supplementary information thereto) and (ii)

the unaudited consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2013 (the “Company Balance Sheet”), and the related unaudited consolidated statements of income and cash flows for the six‑month period then ended ((i) and (ii) collectively, the “Financial Statements”).

(b)The Financial Statements have been prepared in all material respects in accordance with GAAP, subject, in the case of the unaudited financial statements, to absence of footnotes and normal and recurring year-end adjustments, which are not, individually or in the aggregate, material in nature or amount, and fairly present in all material respects the financial condition of the Company and its Subsidiaries as of such dates and the results of the Company’s and its Subsidiaries’ operations for the periods specified, except as disclosed therein.

Section 3.7 Absence of Undisclosed Liabilities. Except (i) as disclosed in the Financial Statements, (ii) for liabilities and obligations incurred in the ordinary course of business and consistent with past practice of the Company and its Subsidiaries since the date of the Company Balance Sheet, (iii) the Transaction Expenses or (iv) liabilities incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice under contracts to which the Company is a party (other than those that result from breach of such contracts), neither the Company nor any of its Subsidiaries has any material liabilities or obligations that would be required to be reflected on or reserved against or disclosed in the notes to a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP.

Section 3.8 Conduct in the Ordinary Course.

(a)Since the date of the Company Balance Sheet and except as expressly contemplated by this Agreement or as set forth on Section 3.8(a) of the Disclosure Schedules, (i) the business of the Company and its Subsidiaries has been conducted in the ordinary course of business and consistent with past practice, (ii) there has not occurred any Material Adverse Effect, and (iii) neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date hereof without Parent’s consent, would constitute a material breach of Section 5.1(a).

(b)Since the Locked Box Date, except to the extent comprising a Permitted Leakage:

(i)no dividend, return of capital or other distribution of profits or assets or other similar payment of any nature has been declared, paid or made by the Company or any of its Subsidiaries to any stockholder, member or owner of equity interests, as applicable, of the Company or any of its Subsidiaries other than such payments declared, paid or made to the Company or any of its wholly-owned Subsidiaries;

(ii)no payments have been made by or on behalf of the Company or any of its Subsidiaries to or in favor of or for the benefit of, or at the direction of, any Company Shareholder or any Affiliate thereof, including any payment of interest or principal on any amounts owed to the Company or any of its Subsidiaries by any Company Shareholder or any Affiliate thereof;

(iii)no shares or capital stock, notes, bonds or other securities (or any restricted stock, option, warrant or other right to acquire the same or phantom stock) of the Company or any of its Subsidiaries have been issued or sold (other than issuances to the Company or any wholly-owned Subsidiary of the Company) and no change to the equity capitalization or capital structure of the Company or any of its Subsidiaries has been made;

(iv)no changes have been made to the terms of any borrowing between the Company or any of its Subsidiaries by any Company Shareholder or any Affiliate thereof;

(v)no payment of any bonus or discretionary payment has been paid or made by the Company or any of its Subsidiaries to any director, officer or employee of the Company or any of its Subsidiaries;
(vi)no amendments or modifications have been made to the terms of remuneration of any officer or senior executive of the Company or any of its Subsidiaries;

(vii)no guarantee or indemnity relating to the obligation of any Person other than a wholly-owned Subsidiary of the Company has been entered into or agreed to by the Company or any Subsidiary of the Company other than guarantees of loans made by banks to various independent store customers of the Company who are not Specified Persons in the ordinary course of the Company’s business consistent with past practice;

(viii)no amounts owed to the Company or any of its Subsidiaries by any Company Shareholder or any Affiliate thereof shall have been waived, forgiven or released and no claim outstanding against any Company Shareholder or any Affiliate thereof has been released or waived;

(ix)no assets, rights or other benefits have been sold, acquired or transferred from or to the Company or any of its Subsidiaries other than on arm’s length terms at a fair market value;

(x)neither the Company nor any of its Subsidiaries has made or agreed to make any gift or gratuitous payment;

(xi)no liabilities have been assumed or incurred (or any indemnity given in respect thereof) by the Company or any of its Subsidiaries for the benefit of or on behalf of or in favor of any Company Shareholder or any Affiliate thereof;

(xii)no Encumbrance has been created over any of the assets of the Company or any of its Subsidiaries in favor of or on behalf of or for the benefit of any Company Shareholder or any Affiliate thereof;

(xiii)no management, monitoring or other shareholder or directors’ fees or bonuses or payments of a similar nature have been paid by or on behalf of the Company or any of its Subsidiaries to or for the benefit of or in favor of any Company Shareholder or any Affiliate thereof;

(xiv)no costs or expenses relating to the Transactions (including the Transaction Expenses or any other transaction or sale bonuses or other payments payable as a result of or in connection with the consummation of the Transactions, including advisor fees and expenses) have been paid or incurred, or have been agreed to be paid or incurred, by the Company or any of its Subsidiaries, in excess in the aggregate of the amount set forth on Section 3.8(b) of the Disclosure Schedules;

(xv)no Tax or other similar payment has been assumed, incurred or paid by the Company or any of its Subsidiaries, other than in the ordinary course of business consistent with past practice; and

(xvi)no agreement, arrangement or understanding relating to any of the matters referred to in this Section 3.8(b) has been entered into or reached.
Each of the events described in this Section 3.8, and the amounts involved in connection therewith, shall be referred to herein as “Leakage.”
Section 3.9 Litigation. Except as set forth on Section 3.9 of the Disclosure Schedules, (i) there is no Action pending or, to the Knowledge of the Company, threatened, that would reasonably be likely to result in Losses to the Company and its Subsidiaries in excess of $500,000 and (ii) since January 1, 2010, no Action has been filed or commenced against the Company or any of its Subsidiaries or any of their assets, properties or rights, resulting or that would reasonably be likely to result in Losses to the Company and its Subsidiaries in excess of $500,000. Except as set forth on Section 3.9 of the Disclosure Schedules, neither the Company nor any of its Subsidiaries is subject to any Governmental Order which would reasonably be likely to prevent, materially delay or materially impair the ability of the Company to timely consummate the Transactions.

Section 3.10 Compliance with Laws; Permits.

(a)Each of the Company and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease, maintain and operate its properties and to carry on the business of the Company and its Subsidiaries as it is being conducted on the date hereof (collectively, the “Permits”), except for such Permits the failure of which to so hold would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. All Permits held by the Company and its Subsidiaries are in full force and effect, and no suspension, modification, withdrawal or revocation of any such Permits is pending or, to the Knowledge of the Company, threatened. The Company and its Subsidiaries are, and since January 1, 2010 have been, in compliance in all material respects with all of the Permits and all Laws applicable to the Company and its Subsidiaries or by or to which any of their respective assets or properties are bound or subject. Neither the Company nor any of its Subsidiaries is suspended or debarred from doing business with any Governmental Authority, nor is any such Person the subject of a finding of non‑responsibility or ineligibility for contracting with any Governmental Authority.

(b)Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any of their respective directors, officers, employees, representatives, consultants or agents for or on behalf of the Company or its Subsidiaries (i) has made, authorized or offered or is making any illegal contributions, gifts, entertainment or payments of other expenses related to political activity, (ii) has made, authorized or offered or is making any direct or indirect payments to any foreign or domestic Government Official for the purpose of influencing any act or decision of such person in their capacity as a Government Official, inducing any Government Official in their official capacity to do or omit to do any act in violation of their lawful duties, securing any improper advantage, inducing a Government Official to influence or affect any act or decision of any Governmental Authority or assisting the Company or any of its Subsidiaries in obtaining or retaining business for or with, or directing business to, it or to any of its directors, officers, employees, representatives, consultants or agents, (iii) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties, (iv) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature or (v) has violated or is violating any provision of the FCPA or any other applicable Laws to which any of the Company or any of its Subsidiaries is subject relating to corruption, bribery, money laundering, political contributions or gifts and gratuities, involving or to any Governmental Authority or any Government Official or commercial entity.

(c)During the last five years, neither the Company nor any of its Subsidiaries has received any written notice that any products or materials imported by the Company or any of its Subsidiaries, or on behalf of the Company or such Subsidiary where the Company or such Subsidiary is the importer of record, for which final liquidation has not yet occurred, is subject to or otherwise covered by an antidumping duty order or countervailing duty order that remains in effect or is subject to or otherwise covered by any pending antidumping or countervailing duty investigation by agencies of the United States government.

Section 3.11 Environmental Matters. (a) The Company and each of its Subsidiaries are and have been in compliance in all material respects with all applicable Environmental Laws and have obtained and are, and have been in compliance in all material respects with all Environmental Permits; (b) there are no Actions that are material to the business of the Company and its Subsidiaries, taken as a whole, pursuant to any Environmental Law pending or, to the Company’s Knowledge, threatened in writing, against the Company or any of its Subsidiaries; (c) neither the Company nor any Subsidiary has received any written notice, report, order, directive or other information regarding any actual or alleged material violation of, or material liability under, any Environmental Laws relating to any of them, their business, or their past or current facilities arising under Environmental Laws that remains unresolved or for which there are ongoing obligations; (d) neither the Company nor any Subsidiary has treated, stored, packaged, disposed of, leaked, spilled, arranged for or permitted the disposal of, transported, manufactured, distributed, released, or exposed any Person to, any Hazardous Substance, or owned or operated any property or facility contaminated by any Hazardous Substance, so as to give rise to any current or future material liabilities under Environmental Laws; (e) neither the Company nor any Subsidiary has designed or manufactured any products or items containing asbestos or silica in a manner that has resulted, or would be expected to result, individually or in the aggregate, in any material liability; (f) neither the Company nor any Subsidiary has assumed, undertaken, provided an indemnity for, or become subject to, any material liability of any other Person relating to Environmental Laws or Hazardous Substances; and (g) the Company has made available to Parent copies of all environmental assessments or other environmental documents in the possession or control of the Company or any of its Subsidiaries, that relate to and are material to the operations, properties or assets of the Company and its Subsidiaries, taken as a whole. The representations and warranties set forth in this Section 3.11 are the Company’s sole and exclusive representations and warranties regarding the environmental matters expressly contemplated by this Section 3.11.

Section 3.12 Intellectual Property.

(a)Section 3.12 of the Disclosure Schedules sets forth a list of all Registered Owned Intellectual Property. The Company or one of its Subsidiaries is the owner of, or has a valid and enforceable right to use, each item of material Company Intellectual Property, free and clear of all Encumbrances (other than Permitted Encumbrances). The Company Intellectual Property constitutes all material Intellectual Property necessary for, or used in, the conduct of the businesses of the Company and its Subsidiaries, and all of the material Company Intellectual Property shall be owned or available for use by the Company and its Subsidiaries immediately after the Closing Date in substantially the same manner as such Company Intellectual Property is owned or used by the Company and its Subsidiaries prior to the Closing Date, except as would not be material to the Company and its Subsidiaries, taken as a whole.

(b)Except as set forth in Section 3.12(b) of the Disclosure Schedules, to the Knowledge of the Company, the operation of the businesses of the Company and its Subsidiaries as and where currently conducted has not, within the past five (5) years, infringed, misappropriated or otherwise violated in any material respect the Intellectual Property rights of any other Person. There are no written, or to the Knowledge of the Company, oral claims against the Company or any of its Subsidiaries that were either made within the past five (5) years or are presently pending, contesting the ownership, use, registrability, validity or enforceability of any material Company Intellectual Property, other than in prosecution proceedings entered into in the ordinary course with the applicable Government Authority with which any Registered Company Intellectual Property has been filed. To the Knowledge of the Company, no Person is engaging in any activity that infringes, misappropriates or otherwise violates any material Owned Intellectual Property. The material Company Intellectual Property is not subject to any outstanding consent, settlement, decree, order, injunction, judgment or ruling restricting the Company’s or any of its Subsidiaries’ use thereof. The representations and warranties in this Section 3.12(b) are the only representations and warranties of the Company regarding infringements, misappropriation or violation of Intellectual Property, and no other representations or warranties in this Article III shall be deemed to apply to such matters.

(c)Each item of material, issued Registered Owned Intellectual Property is valid, enforceable and in full force and effect. The Company and its Subsidiaries have taken actions reasonably necessary to maintain and protect the material Company Intellectual Property, including the secrecy of trade secrets (including the source code for proprietary software). The Company and its Subsidiaries have entered into (i) written confidentiality agreements with each current and, to the Knowledge of the Company, former, employee, consultant and independent contractor, in each case, who has had access to material trade secrets and other material confidential information of the Company and its Subsidiaries, and (ii) written Intellectual Property assignment agreements with each current and, to the Knowledge of the Company, former, employee, consultant and independent contractor, in each case, who has contributed to the development of any material Company Intellectual Property for or on behalf of the Company and its Subsidiaries.

(d)The computer software, firmware, communications technology, networks, interfaces, platforms and information technology systems that are owned, licensed or leased by the Company or its Subsidiaries are sufficient in all material respects for the immediate needs of the Company’s and its Subsidiaries’ respective businesses as and where they are currently conducted. The Company and its Subsidiaries maintain security, disaster recovery and business continuity plans and procedures sufficient to fulfill all obligations of the Company and its Subsidiaries relating to security, disaster recovery and business continuity plans and procedures under any contracts and agreements of the Company or any of its Subsidiaries. In the last eighteen (18) months, there has not been any material failure with respect to any such information technology systems that has not been remedied in all material respects.

(e)The Company and its Subsidiaries have not used any open source, public source or freeware software licensed pursuant to the GNU general public license, limited general public license or any similar distribution model in connection with any material proprietary software of the Company and its Subsidiaries in a manner that would require any such proprietary software to be disclosed, licensed or distributed in source code form or to be redistributable at no charge beyond the cost of its distribution.

Section 3.13 Real Property.

(a)Owned Real Property. Section 3.13(a) of the Disclosure Schedule sets forth the address and description of each Owned Real Property. With respect to each Owned Real Property: (i) the Company or its applicable Subsidiary has good and marketable indefeasible fee simple title to such Owned Real Property, free and clear of all Encumbrances, except Permitted Encumbrances; (ii) except as set forth in Section 3.13(a) of the Disclosure Schedules, the Company and its Subsidiaries have not leased or otherwise granted to any Person the right to use or occupy on or after the date hereof any Owned Real Property or any material portion thereof; and (iii) other than the right of Parent pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein. Neither the Company nor any Subsidiary is a party to any agreement or option to purchase any real property or interest therein.

(b)Leased Real Property. Section 3.14(b) of the Disclosure Schedules sets forth the address of each Leased Real Property, and a true and complete list of all leases, subleases and other agreements in effect at the date hereof relating to the Leased Real Property (the “Real Property Leases”) for each such Leased Real Property. The Company has made available to Parent a true and complete copy of each such Real Property Lease. Except as set forth in Section 3.14(b) of the Disclosure Schedules, with respect to each Real Property Lease requiring the Company or any of its Subsidiaries to collectively pay rent in excess of $100,000 annually: (i) such Real Property Lease is legal, valid, binding, enforceable and in full force and effect; (ii) neither the Company nor any of its Subsidiaries, nor to the Knowledge of the Company any other party to the Real Property Lease, is in material breach or default under such Real Property Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a material breach or default, or permit the termination, modification or acceleration of rent under such Real Property Lease; and (iii) the other party to such Real Property Lease is not an Affiliate of, and otherwise does not have any economic interest in, the Company or any Subsidiary.

(c)Real Property Used in The Business. The Owned Real Property identified in Section 3.13(a) and the Leased Real Property identified in Section 3.13(b) of the Disclosure Schedules comprise all of the real property used or intended to be used in, or otherwise related to, the business of the Company.

Section 3.14 Employee Benefit Matters.

(a)Section 3.14(a) of the Disclosure Schedules lists (i) each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and any other material compensation, benefit, fringe benefit, severance, profit sharing, and any other material employee benefit plan, program, arrangement, policy or agreement to which the Company or any of its Subsidiaries is a party or that are maintained, contributed to or sponsored by the Company or any of its Subsidiaries or to which the Company or any Subsidiary has any actual liability or contingent liability and (ii) all contracts, arrangements and agreements between the Company, any of its Affiliates and any Employee, former employee, Worker or former Worker other than agreements pursuant to the Company’s standard form of offer letter that do not provide for any severance (collectively, the “Plans”).

(b)Except as set forth in Section 3.14(b) of the Disclosure Schedules, each Plan is in writing, and the Company has made available to Parent, to the extent applicable (i) a complete and accurate copy of each Plan document and summary plan description, and (ii) any other material documents that insure, or implement such Plans, including, with respect to the ESOP, the agreement between the Company and the ESOP Fiduciary and the agreement with the Company, ESOP Fiduciary and ESOP Financial Advisor. Prior to the date hereof, the Company has provided to Parent a copy of the ESOP Fairness Opinion.

(c)Except as set forth in Section 3.14(c) of the Disclosure Schedules, (i) each Plan has been operated in all material respects in accordance with its terms, the terms of any union contact or similar agreement, and the requirements of all applicable Laws; (ii) each of the Company and its Subsidiaries, as applicable, has performed all material obligations required to be performed by it under, is not in any material respect in default under or in material violation of, and the Company has no Knowledge of, any material default or violation by any party to, any Plan; (iii) no material Action is pending or, to the Knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, to the Knowledge of the Company, no fact or event exists that would reasonably be expected to give rise to any such material Action; and (iv) no Plan has any material unfunded liabilities.

(d)Except as set forth in Section 3.14(d) of the Disclosure Schedules, each Plan, that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter or opinion letter from the IRS relating to the most recently completed IRS qualification cycle applicable to such Plan and, to the Knowledge of the Company, nothing has occurred since the date of such determination or opinion letter that would reasonably be expected to adversely affect the qualified status of such Plan.

(e)Except as set forth in Section 3.14(e) of the Disclosure Schedules, neither the Company nor any entity that is treated as a single employer with the Company or any Subsidiary for purposes of Section 414 of the Code maintains sponsors or has any liability with respect to any (i) multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA); (ii) “defined benefit plan” as defined in Section 3(35) of ERISA that is subject to Title IV of ERISA; (iii) a plan that is subject to Section 412 of the Code or Section 302 of ERISA; or (iv) employee benefit plan, program or arrangement that provides for post‑employment or other retiree medical, life insurance or other welfare‑type benefits (other than health continuation coverage required by the Consolidated Omnibus Budget Reconciliation Act (COBRA) or other applicable Law for which the covered individual pays the full cost of coverage).

(f)Except as set forth in Section 3.14(f) of the Disclosure Schedules, (i) There is no loan outstanding between the ESOP and any other Person; (ii) the ESOP has at all times been primarily invested in “employer securities” as defined in Section 409(l) of the Code, and has never acquired or held any employer security that was not a “qualifying employer security” as defined in Section 407(d)(5) of ERISA; (iii) neither the Company nor any Subsidiary has been subject to any unpaid Tax imposed by Sections 4978 and 4979A of the Code; (iv) neither the ESOP nor any “fiduciary” (as defined in Section 3(21) of ERISA) of the ESOP has engaged in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to the ESOP; and (v) any transaction to which the ESOP was at any time a party involving the purchase, sale or exchange of any security complied with the applicable requirements of ERISA and the Code, including Section 3(18) of ERISA.

(g)Except as set forth on Section 3.14(g) of the Disclosure Schedules, none of the Plans provides any separation, severance, termination or similar benefit or accelerates any vesting, distribution or funding schedule or alter any benefit structure as a result of this Agreement or the Merger (either alone or in combination with any other event). No amount paid or payable (whether in cash, in property, or in the form of benefits) in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) could reasonably be expected to be an “excess parachute payment” within the meaning of Section 280G of the Code. Neither the Company nor any of its Subsidiaries has any indemnity obligation for any Taxes imposed under Section 4999 or 409A of the Code.

(h)The representations and warranties set forth in this Section 3.14 are the Company’s sole and exclusive representations and warranties regarding the employee benefit matters expressly contemplated by this Section 3.14.

Section 3.15 Labor Matters.

(a)Neither the Company nor any of its Subsidiaries is a party to any collective bargaining, works council or other material agreement with any labor organization applicable to any Employee, other than as set forth in Section 3.15(a) of the Disclosure Schedules, and, to the Company’s Knowledge, there are no material organizational campaigns, petitions or other unionization or decertification activities relating to any Employee, other than as set forth in Section 3.15(a) of the Disclosure Schedules and no such activities have occurred since January 1, 2010. With respect to the transactions contemplated by this Agreement, any notice to Employees or their representatives required under any Law or collective bargaining agreement has been or prior to Closing will be provided, and all bargaining obligations with any employee representative have been or prior to Closing will be satisfied.

(b)The Company and each of its Subsidiaries are currently, and since January 1, 2010 have been, in compliance in all material respects with all Laws related to the engagement of labor, including those related to working time and wages and hours, collective bargaining, immigration, harassment, and discrimination. There is no strike, work stoppage, or other material labor dispute pending or, to the Company’s Knowledge, threatened, against the Company or any of its Subsidiaries, and no such activities have occurred since January 1, 2010. Since January 1, 2010, there have been no material Actions pending or threatened against the Company or any of its Subsidiaries related to the engagement of labor, including harassment, immigration, discrimination, collective bargaining, unfair labor practices, and wages and hours.

(c)Section 3.15(c) of the Disclosure Schedules contains a complete and accurate list of the following information for each employee or manager of the Company who is employed by the Company or its Subsidiaries: name; job title; primary work location; whether on active status or leave; current base compensation rate; whether the employee is classified as exempt or nonexempt from minimum wage and overtime rules; hire date; and other compensation and material fringe benefits that such employee is entitled to receive other than any paid time off that is accrued but unused.

(d)Since January 1, 2011, neither the Company nor any of its Subsidiaries has implemented any plant closings or employee layoffs requiring notice under the Worker Adjustment and Retraining Notification Act of 1988 or any similar or related Law (collectively, the “WARN Act”).

(e)The representations and warranties as set forth in this Section 3.15 are the Company’s sole and exclusive representations and warranties regarding the labor matters expressly contemplated by this Section 3.15.

Section 3.16 Taxes.

(a)(i) All income Tax returns and other material Tax returns required to be filed with a Governmental Authority, taking into account valid extensions of time for filing, by or with respect to the Company or any of its Subsidiaries have been duly and timely filed, (ii) such Tax returns are true, correct and complete in all material respects, (iii) all income Taxes and other material Taxes of the Company or any of its Subsidiaries which have become due have been timely paid in full, and (iv) the Company and each of its Subsidiaries has withheld from each payment or deemed payment made to its past or present employees, officers, directors and independent contractors, suppliers, creditors, shareholders or other third parties all material Taxes required to be withheld and has, within the time and in the manner required by law, paid such withheld amounts to the proper Governmental Authorities.

(b)Except as set forth on Section 3.16(b) of the Disclosure Schedules, there is not in force any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to the Company or any of its Subsidiaries or any Tax return to be filed by or with respect to the Company or any of its Subsidiaries.

(c)Except as set forth on Section 3.16(c) of the Disclosure Schedules, no audit or other examination of any Tax return of the Company or any of its Subsidiaries is presently in progress, and neither the Company nor any of its Subsidiaries has received any notice of or request for any audit or other examination with respect to Taxes. There is no written (or, to the Knowledge of the Company or its Subsidiaries, otherwise) claim against the Company or any of its Subsidiaries for any material Taxes, and no assessment, deficiency or adjustment has been asserted or proposed in writing (or, to the Knowledge of the Company, otherwise) with respect to any material Tax return of the Company or any of its Subsidiaries. Since January 1, 2010, no claim has been made in writing (or, to the Knowledge of the Company or its Subsidiaries, otherwise) by a Governmental Authority that the Company or any of its Subsidiaries is or may be subject to material taxation in a jurisdiction in which the Company or the relevant Subsidiary, as applicable does not file Tax returns.

(d)Neither the Company nor any of its Subsidiaries (i) has ever been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax return other than a group the parent of which is the Company, (ii) is a party to, is bound by or has any obligation under any Tax sharing or Tax indemnity agreement or similar contract or arrangement, or (iii) has any material liability for the Taxes of any Person other than the Company or any of its Subsidiaries under Section 1.1502‑6 of the Regulations (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(e)Except as set forth on Section 3.16(e) of the Disclosure Schedules, neither the Company nor any of its Subsidiaries (i) is a party to (x) any “reportable transaction” within the meaning of Section 1.6011-4 of the Regulations for which the principal purpose was Tax avoidance, or (y) a “listed transaction” within the meaning of Section 1.6011‑4 of the Regulations, (ii) has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during any period in which the statute of limitations has not expired in which the parties to such distribution treated the distribution as one to which Section 355 or Section 361 of the Code is applicable, or (iii) is or has been a “United States real property holding company” within the meaning of Section 897(c)(2) of the Code at any time during the five‑year period ending on the Closing Date.

(f)Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any change in method of accounting made prior to the Closing Date, (ii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) entered into by the Company or any of its Subsidiaries on or prior to the Closing Date, (iii) any installment sale or open transaction disposition made on or prior to the Closing Date, (iv) any use of an improper method of accounting for a taxable period or portion thereof ending on or prior to the Closing Date, (v) any prepaid amounts received on or prior to the Closing Date or (vi) any election under Section 108(i) of the Code.

(g)For U.S. federal income tax purposes, the Company and each Subsidiary is properly classified in the applicable manner specified in Section 3.16(g) of the Disclosure Schedules.

(h)The representations and warranties set forth in this Section 3.16 are the Company’s sole and exclusive representations and warranties regarding the matters expressly contemplated by this Section 3.16.

Section 3.17 Material Contracts.

(a)Section 3.17(a) of the Disclosure Schedules lists each of the following contracts and agreements of the Company or any of its Subsidiaries in effect as of the date hereof (such contracts and agreements, being “Material Contracts”):

(i)all contracts and agreements for consideration in excess of $100,000 with customers or distributors of the Company or any of its Subsidiaries who purchased $5,000,000 or greater in products or services from the Company and its Subsidiaries, in each case, during the twelve (12) month period ended on June 30, 2013;

(ii)all contracts and agreements for consideration in excess of $100,000 with suppliers or vendors of the Company or any of its Subsidiaries who sold $5,000,000 or greater in products or services to the Company and its Subsidiaries, in each case, during the twelve (12) month period ended on June 30, 2013;

(iii)all contracts and agreements for consideration in excess of $100,000 with independent contractors or consultants (or similar arrangements) that are not cancelable without penalty or further payment and without more than ninety (90) days’ notice;

(iv)all contracts and agreements relating to Indebtedness of amounts in excess of $100,000;

(v)all contracts and agreements that limit or purport to limit in any material respect the ability of the Company or any of its Subsidiaries to freely conduct or compete in any material line of business or with any Person or in any material geographic area or during any material period of time;

(vi)all material Company IP Agreements excluding (A) licenses to customers and end users granted in the ordinary course of business and (B) Shrink‑Wrap Agreements with a replacement cost and/or aggregate annual license and maintenance fee of less than $500,000;

(vii)all Real Property Leases requiring the Company or any of its Subsidiaries to collectively pay rent in excess of $100,000 annually and each contract and agreement affecting the ownership of or title to the Owned Real Property;

(viii)all contracts and agreements between or among the Company or any of its Subsidiaries, on the one hand, and any Specified Person, on the other hand, to pay consideration in excess of $50,000 other than contracts or agreements with Employees described in Section 3.14(a);

(ix)(x) any contract for the disposition of any material assets of the Company or any of its Subsidiaries (other than sale of products in the ordinary course of business and consistent with past practices), or (y) any contract for the acquisition of the assets or business of another Person (other than purchases of inventory or components in the ordinary course of business consistent with past practices) under which the Company or any of its Subsidiaries has material obligations (whether contingent or otherwise);

(x)any collective bargaining agreement or similar agreement with any labor organization, works council, trade organization or other Employee representative;

(xi)any settlement, conciliation or similar agreement with (A) any Governmental Authority with material outstanding obligations or (B) pursuant to which the Company or any of its Subsidiaries will be required after the date of this Agreement to pay consideration in excess of $250,000;

(xii)all contracts concerning the establishment, governance, operation, or control, termination or economic rights of, any partnership, limited liability company, joint venture or similar enterprise;

(xiii)all contracts and agreement in respect of any material bonus, pension, profit sharing, retirement or any other form of deferred compensation plan or practice, whether formal or informal, or any severance agreement or arrangement;

(xiv)any other contract that involves a payment to or from the Company in excess of $250,000 on its face in any individual case;

(xv)obligates the Company or any of its Subsidiaries to make any capital commitment, capital expenditure or minimum level of purchases in excess of $500,000;

(xvi)all contracts or agreements (x) providing for any Person to be the exclusive provider of any product or service to the Company or any of its Subsidiaries, or that otherwise involves the granting by the Company or any of its Subsidiaries to any Person exclusive rights, in such a manner that materially restricts the ability of the Company or its Subsidiaries from conducting business anywhere in the world, (y) any agreement with any Person set forth in Section 3.26(a) or Section 3.26(b) of the Disclosure Schedules, containing a provision of the type commonly referred to as a “most favored nation” provision for the benefit of a Person other than the Company or any of its Subsidiaries, or which otherwise provides that the Company or any of its Subsidiaries will offer to sell products to any Person at prices that are the same as or better than the prices offered to any other, or certain other, Persons, or (z) any agreement with any Person set forth in Section 3.26(a) or Section 3.26(b) of the Disclosure Schedules, containing a provision that establishes the price at which the Company or any of its Subsidiaries may purchase or sell products for a period of longer than one year from the date of such contract or agreement, other than, in each case, any such contract or agreement terminable upon no more than 30 days prior notice without penalty or payment; or

(xvii)any outstanding commitment to enter into any contract of the type described in (i) through (xvi) above.

(b)Each Material Contract (i) is valid and binding on, and enforceable against, the Company or one of its Subsidiaries, as the case may be, and, to the Knowledge of the Company, the counterparty thereto, and is in full force and effect; and (ii) upon consummation of the Transactions, except to the extent that any consents set forth in Section 3.4 of the Disclosure Schedules are not obtained, shall continue in full force and effect without material penalty or other material and adverse consequence. Neither the Company nor any of its Subsidiaries is and, to the Knowledge of the Company, no other party thereto is, in material breach of, or default under, any Material Contract to which it is a party, and no event has occurred or circumstances exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default. Neither the Company nor any of its Subsidiaries has received any written notice from any counterparty to any Material Contract to the effect that such counterparty intends to terminate or not renew any Material Contract or is seeking the renegotiation of such Material Contract or substitute performance thereunder. The Company has made available true and complete copies of the Material Contracts (including all amendments and side letters thereto) to Parent.

Section 3.18 Brokers. Except for Wells Fargo Securities, LLC and The Orr Group, LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The aggregate amount of fees payable to Wells Fargo Securities, LLC and The Orr Group, LLC in connection with the Transactions is set forth on Section 3.18 of the Disclosure Schedules. The Board of Directors of the Company has received the opinion of Wells Fargo Securities, LLC to the effect that, as of the date of such opinion and based upon and subject to the assumptions, qualifications, limitations and other matters considered in connection with the preparation of such opinion, the aggregate Per Share Cash Consideration to be collectively received by the holders of Company Shares in the Merger pursuant to the Agreement is fair, from a financial point of view, to such holders of Company Shares (the “Fairness Opinion”).

Section 3.19 Transactions with Affiliates. Except for employment agreements with any employee or officer of the Company or any of its Subsidiaries, any inter-company agreements among the

Company and/or any of its wholly-owned Subsidiaries and those contracts disclosed on Section 3.19 of the Disclosure Schedules, no officer, director or Affiliate of the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any immediate family member of any of the foregoing (each a “Specified Person”), is a party to any agreement, arrangement or transaction with the Company or any of its Subsidiaries requiring annual payments exceeding (or that would reasonably be expected to exceed) $50,000, has any interest in any asset or property used by the Company or any of its Subsidiaries with a book value exceeding (or that would reasonably be expected to exceed) $50,000, or has any outstanding amounts payable to or receivable from (including loans and advances) the Company or any of its Subsidiaries exceeding (or that would reasonably be expected to exceed) $50,000 (except for amounts due as normal compensation and reimbursement or advance of business expenses in the ordinary course). To the Knowledge of the Company, no Specified Person owns any direct or indirect interest in, controls or is a director, officer, employee or partner of, or consultant or lender to, or borrower from or has the right to participate in the profits of, any Person which is (a) a supplier, customer, distributor, landlord, creditor or debtor of the Company or any of its Subsidiaries or (b) a participant in any transaction to which the Company or any of its Subsidiaries is a party requiring annual payments (by any party) exceeding (or that would reasonably be expected to exceed) $50,000. No Specified Person has asserted any material claims against the Company or any of its Subsidiaries (except for wages, salary, bonus payments and/or employee benefits in the ordinary course of business consistent with past practice) and, to the Knowledge of the Company, no such claims are threatened.

Section 3.20 Assets. The Company and its Subsidiaries have good and valid title to, or a valid leasehold interest in, all of their material, tangible assets, free and clear of all Encumbrances (other than Permitted Encumbrances), except as would not be material to the Company and its Subsidiaries, taken as a whole. The tangible assets owned, used or held for use by the Company and its Subsidiaries constitute all of the tangible assets, rights and properties necessary for the conduct of the businesses of the Company and its Subsidiaries substantially in the same manner as presently conducted, except as would not be material to the Company and its Subsidiaries, taken as a whole.

Section 3.21 Product Liability. To the Knowledge of the Company, other than for specific warranty reserves set forth in the Financial Statements, neither the Company nor any of its Subsidiaries has any material liability for replacement or repair of any products sold or leased by the Company or its Subsidiaries or damages in connection therewith, other than product warranty expenses of a type and amount consistent with the ordinary course of business and past practice of the Company and its Subsidiaries.

Section 3.22 Accounts Receivable. The Company has made available to Parent an accurate and complete list of all accounts receivable of the Company and its Subsidiaries existing as of June 30, 2013. Except as set forth in Section 3.22 of the Disclosure Schedules, each account receivable of the Company and its Subsidiaries existing as of June 30, 2013 constitutes a bona fide receivable resulting from a bona fide sale to a customer or other transaction entered into in the ordinary course of business on commercially reasonable terms and, to the Knowledge of the Company, is collectible without offset or deduction except for properly estimated (in accordance with the Company’s past experience) and reserved amounts for doubtful accounts and/or bad debt.

Section 3.23 Bonds, Guaranties and Letters of Credit. Section 3.23 of the Disclosure Schedules sets forth a complete and correct list of all material bonds, guarantees and letters of credit or other credit arrangements, including surety and performance bonds and similar documents, agreements, arrangements or understanding, and all material agreements, arrangements and understandings related thereto, in each case, entered into by the Company or any of its Subsidiaries, (a) issued or entered into by or on behalf of, or in support of any liability or obligation of, the business and operations of the Company and its Subsidiaries, or (b) that would be required to be issued under any proposals, bids or other commitments outstanding in respect of the Company or its Subsidiaries, in each case indicating the agreement or situation requiring the provision thereof, together with the issuer, amount, principal terms and conditions, beneficiaries and expiration date thereof (or, in the case of pending proposals, bids or other commitments outstanding as of the date hereof, the anticipated amount, principal terms and conditions, beneficiaries and term thereof). All such bonds, guarantees and letters of credit are in full force and effect and have been fully funded to the extent so required in accordance with their terms, and no material amounts are due and owing to any third party issuer, payee or beneficiary thereof with respect thereto.

Section 3.24 Jobber Agreements. During the last three (3) years, none of the Company or its Subsidiaries have received written notice of any material claims concerning the execution of a Jobber Agreement or the establishment, operation or termination of the relationship pursuant to a Jobber Agreement which asserts that the relationship is a franchise, partnership, agency or other fiduciary relationship or that any of the Company or its Subsidiaries violated any Law concerning the registration, disclosure or sale of a franchise or business opportunity. The representations and warranties set forth in this Section 3.24 are the Company’s sole and exclusive representations and warranties regarding the matters expressly contemplated by this Section 3.24.

Section 3.25 Insurance Policies. Section 3.25 of the Disclosure Schedules contains a description of each material insurance policy maintained by the Company and each of its Subsidiaries as of the date hereof with respect to any of their properties, assets and business, each such policy is in full force and effect and all premiums due and payable under such policies have been paid. Neither the Company nor any of its Subsidiaries is in default in any material respect with respect to its obligations under any insurance policy maintained by it, and neither the Company nor any of its Subsidiaries has been denied insurance coverage within the past five (5) years. Except as set forth on Section 3.25 of the Disclosure Schedules, neither the Company nor any of its Subsidiaries has self-insurance or co-insurance programs. Except as set forth on Section 3.25 of the Disclosure Schedules, the execution and delivery by the Company and each of its Subsidiaries, as applicable, of this Agreement and all other agreements and instruments contemplated hereby to which the Company or such Subsidiary is a party, and the consummation of the transactions contemplated hereby and thereby do not and will not result in a breach or default in any material respect under any insurance policy maintained by the Company or any of its Subsidiaries. Section 3.25 of the Disclosure Schedules sets forth each of the insurance policies under which, to the Knowledge of the Company, the Company and/or its Subsidiaries may seek and/or have sought coverage with respect to asbestos personal injury claims.

Section 3.26 Customers and Suppliers.

(a)Section 3.26(a) of the Disclosure Schedules contains a complete list of all customers and distributors of the Company or any of its Subsidiaries who purchased $5,000,000 or greater in products or services from the Company and its Subsidiaries, in each case, during the twelve (12) month period ended on June 30, 2013 (together with the aggregate amount of purchases for the relevant period by each identified customer). With respect to customers listed on Section 3.26(a) of the Disclosure Schedules, (i) none of the Company or any of the Company’s Subsidiaries has received written or, to the Company’s Knowledge, verbal notice from any such customer of any termination or material reduction in such customer’s relationship with the Company or any of its Subsidiaries and (ii) no such customer has provided written or, to the Company’s Knowledge, verbal notice to the Company or any of the Company’s Subsidiaries that it intends to terminate or materially reduce its relationship with the Company or such Subsidiary.

(b)Section 3.26(b) of the Disclosure Schedules contains a complete list of all suppliers and vendors of the Company or any of its Subsidiaries who sold $5,000,000 or greater in products or services to the Company and its Subsidiaries, in each case, during the twelve (12) month period ended on June 30, 2013 (together with the amount of sales for the relevant period by each identified supplier). With respect to suppliers listed on Section 3.26(b) of the Disclosure Schedules, (i) none of the Company or any of the Company’s Subsidiaries has received written or, to the Company’s Knowledge, verbal notice from any such supplier who does business directly with the Company or any of its Subsidiaries of any termination or material reduction in such supplier’s relationship with the Company or any of its Subsidiaries and (ii) no such supplier has provided written or, to the Company’s Knowledge, verbal notice to the Company or any of the Company’s Subsidiaries that it intends to terminate or materially reduce its relationship with the Company or such Subsidiary.

Section 3.27 Disclaimer of the Company. EXCEPT AS EXPRESSLY SET FORTH IN THIS Article III OR IN ANY CERTIFICATE OR OTHER INSTRUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR IN ANY OTHER TRANSACTION DOCUMENT (SOLELY WITH RESPECT TO THE PARTIES TO SUCH TRANSACTION DOCUMENT), NONE OF THE COMPANY, ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES MAKES OR HAS MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE COMPANY OR ITS SUBSIDIARIES, THE PROPERTIES OR ASSETS OF THE COMPANY OR ITS SUBSIDIARIES OR THE BUSINESS OF THE COMPANY OR ITS SUBSIDIARIES.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES of PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company as follows:
Section 4.1Organization, Authority and Qualification. Parent is a corporation validly existing and in good standing under the laws of the State of Delaware and has all necessary power and authority to enter into this Agreement, to carry out its obligations and to consummate the Transactions. Merger Sub is a corporation validly existing and in good standing under the laws of the State of North Carolina and has all necessary power and authority to enter into this Agreement, to carry out its obligations and to consummate the Transactions. Each of Parent and Merger Sub is duly licensed or qualified to do business and is in good standing (to the extent such concepts are recognized under applicable Law) in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not adversely affect the ability of Parent or Merger Sub to carry out their obligations under this Agreement and to consummate the Transactions. The execution and delivery by Parent and Merger Sub of this Agreement, the performance by Parent and Merger Sub of their obligations hereunder and the consummation by Parent and Merger Sub of the Transactions have been duly authorized by all requisite action on the part of Parent and Merger Sub. The respective board of directors of each of Parent and Merger Sub have adopted resolutions approving this Agreement, the Voting Agreements, the other Transaction Documents to which Parent or Merger Sub is a party and the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub, and (assuming due authorization, execution and delivery by the other parties hereto) this Agreement constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms subject to the effect of any applicable bankruptcy, insolvency (including Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).
Section 4.2 No Conflict. Assuming that all consents, approvals, authorizations and other actions described in Section 4.3 have been obtained, made or waived, as applicable, the execution, delivery and performance of this Agreement and the other Transaction Documents to which Parent or Merger Sub is a party do not and will not: (a) violate or result in the breach of any provision of the certificate of incorporation or bylaws (or similar organizational documents) of Parent or Merger Sub; (b)  violate in any respect any Law or Governmental Order applicable to Parent or Merger Sub; or (c)  result in any breach of, constitute a default (or an event which, with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others, after notice or lapse of time, or both, any rights of termination, acceleration or cancellation of, any contract, agreement or other arrangement to which Parent or Merger Sub is a party, except, in the case of clauses (b) and (c), as would not prevent, materially delay or materially impair the ability of Parent and Merger Sub to timely consummate the Transactions.

Section 4.3 Governmental Consents and Approvals. The execution, delivery and performance by Parent and Merger Sub of this Agreement by Parent and Merger Sub do not and will not require any consent, approval, authorization or other order or declaration of, action by, filing with or notification to, any Governmental Authority, other than (a) the premerger notification and waiting period requirements of the HSR Act; (b) for the filing of the Articles of Merger and related documentation by the Secretary of State of the State of North Carolina pursuant to the NCBCA, or (c) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay or materially impair the ability of Parent to timely consummate the Transactions.

Section 4.4 Litigation. As of the date hereof, there is no Action pending or, to the Knowledge of Parent, threatened, and since January 1, 2010 to the date hereof, no Action has been filed or commenced, against Parent or any of its Subsidiaries or any of their assets, properties or rights, which would materially and adversely affect the legality, validity or enforceability of this Agreement or the consummation of the Transactions.

Section 4.5 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent, Merger Sub or any of their respective Affiliates for which the Company would have any liability prior to the Effective Time.

Section 4.6 Financing. Parent has delivered to the Company true and complete copies, as of the date hereof, of executed commitment letters with JPMorgan Chase Bank, N.A. and J.P. Morgan Securities LLC (collectively, subject to replacement, amendment, or modification as described in Section 5.12(a), the “Financing Commitments”), pursuant to which the parties thereto have committed, subject to the terms and conditions set forth therein, to lend the amounts set forth therein for the purposes of financing the transactions contemplated hereby and related fees and expenses and the refinancing of any outstanding indebtedness of the Company (the “Financing”). Parent has paid any and all commitment fees or other fees in connection with the Financing Commitments that are payable on or prior to the date hereof, and as of the date hereof the Financing Commitments are in full force and effect and are the legal, valid, binding and enforceable obligations of Parent and, to the Knowledge of Parent, each of the other parties thereto, except as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to or affecting the enforcement of creditors’ rights generally and legal principles of general applicability governing the availability of equitable remedies (whether considered in a proceeding in equity or at law or under applicable legal codes). As of the date hereof, Parent is not and, to the Knowledge of Parent, no other party to the Financing Commitments is, in breach of, or default under, any of the Financing Commitments and, to the Knowledge of Parent, no event has occurred or circumstances exist as of the date hereof which, with the delivery of notice, the passage of time or both, would constitute such a breach or default. Assuming the full amount of the Financing is funded in accordance with the Financing Commitments, Parent will have at the Closing funds sufficient to (a) pay the Aggregate Merger Consideration, the Escrowed Cash, and the Shareholder Representative Amount, (b) pay any and all fees and expenses required to be paid by Parent in connection with the Transactions, (c) pay any and all amounts in connection with the refinancing of any outstanding Indebtedness of the Company contemplated by this Agreement or the Financing Commitments and (d) satisfy any and all of the other payment obligations of Parent contemplated hereunder.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.1 Conduct of Business Prior to the Closing. (a) The Company covenants and agrees that, except as set forth in Section 5.1(a) of the Disclosure Schedules, as expressly required by this Agreement or as required by applicable Law, between the date hereof and the Closing, except with the prior written consent of Parent (such consent not to be unreasonably withheld or delayed), the Company shall cause the Company and each of the Company’s Subsidiaries to (x) conduct its business in the ordinary course and consistent with past practice; and (y) use its reasonable best efforts to preserve intact in all material respects the business organization of the Company and its Subsidiaries and maintain existing relations and goodwill with Governmental Authorities, customers, suppliers, employees and business associates. Without limiting the foregoing, except as described in Section 5.1(a) of the Disclosure Schedules, as expressly required by this Agreement or as required by applicable Law, the Company covenants and agrees that, between the date hereof and the Closing, without the prior written consent of Parent (such consent not to be unreasonably withheld or delayed), neither the Company nor any of the Company’s Subsidiaries will:

(i)issue or sell any shares or capital stock, notes, bonds or other securities (or any restricted stock, option, warrant or other right to acquire the same or phantom stock) or change its equity capitalization or capital structure (other than issuances to the Company or any wholly-owned Subsidiaries of the Company);

(ii)amend or restate the Company Charter Documents or any organizational documents of any of the Company’s Subsidiaries;

(iii)change any method of accounting or accounting practice or policy used by the Company or any of its Subsidiaries (including with respect to the timing of the payment of accounts payable or accrued expenses, the collection of accounts receivable, or making any material changes in its cash management practices) or make any material change outside the ordinary course of business consistent with past practice, in the manner in which the Company and its Subsidiaries extend discounts to customers, other than such changes as are required by GAAP or a Governmental Authority;

(iv)settle or compromise any claims of the Company or any of its Subsidiaries in excess of $100,000, or commence any material Action, other than for routine collection of accounts;

(v)(A) enter into any Material Contract (or any Contract that would have been a Material Contract if entered into at any time prior to the date hereof), (B) amend in any material respect, modify in any material respect or waive any material right under any Material Contract or (C) cancel or terminate any Material Contract;

(vi)make, revoke or change any Tax election, adopt or change any method of Tax accounting, file any amended Tax return, enter into any closing agreement, or settle or compromise any claim or assessment, surrender any right to claim a refund offset or other reduction in liability, consent to any extension or waiver of the limitations period applicable to any claim or assessment, in each case with respect to Taxes;

(vii)sell, assign, license, abandon, or otherwise dispose of any material Owned Intellectual Property other than in the ordinary course of business consistent with past practice;

(viii)make any capital expenditures in excess of $250,000 in the aggregate for the Company and its Subsidiaries, taken as a whole, without Parent’s prior written consent (such consent to be in Parent’s sole discretion; provided, that Parent shall respond to any request of the Company for such consent in a reasonably expeditious manner following notice of such request from the Company);

(ix)incur or guarantee any Indebtedness in excess of $2,000,000 in the aggregate;

(x)unless required pursuant to the terms of a Plan set forth on Section 3.14(a) of the Disclosure Schedules that is currently in effect and made available to Parent and in accordance with its terms as in effect on the date hereof, (A) adopt, enter into, terminate or amend any Plan, or any other employee plan, policy, agreement or arrangement or any collective bargaining agreement; (B) increase the compensation or benefits of (other than in the ordinary course of business consistent with past practice with respect to Employees having an annual base salary and incentive compensation opportunity not to exceed $150,000 in the aggregate) or pay or promise any bonus, severance or other termination payment to, any director, officer, Employee or Worker (in each case whether current, former or retired) or other Affiliate of the Company or any of its Subsidiaries, (C) amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding equity compensation, (D) pay any material benefit not provided for under any Plan set forth on Section 3.14(a) of the Disclosure Schedules or any employee plan, agreement, contract or arrangement or benefit plan as of the date of this Agreement, (E) grant any awards under any bonus, incentive, equity, performance or other compensation plan or arrangement or benefit plan, including the grant of performance units or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder, (F) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan, (G) hire any new Employees or Workers, other than in the ordinary course of business consistent with past practice and with an annual base salary and annual target incentive compensation opportunity not to exceed $150,000 in the aggregate and on terms that do not provide for any payments or benefits upon termination; or (H) terminate any key employee other than for cause; provided, notwithstanding anything in this Agreement to the contrary, no breach of any representation, warranty, covenant or otherwise by or on the part of the Company shall arise in connection with the timely adoption of the ESOP Amendment by the Company as required under this Agreement;

(xi)sell, assign, lease, sublease, license, sublicense, pledge or otherwise transfer or dispose of or grant any option or rights in, to or under, or incur any Encumbrance on, any material assets, except for the sale of inventory in the ordinary course of business and consistent with past practice;

(xii)(A) acquire or negotiate for the acquisition of any Person or business, (B) initiate the start‑up of any new business, (C) make any loan, investment in or capital contribution to any Person or (D) otherwise acquire or agree to acquire any securities or assets of any Person that are material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole;

(xiii)merge or consolidate or agree to merge or consolidate with or into any other Person;

(xiv)enter into any transaction, agreement or arrangement with a Specified Person or an Affiliate;

(xv)adopt a plan of liquidation, dissolution, restructuring, recapitalization, bankruptcy, suspension of payments or other reorganization;

(xvi)terminate, cancel, amend, waive, modify or fail to maintain, renew or comply with any material Permit, or fail to maintain in full force and effect any material insurance policy;

(xvii)fail to use commercially reasonable efforts to renew any Real Property Lease (unless Parent, following reasonable consultation, confirms in writing its desire that the Company not renew such Real Property Lease);

(xviii)revalue its assets, including writing down or writing off the value of inventory or writing off notes or accounts receivable, other than in the ordinary course of business consistent with past practice;

(xix)implement any facility closings or mass layoffs that would implicate the WARN Act; or

(xx)authorize, propose or agree to take any of the actions specified in the foregoing.

(b)Locked Box. From the date hereof through the Closing, the Company shall not, and shall cause its Subsidiaries not to, take any action or refrain from taking any action that constitutes Leakage (except for Permitted Leakage).

(c)No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, subject to the covenants, agreements and obligations set forth in this Agreement, each of the Company and Parent shall exercise, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.2 Access to Information. From the date hereof until the Closing, upon reasonable notice, the Company shall, and shall cause each Subsidiary of the Company, and use reasonable best efforts to cause each Representative of the Company and its Subsidiaries to, (a) afford Parent and its Representatives reasonable access to the assets, offices, properties and books and records of the Company and its Subsidiaries; and (b) furnish to Parent and authorized Representatives of Parent such additional financial and operating data and other information regarding the Company and its Subsidiaries (or copies thereof) as Parent may from time to time reasonably request; provided, however, that any such access or furnishing of information shall be conducted during normal business hours, and in such a manner as not to unreasonably interfere with the normal operations of the Company and its Subsidiaries. Notwithstanding anything to the contrary contained herein, prior to the Closing, Parent and authorized Representatives of Parent shall not, without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed, contact any customers, vendors, suppliers and creditors of the Company and its Subsidiaries with respect to the Company or its Subsidiaries or the Transactions contemplated herein. Notwithstanding anything to the contrary in this Agreement, the Company shall not be required to provide any such access or disclose any such information to Parent if such disclosure would reasonably be expected to (i) jeopardize any attorney‑client or other legal privilege; or (ii) violate any confidentiality provisions related to any agreement or contract; provided, however, that the Company shall use reasonable best efforts to obtain any consents of third parties that are necessary to permit such access or make such disclosure and shall otherwise use reasonable best efforts to permit such access or disclosure, including pursuant to the use of “clean room” arrangements or redactions, pursuant to which Representatives of the recipient could be provided access to any such information.

Section 5.3 Confidentiality.

(a)The terms of the letter agreement dated as of June 7, 2013 (the “Confidentiality Agreement”) between Parent and the Company are hereby incorporated herein by reference and shall continue in full force and effect until the Closing and shall terminate upon the Closing. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

(b)Parent acknowledges and agrees that any Evaluation Material (as defined in the Confidentiality Agreement) made available to Parent, its Affiliates or their respective Representatives prior to the date hereof or pursuant to Section 5.2 by the Company, its Affiliates (including the Company or any of its Subsidiaries) or any of their respective Representatives shall be subject to the terms and conditions of the Confidentiality Agreement.

Section 5.4 Regulatory and Other Authorizations; Notices and Consents.

(a)Each of Parent and the Company shall use its respective reasonable best efforts to (i) promptly obtain all authorizations, consents, orders and approvals of all Governmental Authorities that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement; (ii) cooperate fully with the other in promptly seeking to obtain all such authorizations, consents, orders and approvals; and (iii) provide such other information to any Governmental Authority as such Governmental Authority may reasonably request in connection herewith. Each party hereto agrees to make as promptly as practicable (and, in any event, no later than five (5)

Business Days following the date hereof), its respective filing (or notification), if necessary, pursuant to the HSR Act and any other applicable antitrust, competition, or trade regulation Law with respect to the Transactions and to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act and other applicable antitrust, competition, or trade regulation Law. Parent shall pay all fees or make other payments required by applicable Law to any Governmental Authority in order to obtain any such authorizations, consents, orders or approvals.

(b)Without limiting the generality of Parent’s undertaking pursuant to Section 5.4(a), Parent shall use its reasonable best efforts to take any and all steps necessary to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation Law that may be asserted by any antitrust or competition Governmental Authority or any other party so as to enable the parties hereto to close the Transactions prior to the Termination Date, including proposing, negotiating, committing to and effecting, by consent decree, hold separate orders, or otherwise, the sale, divestiture or disposition of its assets, properties or businesses or of the assets, properties or businesses to be acquired by it pursuant hereto, and the entrance into such other arrangements, as are necessary or advisable in order to avoid the entry of, and the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of preventing the consummation of Transactions. In addition, Parent shall use reasonable best efforts to defend on the merits any claim asserted by any party in order to avoid entry of any decree, order or judgment (whether temporary, preliminary or permanent) that would prevent the Closing prior to the Termination Date. Notwithstanding anything to the contrary contained herein, nothing in this Section 5.4 shall require Parent and its Affiliates to, and “reasonable best efforts” shall not be deemed to require Parent and its Affiliates to, take any action that, individually or in the aggregate, would reasonably be expected to have a material and adverse impact on (i) the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) the reasonably expected benefits to Parent of completing the Merger, which reasonably expected benefits shall be measured at a level of those reasonably likely to have a material and adverse impact on the Company and its Subsidiaries, taken as a whole, and not at the level or measure that would reasonably likely to have a material and adverse impact on Parent and its Affiliates, taken as a whole.

(c)Each party to this Agreement shall promptly notify the other party of any communication it or any of its Affiliates or any of their respective Representatives receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other party to review in advance any proposed communication by such party to any Governmental Authority. Neither of the parties to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation (including any settlement of an investigation), or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate at such meeting. Each party hereto shall, and shall cause its Affiliates and its and their respective Representatives to, coordinate and cooperate fully with the other party hereto in exchanging such information and providing such assistance as the other party hereto may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods, including under the HSR Act. The parties to this Agreement shall, and shall cause their respective Affiliates and their respective Representatives to, provide each other with copies of all correspondence, filings or communications between them or any of their respective Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Transactions; provided, however, that materials may be redacted (i) to remove references concerning the valuation of the Company and its Subsidiaries; (ii) as necessary to comply with contractual arrangements or applicable Laws; and (iii) as necessary to address reasonable attorney‑client or other privilege or confidentiality concerns.

(d)For the avoidance of doubt, the parties hereto understand and agree that all obligations of the Company, Parent and Merger Sub relating to the Financing shall be governed solely by Section 5.12 and not by this Section 5.4.

Section 5.5 Indemnification of Officers and Directors.

(a)Parent agrees that all rights to indemnification, advancement of expenses and exculpation by the Company or any of its Subsidiaries now existing in favor of each Person who is now, or has been at any time before the date hereof or who becomes before the Closing Date, an officer or director of the Company or any of its Subsidiaries or who, at the request of the Company or any of its Subsidiaries, served as a director, officer, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (each, an “Indemnified Person”), as provided in the articles of incorporation, bylaws, operating agreement or similar organizational document of the Company or any of its Subsidiaries, in each case as in effect on the date of this Agreement, or pursuant to any other respective governing documents or indemnification agreements in effect on the date hereof (in each case, to the extent made available to Parent prior to the date hereof), shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms. For the avoidance of doubt, such indemnification, advancement and exculpation provisions shall not be repealed, amended or otherwise modified for a period of six (6) years from the Effective Time in a manner that would adversely affect the rights of individuals who, at any time before the Effective Time, were indemnified parties thereunder, except as required by applicable Law.

(b)The Company shall, prior to the Closing Date, purchase a “tail” insurance policy for a period of six (6) years after the Effective Time, of at least the same coverage and amounts containing terms and conditions that are no less advantageous in the aggregate than the current policies of directors’ and officers’ liability insurance maintained by the Company with respect to claims arising from or related to facts or events that occurred at or before the Effective Time; provided, however, that the Company shall not expend more than three hundred percent (300%) of the annual premium for the current policies of directors’ and officers’ liability insurance maintained by the Company (which such annual premium is set forth on Section 5.5(b) of the Disclosure Schedules) in the aggregate to purchase such “tail” insurance. If such insurance coverage can only be obtained at a premium in excess of three hundred percent (300%) of such current annual premium, the Company shall obtain one or more policies with the greatest coverage available for an aggregate premium equal to three hundred percent (300%) of such current annual premium.

(c)The obligations of Parent and the Company under this Section 5.5 shall survive the consummation of the Merger and are intended to be for the benefit of the Indemnified Persons, each of whom shall be a third-party beneficiary of this Section 5.5.

(d)If Parent, the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Company, as the case may be, shall assume all of the obligations set forth in this Section 5.5.

(e)For the avoidance of doubt, in the event that any Parent Indemnified Party is entitled to indemnification under Article VIII with respect to any matter that would otherwise give rise to indemnification or advancement of expenses pursuant to this Section 5.5 (including, for purposes of this Section 5.5(e), pursuant to any provision of the articles of incorporation, bylaws, operating agreement or similar organizational document of the Company or any of its Subsidiaries, any other governing document, any indemnification agreement or applicable Law), any payments by Parent, the Surviving Corporation, or any of their Subsidiaries in respect of any indemnification or advancement of expenses pursuant to this Section 5.5 to an Indemnified Person pursuant to this Section 5.5 shall be deemed “Losses” incurred by the Parent Indemnified Parties for purposes of any claim made by any Parent Indemnified Party under Article VIII related to such matter.

Section 5.6 Notice of Certain Developments. Prior to the Closing Date, Parent shall give the Company, and the Company shall give Parent, prompt written notice of (a) the occurrence of any fact, event or circumstance that causes any representation or warranty of the Company or Parent and Merger Sub, respectively and as the case may be, set forth in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing Date, (b) any failure of the Company or Parent and Merger Sub, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, (c) any Action made or instituted or, to the Company’s Knowledge or the Knowledge of Parent, as the case may be, threatened by any current or former Company Shareholder (or holder of any other equity securities), or any Affiliate, trustee or beneficiary of any Company Shareholder (or holder of any other equity securities), seeking to assert, or based upon (i) any alleged breach of fiduciary duty, usurping corporate opportunity or similar breach of care, loyalty or comparable claims by any officer, director, trustee, fiduciary, agent or current or former Company Shareholder occurring prior to the Closing, whether or not in connection with this Agreement or the Transactions, (ii) any rights, preferences or privileges under any of the Company Charter Documents and any allocations pursuant thereto, (iii) any allocation of the Aggregate Merger Consideration or the Per Share Consideration or (iv) challenging this Agreement or the Transactions or seeking to enjoin, delay or prevent the Transactions (collectively, a “Transaction Litigation”), and (d) any Leakage (other than Permitted Leakage) from and after the Locked Box Date.

Section 5.7 Further Action.

(a)Following the Closing, the parties hereto shall, and shall cause their respective Affiliates to, use reasonable best efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the Transactions; provided that Parent and its Affiliates shall not be required to pay any further consideration or amounts therefor.

(b)Each of the parties hereto shall use commercially reasonable efforts to obtain all necessary consents in Material Contracts required to be obtained by it from third parties (other than Governmental Authorities) in connection with the Transactions. Each of the parties hereto shall provide reasonable assistance to the other party in obtaining such consents. Notwithstanding the foregoing, no party hereto or any of its respective Affiliates shall have any obligation to, and the Company and its Affiliates shall not without the prior written consent of Parent, (i) pay sums of money or provide any guarantee or other material consideration in connection with obtaining the consents or approvals referred to in this Section 5.7(b); (ii) waive or discharge any material liabilities or obligations owing to the Company or any of its Subsidiaries by any counterparty, (iii) waive any material rights of the Company or any of its Subsidiaries under any agreement, arrangement, document, permit or other instrument, or (iv) amend, modify, supplement or otherwise change in any material respect the terms of any such agreement, arrangement, document, permit or other instrument.

(c)Prior to the Company or any of its Subsidiaries entering into: (i) any real property lease or sublease agreement (as landlord or tenant) or similar arrangement or any extension, modification, renewal, termination or amendment of any such lease, sublease or agreement, (ii) any purchase or sale of real property or any other agreement related to the transfer of real property, or (iii) any construction on real property or repairs related thereto in excess of $100,000, the Company shall reasonably consult with Parent regarding the terms of such agreement or arrangement.

Section 5.8 Exclusivity. The Company shall not, and shall cause its Subsidiaries and their respective Representatives not to, directly or indirectly: (i) initiate, solicit, knowingly encourage or otherwise knowingly facilitate any inquiry, proposal, offer or discussion with any party (other than Parent) concerning any Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any information concerning the business, properties or assets of the Company and its Subsidiaries to any Person (other than Parent) relating to any Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal or (iii) engage in discussions or negotiations with any party (other than Parent) concerning any Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal. The Company shall, and shall cause its Representatives to, (i) immediately cease any and all discussions or negotiations of the nature described in preceding sentence that have occurred prior to the date of this Agreement (other than with Parent and its Representatives), and (ii) promptly (and within 24 hours) notify Parent of the material terms of any Acquisition Proposal received after the date hereof, including the identity of the party making such Acquisition Proposal and the amount offered in such Acquisition Proposal. “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person relating to any direct or indirect acquisition or purchase (including through a license) of any material amount of equity or assets of the Company or any of its Subsidiaries, whether through merger, business combination, or other transaction, and whether in one transaction or a series of related transactions; provided, however, that Acquisition Proposal shall not include any sale of inventory in the ordinary course of business and consistent with past practice.

Section 5.9 Transaction Litigation. The Company shall keep Parent reasonably informed regarding the status of any Transaction Litigation. The Company shall not, and shall cause its Subsidiaries and Representatives not to, compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any Transaction Litigation unless Parent shall have consented thereto in writing.

Section 5.10 Shareholders’ Meeting and Company Shareholder Approval.

(a)As soon as reasonably practicable following the date of this Agreement, but in any event within ten (10) Business Days following the date hereof, the Company shall prepare and mail to the Company Shareholders an information statement in connection with the Shareholders’ Meeting (as amended or supplemented, the “Information Statement”). Each of Parent and Merger Sub will furnish to the Company such information relating to it as may be reasonably requested by the Company for inclusion into the Information Statement. Prior to mailing the Information Statement (or any amendment or supplement thereto) to the Company Shareholders, the Company shall provide Parent and its Representatives a reasonable opportunity to review and comment on such document, and the Company shall consider in good faith any such comments made by Parent or its Representative. The Information Statement shall include (i) the Company Recommendation, subject to Section 5.10(f), (ii) the Fairness Opinion and (iii) the ESOP Fairness Opinion.

(b)Each of Parent, Merger Sub and the Company agrees, for itself and in respect of each of its respective Affiliates and Representatives, that none of the information supplied or to be supplied by Parent, Merger Sub or the Company, as applicable, expressly for inclusion in the Information Statement will, as of the time such documents (or any amendment thereof or supplement thereto) are mailed to the Company Shareholders and at the time of the Shareholders’ Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Shareholders’ Meeting, any event or circumstance relating to Parent or Merger Sub, or their respective officers or directors, should be discovered by Parent or Merger Sub which should be set forth in an amendment or a supplement to the Information Statement to ensure that the Information Statement would not include any misstatement of a material fact or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading, Parent shall promptly notify the Company, and the Company shall amend or supplement and, if required by applicable Law, mail to the Company Shareholders, the Information Statement promptly to disclose such event or circumstance. If at any time prior to the Shareholders’ Meeting, any event or circumstance relating to the Company or any of its Subsidiaries or their respective officers or directors should be discovered by the Company which should be set forth in an amendment or a supplement to the Information Statement to ensure that the Information Statement would not include any misstatement of a material fact or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company shall promptly notify Parent, and the Company shall amend or supplement and, if required by applicable Law, mail to the Company Shareholders, the Information Statement promptly to disclose such event or circumstance.

(c)The Company shall take all action necessary to duly call, give notice of, and, within thirty (30) days following the mailing of the Information Statement to the Company Shareholders, convene and hold a meeting of the Company Shareholders for the purpose of adopting this Agreement (the “Shareholders’ Meeting”).

(d)The Company agrees and acknowledges that it has established the Business Day immediately following the date hereof as the record date for purposes of determining the Company Shareholders entitled to notice of and to vote at the Shareholders’ Meeting (the “Record Date”) and has established a date for the Shareholders’ Meeting in accordance with Section 5.10(c). The Company shall not change the Record Date without the prior written consent of Parent, unless required to do so by applicable Law (based on the advice of outside legal counsel). The Company shall not delay or postpone convening the Shareholders’ Meeting, or adjourn the Shareholders’ Meeting beyond the time that the Shareholders’ Meeting would otherwise be held, except to the extent required by applicable Law (based on the advice of outside legal counsel) and then only for the minimum period required by applicable Law (based on the advice of outside legal counsel). Unless this Agreement is validly terminated in accordance with Article IX, the Company shall submit this Agreement (and not submit any Acquisition Proposal) to the Company Shareholders for adoption at the Shareholders’ Meeting in accordance with this Section 5.10 even if a Withdrawal of Recommendation shall have occurred.

(e)Except to the extent a Withdrawal of Recommendation is effected in accordance with Section 5.10(f), following the mailing of the Information Statement, the Company shall use its reasonable best efforts to solicit the Company Shareholder Approval. Promptly following Parent’s request, the Company shall advise Parent as to the aggregate tally of the proxies received by the Company and not withdrawn with respect to the Company Shareholder Approval. Without the prior written consent of Parent (such consent not to be unreasonably withheld), the adoption and approval of this Agreement and the approval of the Transactions, and the matters contemplated by Section 5.11, shall be the only matters (other than procedural matters) that the Company shall propose to be acted on by the Company Shareholders at the Shareholders’ Meeting.

(f)The Company and the Board of Directors of the Company shall not (and shall cause the Representatives of the Company not to) (i) fail to make, withdraw (or not continue to make), or modify, or publicly propose to withdraw or modify, in a manner adverse to Parent and/or Merger Sub, the Company Recommendation, including failure to include the Company Recommendation in the Information Statement, (ii) approve, recommend, adopt, or publicly propose to approve, recommend or adopt, an Acquisition Proposal or (iii) otherwise take any action or make any statement inconsistent with the Company Recommendation; provided, however, that at any time prior to receipt of the Company Shareholder Approval, the Board of Directors of the Company may submit this Agreement for approval by the Company’s Shareholders at the Shareholders’ Meeting without the Company Recommendation (although the resolutions adopting this Agreement may not be rescinded or amended) and, in such case, shall communicate the basis for its lack of a recommendation to the Company Shareholders in the Information Statement or an appropriate amendment or supplement thereto to the extent (but only to the extent) required by applicable Law (collectively, a “Withdrawal of Recommendation”), but only if: (A) the Board of Directors of the Company determines in good faith, after consultation with (and based on the advice of) outside legal counsel (and, in the case of a Withdrawal of Recommendation that relates to or in connection with an Acquisition Proposal, a financial advisor of nationally recognized reputation), that because of a conflict of interest or other special circumstances (it being agreed that such special circumstances will include, for purposes of this Agreement, the receipt by the Company of an Acquisition Proposal but only if such Acquisition Proposal was not the result of a breach of Section 5.8) it would violate its fiduciary duties under applicable Law not to effect a Withdrawal of Recommendation; (B) the Company has notified Parent in writing that the Board of Directors of the Company will effect a Withdrawal of Recommendation on the fifth (5th) Business Day following the receipt by Parent of such notice, which notice describes in reasonable detail the circumstances resulting in the Withdrawal of Recommendation including, in the case of a Withdrawal of Recommendation that relates to or is in connection with an Acquisition Proposal, the material terms of such Acquisition Proposal (including copies of any documentation setting forth the Acquisition Proposal), the identity of the party making such Acquisition Proposal and the amount offered in such Acquisition Proposal; (C) during the five (5) Business Day period following Parent’s receipt of such notice pursuant to clause (B) of this Section 5.10(f) the Company shall, and shall cause its Subsidiaries and Representatives to, negotiate in good faith with Parent, Merger Sub and their respective Representatives (to the extent they desire to negotiate) to make adjustments and/or modifications in the terms and conditions of this Agreement, any other Transaction Document and the Financing Commitment; provided, however, that any material change in the circumstances resulting in the Withdrawal of Recommendation, including, in the case of a Withdrawal of Recommendation that relates to or is in connection with an Acquisition Proposal, any amendment to the financial terms or any other material amendment to such Acquisition Proposal, shall require a new written notice to be delivered by the Company to Parent and the Company shall be required to comply again with the requirements of clauses (A) through (D) of this Section 5.10(f) (provided, that references to the five (5) Business Day period above shall be deemed to be references to a three (3) Business Day period); and (D) following such five (5) Business Day period (and any additional three (3) Business Day period(s)), the Board of Directors of the Company again determines in good faith, after consultation with (and based on the advice of) outside legal counsel (and, in the case of a Withdrawal of Recommendation relating to or in connection with an Acquisition Proposal, a financial advisor of nationally recognized reputation), that because of such conflict of interest or such other special circumstances it would violate its fiduciary duties under applicable Law not to effect a Withdrawal of Recommendation (after taking into account and/or giving effect to any adjustments or modifications offered or proposed by Parent, Merger Sub or their respective Representatives).

Section 5.11 280G Approval. Prior to the Closing Date, the Company shall obtain a written waiver from each “disqualified individual” (within the meaning of Section 280G(c) of the Code and the applicable rulings and final regulations thereunder) of his or her right to any and all payments or other benefits that could reasonably be deemed “parachute payments” as defined by Section 280G(b)(2) of the Code and the applicable rulings and final regulations thereunder (determined without regard to Sections 280G(b)(4) and 280G(b)(5) of the Code). After obtaining such written waivers and prior to the Closing Date, the Company shall solicit shareholder approval of any and all such payments or benefits in a manner that satisfies the requirements for the exemption under Section 280G(b)(5)(A)(ii) of the Code and the applicable rulings and final regulations thereunder, including the Company’s provision of adequate disclosure to all applicable shareholders of all material facts concerning all payments that, in the absence of such shareholder approval, could be classified as “parachute payments” to a “disqualified individual” under Section 280G of the Code and the applicable rulings and final regulations thereunder. The Company shall provide such adequate disclosure to the applicable shareholders in a manner that satisfies Section 280G(b)(5)(B)(ii) of the Code and the applicable rulings and final regulations thereunder. The form of waiver solicitation of approval, and disclosure materials must be reasonably satisfactory to Parent, and Parent shall be afforded a reasonable opportunity to review such documents before the waivers and approval are sought, in all cases, such that the deduction of such payments and benefits will not be limited by the application of Section 280G of the Code and the applicable rulings and final regulations thereunder.

Section 5.12 Financing.

(a)Without the Company’s prior written consent (which shall not be unreasonably withheld), Parent shall not agree to any material amendment or modification to be made to the Financing Commitments; provided, that Parent may replace, amend or modify any term of the Financing Commitments, without the Company’s consent, (x) to modify the pricing terms or to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Financing Commitments as of the date hereof or (y) if such replacement, amendment or modification would not reduce the amount of aggregate cash proceeds available from the Financing to less than required to consummate the Merger or impose new or additional conditions precedent that would reasonably be expected to adversely impact the ability of Parent to enforce its rights against the other parties to the Financing Commitments or that materially delay or impair the ability of Parent to consummate the transactions contemplated by this Agreement. Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to arrange and obtain the Financing on the terms and conditions described in the Financing Commitments (including the flex provisions therein, but not in excess or outside of such provisions unless so agreed by Parent, and taking into account the anticipated timing of the Marketing Period), including using reasonable best efforts to (i) satisfy, perform and observe on a timely basis (taking into account the expected timing of the Marketing Period) all conditions and covenants within Parent’s control in the Financing Commitments and otherwise comply in all material respects with its obligations thereunder, (ii) enter into definitive agreements with respect to the Financing on the terms and conditions (including the flex provisions but not in excess or outside such flex provisions unless so agreed by Parent) contemplated by the Financing Commitments and (iii) upon satisfaction of the conditions set forth in the Financing Commitments, consummate the Financing at or prior to Closing. Without limiting the generality of the foregoing, Parent shall give the Company prompt notice: (A) of any breach or default or threatened breach or default by any party to any Financing Commitment, in each case, of which Parent becomes aware, if such breach or default would reasonably be expected to result in a material delay of the Closing Date; and (B) of the receipt of any written notice or other written communication from any Person with respect to any breach or default or threatened breach, termination or repudiation by any party to any Financing Commitment or any definitive document related to the Financing or any provisions of the Financing Commitments or any definitive document related to the Financing. If any portion of the Financing becomes unavailable on the terms and conditions (including the flex provisions but not in excess or outside such flex provisions unless so agreed by Parent) contemplated in the Financing Commitments in effect on the date hereof so as not to enable Parent to proceed with the Merger in a timely manner, Parent shall use its reasonable best efforts to arrange and obtain, as promptly as practicable following the occurrence of such event, alternative financing from the same or alternative sources (provided, that if Alternative Financing (as defined herein) is not available from the same sources, then Parent shall use its reasonable best efforts to arrange and obtain Alternative Financing from alternative sources) in an amount sufficient, when added to the portion of the Financing being replaced that is still available, to consummate the transactions contemplated by this Agreement and on terms and conditions that are no less favorable to Parent, taken as a whole (taking into account any flex provisions, but not in excess or outside of such flex provisions unless so agreed by Parent), than those set forth in the Financing Commitments in effect on the date hereof (“Alternative Financing”); provided that the “effective yield” in respect of the Alternative Financing may exceed the “effective yield” in respect of the Financing Commitments in effect as of the date hereof (including any flex provision) but by no more than fifty (50) basis points (unless so agreed by Parent). Notwithstanding anything herein to the contrary, in no event shall the reasonable best efforts of Parent be deemed or construed to require Parent to, and Parent shall not be required to, (1) pay any fees in excess of those contemplated by the Financing Commitments, (2) agree to any economic provision that is outside of, or less favorable than, any applicable economic provision of the Financing Commitments or any related fee letter (including any flex provision therein) or (3) initiate any enforcement action to cause the lenders or other parties providing the Financing to fund such Financing; provided that, clauses (1) (solely with respect to any upfront fees or original issue discount) and (2) shall apply only to the extent that the “effective yield” in respect of any Alternative Financing exceeds the “effective yield” in respect of the Financing Commitments in effect as of the date hereof (including any flex provision therein) by more than fifty (50) basis points. Parent shall keep the Company reasonably informed of the status of its efforts to arrange the Financing. Any reference in this Agreement to the “Financing” and “Financing Commitments” shall include the financing contemplated by the Financing Commitments on the date hereof, as permitted to be amended, modified or replaced (in whole or in part) by this Section 5.12(a), including any Alternative Financing. For purposes hereof, in calculating the “effective yield” under the Financing Commitments as in effect on the date hereof or any Alternative Financing, (x) upfront fees and original issue discount (each converted to yield assuming a four-year average life and without any present value discount), interest rate spreads and interest rate benchmarks floors will be taken into account and (y) the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all lenders or holders of such Alternative Financing and any fluctuations in LIBOR or comparable rate will be excluded.

(b)Prior to the Closing, the Company shall use reasonable best efforts to provide to Parent, at Parent’s sole expense, all reasonable cooperation reasonably requested by Parent in connection with the Financing, including:

(i)furnishing Parent and its Financing Sources as promptly as practicable with financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by Parent or the lenders under the Commitment Letter in connection with the Financing, including financial statements (including the financial statements set forth in clause (ii) below) (which, with respect to annual financial statements, shall have been audited and, with respect to interim financial statements, shall have been reviewed by the independent accountants for the Company as provided in Statement on Auditing Standards No. 100), pro forma financial statements of the Company (provided that it is understood that the preparation of combined pro forma financial information and the assumptions underlying the pro forma adjustments to be made are the responsibility of Parent), business and other financial data of the type and form required by Regulation S-X and Regulation S-K under the Securities Act and of type and form customarily included in a registration statement on Form S-1 under the Securities Act for a public offering of the debt securities contemplated by the Commitment Letter, assuming that such offering was consummated at the same time during the Company’s fiscal year as the offering of debt securities contemplated by the Commitment Letter (other than consolidating financial statements; provided that customary data as to the total assets, revenue, EBITDA and adjusted EBITDA of non-guarantor Subsidiaries shall be provided), all other data that would be necessary for the underwriter to such offering of the debt securities contemplated by the Financing Commitments to receive customary “comfort” (including “negative assurance” comfort) from the Company’s independent accountants in connection with such offering of the debt securities contemplated by the Financing Commitments, and reasonable and customary authorization letters to the financing sources authorizing the distribution of information to prospective lenders and containing customary information;

(ii)furnishing Parent and its Financing Sources as promptly as reasonably practicable with (A) by a date that is not later than forty-five (45) calendar days after the end of any fiscal quarter after the date hereof that is not a fiscal year end, the unaudited consolidated balance sheet of the Company as of the end of such subsequent quarterly period ended no less than forty-five (45) calendar days prior to the Closing Date and the related unaudited statements of income and cash flows and (B) by a date that is not later than ninety (90) calendar days after the end of any fiscal year, the audited consolidated balance sheet of the Company as of the end of such fiscal year ended not less than ninety (90) days prior to the Closing Date, and the related audited statements of income and cash flows for the year then ended, and the notes and schedules thereto (the information described in clauses (i) and (ii) of this Section 5.12(b) being collectively referred to as the “Required Information”);

(iii)participating in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers or agents for, and prospective lenders and purchasers of, the financing and senior management and Representatives, with appropriate seniority and expertise, of the Company and its Subsidiaries), presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the financing.

(iv)facilitating the pledging of collateral and perfection of security interests (including obtaining customary payoff letters, lien releases and instruments of termination or discharge) as required by the Commitment Letters, including executing and delivering any customary collateral documents and other customary documents and certificates as may be reasonably requested by Parent and cooperating and assisting Parent in obtaining customary legal opinions, appraisals, surveys, title insurance, other certifications and documents as reasonably required by the Financing Sources for financings similar to the Financing, and cooperating with and assisting Parent in connection with obtaining such items;

(v)assisting with the preparation of materials for rating agencies and rating agency presentations, bank information memoranda, offering documents (including assistance in the preparation of pro forma financial statements giving effect to the transactions hereunder), private placement memoranda and similar documents required in connection with the Financing;

(vi)facilitating the execution and delivery at the Closing of definitive Financing documents by the Company and its Subsidiaries and all other customary documents in connection therewith, including pledge and security agreements, mortgages, guarantees, filings and certificates as reasonably required in connection with the Financing (including a certificate of the Chief Financial Officer of the Company or any of its Subsidiaries with respect to solvency matters and consents of independent accountants for the use of their reports in any materials relating to the Financing, provided that any obligations contained in such documents shall be effective no earlier than as of the Closing);

(vii)using reasonable best efforts to cooperate with Parent to satisfy the conditions precedent to the Financing to the extent within the control of the Company and causing the taking of corporate actions by the Company and its Subsidiaries reasonably necessary to permit the completion of the Financing;

provided, that (i) the foregoing shall not require such cooperation to the extent that it would interfere unreasonably with the business or operation of the Company or its Subsidiaries, and (ii) neither the Company nor any of its Subsidiaries shall be required to commit to take any action (including the payment of any commitment or other fee or the incurrence of any liability prior to the Effective Time to the extent not reimbursed by Parent pursuant to Section 5.12(c)) that is not contingent upon the Closing (including the entry into any agreement) or that would be effective prior to the Closing Date.
(c)Parent shall, upon written request of the Company, reimburse the Company for all reasonable and documented out-of-pocket costs incurred in good faith by the Company and its Subsidiaries in connection with their obligations pursuant to Section 5.12(b) prior to the Closing. Parent shall indemnify, defend and hold harmless the Company and its Subsidiaries and Representatives from and against any and all Losses suffered or incurred by them in connection with the arrangement of the Financing or providing any of the information utilized in connection therewith, except to the extent resulting from the gross negligence, willful misconduct or bad faith of any such Persons.

Section 5.13 Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or the other Transactions, the Company and its Board of Directors shall grant such approvals and take such other actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

Section 5.14 Tax Refunds. Any refund of any Indemnifiable Taxes (other than any refund or that portion of any refund arising out of the carryback of a loss or credit incurred by the Company or any of its Subsidiaries in a Tax period (or portion thereof) commencing after the Locked Box Date), and any interest paid or credited by any Governmental Authority in respect thereto (a “Refund”), shall be the property of the Company Shareholders and the Optionholders. In the event that any Refund is received by Parent, the Company, any Subsidiary of the Company or any Affiliate thereof, including by way of credit or allowance against Taxes otherwise payable, an amount equal to such Refund less any reasonable costs incurred by Parent in obtaining such Refund shall be paid to the Exchange Agent for further distribution to the Company Shareholders and Optionholders promptly upon such receipt from the applicable Governmental Authority.

Section 5.15 Conveyance Taxes. All Conveyance Taxes shall be paid when due by the Party legally responsible to pay such amount (the “Responsible Party”). The Responsible Party will, at its own expense, file all necessary Tax returns and other documentation with respect to all such Conveyance Taxes and, if required by applicable Law, the other Party will, and will cause its Affiliates to, join in the execution of any such Tax returns and other documentation. Parent and the Company Shareholders agree to cooperate in the execution and delivery of all instruments and certificates necessary to minimize the amount of any Conveyance Taxes and to enable Parent and the Company Shareholders to comply with any pre-Closing filing requirements.

Section 5.16 Amendment to Stockel Agreement. Promptly (and in any event within five (5) Business Days) following the date hereof, the Company shall provide notice to the Stockel Shareholders in respect of the Merger in accordance with the Stockel Agreement. The Company shall use commercially reasonable efforts to cause the Stockel Agreement to be amended (in form and substance reasonably acceptable to Parent) as promptly as practicable to provide that the Per Class W Common Share Cash Consideration (plus the applicable Pro Rata Portion of any distributions to the Stockel Shareholders from the Escrow Account in accordance with the Escrow Agreement, the applicable Pro Rata Portion of any distributions to the Stockel Shareholders by the Exchange Agent in respect of a Refund under Section 5.14, and the applicable Pro Rata Portion of any distributions to the Stockel Shareholders from the Shareholder Representative Fund under Section 8.8(c)) to be paid in the Merger shall be in lieu of payment of the Per Share Change of Control Purchase Price under the Stockel Agreement.

ARTICLE VI

EMPLOYEE MATTERS

Section 6.1 Compensation and Employee Benefits.

(a)For the period beginning on the Closing Date and ending on the date that is ninety (90) days thereafter, Parent shall, and shall cause the Company and its Subsidiaries to, provide current Employees as of the Closing Date (the “Continuing Employees”) with base salary, cash bonus opportunities and a level of employee benefits (other than equity‑based compensation or benefits, retiree or post-employment welfare benefits, and defined benefit pension benefits), during such Continuing Employee’s period of employment, that are no less favorable in the aggregate than as those provided to the Continuing Employees immediately prior to the Closing Date under the Plans set forth in Section 3.14(a) of the Disclosure Schedules and made available to Parent.

(b)Prior to the Closing Date, the Company shall adopt written resolutions and a plan amendment to fully (100%) vest all participants’ accounts under the Company’s 401(k) plan, such vesting to be effective on the date that includes the Effective Time (but may be contingent on the Closing). Such resolutions and amendment shall not apply, and prior to the Effective Time the Company shall not take any action, to fully (100%) vest any employer contributions made to the Company’s 401(k) plan after the Effective Time. The form and substance of such written resolutions and plan amendment shall be preapproved by Parent, such preapproval not to be unreasonably withheld.

(c)Parent shall cause Continuing Employees to receive credit for service with the Company and its Subsidiaries prior to the Closing for purposes of eligibility to participate, vesting, vacation entitlement and level of severance benefits under each of the employee benefit plans, programs and policies of Parent (other than those providing equity-based benefits or compensation), the Surviving Corporation or its relevant Subsidiary, as applicable, in which such Continuing Employees become participants in immediately after the Closing Date (“Parent Plans”) to the extent such service was credited to such Continuing Employee as of the Closing Date under the analogous Plan; provided, that no such service recognition shall be required if it would result in any duplication of benefits.  With respect to each Parent Plan that is a group health plan, the Parent shall use commercially reasonable efforts to (i) cause all pre-existing condition exclusions and actively-at-work requirements of such Parent Plan to be waived for each Continuing Employee and his or her covered dependents, unless and to the extent the individual, immediately before entry in the Parent Plans, was subject to such conditions under a comparable Plan, as applicable, and (ii) cause each Continuing Employee to be given credit under such Parent Plans for all amounts paid by such Continuing Employee under any similar Plan for the plan year that includes the Closing Date for purposes of applying deductibles, co-payments and out-of-pocket maximums under Parent Plans to the same extent such amounts were credited for the same purpose under such Plan for such Continuing Employee.

(d)Nothing contained in this Section 6.1 shall be construed to create any right to employment or continued employment or any term or condition of employment with the Company or any of its Subsidiaries. Nothing in this Section 6.1 or elsewhere in this Agreement shall make any Continuing Employee a third party beneficiary of this Section 6.1 or this Agreement or any rights relating thereto or be deemed to be an amendment to any employee benefit plan or arrangement of any party, including any Plan.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.1 Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a)Representations, Warranties and Covenants. (i) (A) the representations and warranties of Parent and Merger Sub set forth in Section 4.1 and Section 4.5 shall be true and correct (without giving effect to any “materiality” or “Material Adverse Effect” qualifiers contained therein) in all material respects as of the date of this Agreement and as of the Closing Date (as if made on the Closing Date) (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) and (B) all of the other representations and warranties of Parent and Merger Sub in Article IV (other than those referenced in clause (A) above) shall be true and correct (without giving effect to any “materiality” or “Material Adverse Effect” qualifiers contained therein) as of the date of this Agreement and as of the Closing Date (as if made on the Closing Date) (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, does not or would not reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions, (ii) each of Parent and Merger Sub shall have performed and complied in all material respects with each of its covenants and agreements in this Agreement to be performed by it before or at the Closing and (iii) a senior executive officer of Parent shall have delivered to the Company at the Closing a certificate, in form and substance reasonably satisfactory to the Company, confirming satisfaction of the conditions set forth in clauses (i) and (ii) above.

(b)Governmental Approvals. Any waiting period (and any extension thereof) under the HSR Act shall have expired or shall have been terminated.

(c)No Order. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that is in effect and has the effect of making the Transactions illegal or otherwise prohibiting consummation of the Transactions.

(d)Required Shareholder Approval. The Company Shareholder Approval shall have been obtained in accordance with the NCBCA, any other applicable legal requirements and the Company Charter Documents.

Section 7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Transactions shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a)Representations, Warranties and Covenants. (i) (A) The Fundamental

Representations (except with respect to the representations and warranties set forth in Section 3.3(f), solely to the extent that the failure of such representations and warranties to be true and correct has resulted solely from the disclosures expressly set forth on Section 3.3(f) of the Disclosure Schedules) shall be true and correct (without giving effect to any “materiality” or “Material Adverse Effect” qualifiers contained therein) in all material respects as of the date of this Agreement and as of the Closing Date (as if made on the Closing Date) (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); and (B) all of the other representations and warranties of the Company set forth in Article III (other than those referenced in clause (A) above) shall be true and correct (without giving effect to any “materiality” or “Material Adverse Effect” qualifiers contained therein) as of the date of this Agreement and as of the Closing Date (as if made on the Closing Date) (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct does not have, individually or in the aggregate, a Material Adverse Effect; and (C) all of the representations and warranties of the Shareholder Representative in Section 8.7(c) shall be true and correct in all material respects as of the date hereof and as of the Closing Date (as if made on the Closing Date); (ii) each of the Company and the Shareholder Representative shall have performed and complied in all material respects with each of its covenants and agreements in this Agreement to be performed by it before or at the Closing; and (iii) a senior executive officer of the Company shall have delivered to Parent and Merger Sub at the Closing a certificate, in form and substance reasonably satisfactory to Parent and Merger Sub, confirming satisfaction, with respect to the Company, of the conditions set forth in clauses (i) and (ii) above.

(b)FIRPTA Certificate. The Company shall have delivered to Parent on the Closing Date a certificate for purposes of satisfying Parent’s obligations under Section 1.1445‑2(c)(3)(i) of the Regulations and a notice to the IRS in accordance with Section 1.897‑2(h)(2) of the Regulations.

(c)Payoff Letters. The Company shall have delivered to Parent at least three (3) Business Days prior to the Closing Date payoff letters, in form and substance reasonably satisfactory to Parent to the effect that upon receipt of payment as described therein such recipient shall have been paid in full for all Indebtedness (except for Indebtedness of the types described in clauses (v)-(ix) of the definition thereof) or Transaction Expenses due and owing to such Person as of the Closing Date.
(d)Governmental Approvals. Any waiting period (and any extension thereof) under the HSR Act shall have expired or shall have been terminated.

(e)No Order. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that is in effect and has the effect of making the Transactions illegal or otherwise prohibiting consummation of the Transactions.

(f)No Litigation. There shall not be instituted or pending any Action or proceeding by any Governmental Authority that seeks to prevent, restrain or prohibit the consummation of the Merger.

(g)Material Adverse Effect. After the date of this Agreement, no Material Adverse Effect shall have occurred.

(h)Deliveries. The Company shall have made all other deliveries required to be made at or prior to the Closing pursuant to Section 2.9(b).

(i)Required Shareholder Approval. The Company Shareholder Approval shall have been obtained in accordance with the NCBCA, any other applicable legal requirements and the Company Charter Documents.

(j)ESOP Matters. The ESOP Financial Advisor shall have issued the ESOP Fairness Opinion, the ESOP Fiduciary shall have made and certified the ESOP Determination, and the Company shall have properly adopted and executed the ESOP Amendment.

(k)Intellectual Property Transfer. The Intellectual Property Transfer shall have been consummated in accordance with the terms of the IP Transfer APA and shall remain in effect (including, without limitation, that the Membership Agreement (as defined in the IP Transfer APA) shall not have been reinstated and the voting rights of the Current Stockholders (as defined in the IP Transfer APA) shall not have been restored).

(l)Dissenting Shares. The number of Dissenting Shares shall not exceed 5% of the aggregate number of Company Shares issued and outstanding immediately prior to the Closing.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Survival of Representations and Warranties. The (a) representations and warranties of the Company contained in Article III or in any certificate or other instrument delivered pursuant to this Agreement, (b) the representations and warranties of the Shareholder Representative contained in Section 8.7(c) and (c) the covenants and agreements of the Company or the Shareholder Representative set forth in this Agreement which by their terms are to be wholly performed prior to the Closing, in each case, shall survive the Closing for a period of eighteen (18) months after the Closing Date; provided, however, that the Fundamental Representations shall survive the Closing for a period of thirty-six (36) months after the Closing Date. The representations and warranties of Parent and Merger Sub contained in Article IV, or in any certificate or other instrument delivered pursuant to this Agreement, and the covenants and agreements of Parent or Merger Sub set forth in this Agreement which by their terms are to be wholly performed prior to the Closing, in each case, shall terminate at the Closing. Unless otherwise indicated herein, the covenants and agreements of the Company, the Shareholder Representative, Parent or Merger Sub set forth in this Agreement which by their terms are to be performed, in whole or in part, after the Closing shall survive until they have been performed or satisfied. Notwithstanding the foregoing, any claim by a party for indemnification hereunder with respect to the breach or alleged breach of any representation, warranty, covenant or agreement asserted prior to the expiration of the applicable survival period set forth in this Section 8.1 shall survive the expiration of such period until the final resolution of such claim. It is the express intent of the parties that, if the applicable survival period for an item as contemplated by this Article VIII is shorter than the statute of limitations that would otherwise have been applicable to such item, then, by contract, the applicable statute of limitations with respect to such item shall be deemed to have been reduced to the shortened survival period contemplated hereby. The parties further acknowledge that they do not intend to extend the applicable statute of limitations.

Section 8.2 Indemnification by the Company Shareholders and Optionholders .

(a)Subject to the limitations in this Article VIII, each Company Shareholder and Optionholder shall on a several basis (based on such Company Shareholder’s or Optionholder’s Pro Rata Portion) indemnify, defend and hold harmless Parent and its Subsidiaries (including, following the Closing, the Surviving Corporation and its Subsidiaries), their respective Representatives and Parent’s and their Representatives’ respective permitted assigns and successors (each, a “Parent Indemnified Party”) from and against any and all losses, liabilities, claims, damages, settlements, payments, Taxes, penalties, fines and interest, as well as costs and expenses (including reasonable fees and disbursements of legal counsel and other experts) (collectively, the “Losses”), resulting from or arising out of, directly or indirectly, any of the following:

(i)the misrepresentation or breach of any representation or warranty made by the Company contained in Article III of this Agreement, as if such representation or warranty were made as of the date of this Agreement and on and as of the Closing Date, or in any certificate delivered pursuant to this Agreement;

(ii)the breach of any covenant or agreement made or to be performed by the Company or the Shareholder Representative contained in this Agreement, other than the breach of any covenant or agreement made or to be performed by the Company contained in Section 5.1(b);

(iii)the breach of any covenant or agreement made or to be performed by the Company contained in Section 5.1(b);

(iv)any Indemnifiable Taxes;

(v)any payments paid or owed by the Surviving Corporation to any Company Shareholder with respect to any Dissenting Shares to the extent that the aggregate amount of such payments, together with the aggregate amount of all Losses with respect thereto, exceeds the consideration that otherwise would have been payable to such Company Shareholder pursuant to Article II upon the conversion of such Dissenting Shares if such Company Shareholder had not exercised his, her or its right pursuant to Article 13 of the NCBCA;

(vi)any Transaction Litigation; and

(vii)the allocation of the Aggregate Merger Consideration and Per Share Consideration among the Company Shareholders, Optionholders, CARQUEST CANADA LTD. Shareholders and/or Stockel Shareholders;

provided, that (A) with respect to indemnification claims under Section 8.2(a)(i) or Section 8.2(a)(ii) (solely with respect to a breach of any covenant or agreement of the Company or the Shareholder Representative set forth in this Agreement which by its terms was to be wholly performed prior to the Closing), the Company Shareholders and Optionholders shall not be liable in respect of any claim (including any other claims relating to similar facts and circumstances) for indemnifiable Losses that are of an amount less than One Hundred Fifty Thousand Dollars ($150,000), (B) with respect to indemnification claims under Section 8.2(a)(i) or Section 8.2(a)(ii) (solely with respect to a breach of any covenant or agreement of the Company or the Shareholder Representative set forth in this Agreement which by its terms was to be wholly performed prior to the Closing), the Company Shareholders and Optionholders shall not be liable hereunder unless the aggregate amount of indemnifiable Losses hereunder with respect to such claims exceeds Fourteen Million Dollars ($14,000,000) (the “Deductible”), at which point the Company Shareholders and Optionholders will be obligated to indemnify the Parent Indemnified Parties against all Losses so identified by the Parent Indemnified Parties to the extent they exceed the Deductible (and only for such excess); provided, further, that none of the foregoing limitations in (A) and (B) shall apply to misrepresentations or breaches of the Fundamental Representations. Notwithstanding anything to the contrary, nothing in this Agreement will limit any remedy or claim for Losses that Parent Indemnified Parties may have to the extent arising out of intentional misrepresentation or fraud, subject to Section 8.5.
(b)No Parent Indemnified Party shall make any claim for or be entitled to indemnification for a Loss (other than with respect to indemnification under Section 8.2(a)(iii)) to the extent that such Loss is included in the Company Balance Sheet as a specific liability or reserve expressly relating to such matter (but not including any reserve for deferred tax liabilities established to reflect timing differences between book and Tax income); provided, however, that this Section 8.2(b) shall not limit the amount to which any Parent Indemnified Party would otherwise be entitled to indemnification for any Losses in excess such proven amounts.

(c)Where the Company Shareholders and Optionholders have made a payment to a Parent Indemnified Party in relation to any claim and Parent or any of its Affiliates are entitled to recover from a third party a sum which indemnifies or compensates Parent Indemnified Parties (in whole or in part) in respect of the liability or Loss which is the subject of a claim, Parent or its relevant Affiliates shall pay to the Company Shareholders and Optionholders, as soon as practicable after receipt, an amount equal to the amount actually recovered from the third party (net of taxation and less any reasonable costs of recovery) up to the amount previously paid hereunder; provided, that Parent shall not be obligated to commence any Action or incur any material costs or expenses (including in the form of increased insurance premiums) in order to seek recovery from a third party; provided, further, that to the extent permissible under applicable Law or the terms of any applicable contracts, the Company Shareholders and Optionholders shall be entitled to exercise, and shall be subrogated to, any rights and remedies (including rights of indemnity, rights of contribution and other rights of recovery) that the Parent Indemnified Parties may have against any such third party with respect to any Losses to which such payment is directly related, so long as the Parent Indemnified Parties are not adversely affected thereby.

(d)The Parent Indemnified Parties shall be entitled to recover under this Article VIII with respect to any Losses caused by an inaccuracy or breach of any representation, warranty or covenant by the Company contained in this Agreement even if, at or before the Closing, Parent had knowledge of the facts, matters or circumstances giving rise to such inaccuracy or breach.

(e)For purposes of the calculation of any Losses incurred with respect to a breach requiring indemnification of the Parent Indemnified Parties as provided in Section 8.2(a), (i) each representation, warranty, covenant and agreement made by the Company is made without any qualifications or limitations as to materiality or Material Adverse Effect and (ii) without limiting the foregoing, the words “material” and “Material Adverse Effect” and words of similar import shall be deemed deleted from any such representation, warranty, covenant or agreement.

(f)Notwithstanding anything to the contrary in this Agreement: (i) from and after the Closing, the Company and its Subsidiaries shall not be liable to the Company Indemnified Parties for any or all actual or alleged breach by the Company and its Subsidiaries of any of their representations, warranties, covenants and agreements set forth in this Agreement and (ii) if a party is entitled to bring a claim under more than one provision of Section 8.2(a) or Section 8.3(a), as the case may be, such party may choose in its sole and absolute discretion the provision or provisions under which it seeks indemnification.

(g)NOTWITHSTANDING ANYTHING TO THE CONTRARY ELSEWHERE IN THIS AGREEMENT OR PROVIDED FOR UNDER ANY APPLICABLE LAW, NO PARTY NOR ANY COMPANY SHAREHOLDER OR SHAREHOLDER REPRESENTATIVE, NOR ANY CURRENT OR FORMER SHAREHOLDER, DIRECTOR, OFFICER, EMPLOYEE, AFFILIATE OR REPRESENTATIVE OF ANY OF THE FOREGOING SHALL, IN ANY EVENT, BE LIABLE TO ANY OTHER PERSON, EITHER IN CONTRACT, TORT OR OTHERWISE, FOR ANY EXEMPLARY OR PUNITIVE DAMAGES RELATING TO THE BREACH OR ALLEGED BREACH OF ANY PROVISION OF THIS AGREEMENT, EXCEPT IN EACH CASE TO THE EXTENT INCLUDED IN A CLAIM BY A THIRD PARTY OR ARISING FROM A CLAIM BASED UPON INTENTIONAL MISREPRESENTATION OR FRAUD (SUBJECT TO Section 8.5).

Section 8.3 Indemnification by Parent.

(a)Subject to the limitations in this Article VIII, Parent shall indemnify, defend and hold harmless each Company Shareholder and Optionholder (and their respective directors, managers, officers, employees, shareholders and Affiliates) (each, a “Company Indemnified Party” and, together with Parent Indemnified Parties, the “Indemnified Party,” as the case may be) from and against all Losses, resulting from or arising out of, directly or indirectly, any of the following:

(i)the misrepresentation or breach of any representation or warranty made by Parent or Merger Sub contained in Article IV of this Agreement, as if such representation or warranty were made as of the date of this Agreement and on and as of the Closing Date, or in any certificate delivered pursuant to this Agreement; or

(ii)the breach of any covenant or agreement made or to be performed by Parent or Merger Sub contained in this Agreement.
Notwithstanding anything to the contrary, nothing in this Agreement will limit any remedy or claim for Losses that the Company Indemnified Parties may have to the extent arising out of intentional misrepresentation or fraud, subject to Section 8.5.
(b)The provisions of the proviso set forth in Section 8.2(a), Section 8.2(c), Section 8.2(d) and Section 8.2(e) shall apply to this Section 8.3(a), mutatis mutandis. In no event shall Parent’s aggregate liability pursuant to this Agreement exceed an aggregate amount equal to the Aggregate Merger Consideration plus the Escrowed Cash plus the Shareholder Representative Amount plus any Refunds under Section 5.14.

Section 8.4 Claims.

(a)Any Parent Indemnified Party shall promptly notify the Shareholder Representative (which shall act on behalf of any or all Company Shareholders and Optionholders for purposes of any claims pursuant to Section 8.2(a)) in the event that such Parent Indemnified Party claims indemnification hereunder pursuant to Section 8.2(a). A Company Indemnified Party shall promptly notify Parent and the Shareholder Representative of any claim with respect to which such Company Indemnified Party claims indemnification hereunder against Parent pursuant to Section 8.3(a). Any failure of the Indemnified Party to give any notice required under this Section 8.4(a) shall not relieve the Indemnifying Party of its obligations under this Article VIII except to the extent that such Indemnifying Party shall have been actually prejudiced thereby. Such notice shall state in reasonable detail the matter which such Indemnified Party has determined has given rise to a right of indemnification under this Agreement, the amount of the Loss, if known (or Parent’s good faith estimate of the maximum amount of Losses in respect of such claim if such amount is uncertain), and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises.

(b)If any claim relates to any Action instituted against the Indemnified Party by a third party (a “Third Party Claim”), then the Shareholder Representative, on behalf of the Company Shareholders and Optionholders, or Parent, as the case may be, shall be entitled to be fully involved and participate fully in the defense of such Third Party Claim. Within fifteen (15) days after the Indemnified Party gives written notice of such Third Party Claim pursuant to Section 8.4(a), the Shareholder Representative, on behalf of the Company Shareholders and Optionholders, or Parent, as the case may be, may assume the defense of such Third Party Claim with counsel reasonably satisfactory to the Indemnified Party by providing the Indemnified Party with written notice of its election to assume such defense. Notwithstanding the right of the Indemnified Party to retain its own counsel as described below, if the Shareholder Representative or Parent, as the case may be, assumes the defense of any Third Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of such Third Party Claim that the Shareholder Representative or Parent, as the case may be, may recommend, and which releases the Indemnified Party and its Affiliates completely and unconditionally in connection with such Third Party Claim, provided that such settlement, compromise or discharge does not (i) involve an admission of wrongdoing by the Indemnified Party or its Affiliates or (ii) impose any equitable or other non‑monetary remedies or obligations on the Indemnified Party, but solely involves the payment of money damages for which the Indemnified Party will be fully indemnified hereunder.

(c)The Indemnified Party shall retain the right to employ its own counsel and to participate in the defense of any Third Party Claim, the defense of which has been assumed by the Shareholder Representative, on behalf of the Company Shareholders and Optionholders, or Parent, as the case may be, pursuant hereto, but the Indemnified Party shall bear and shall be solely responsible for its own costs and expenses in connection with such participation. Notwithstanding the foregoing, if (i) the Indemnifying Party does not exercise its rights to defend the Indemnified Party against such Third Party Claim, (ii) the Indemnified Party reasonably concludes, after consultation with counsel, that representation of the Indemnified Party and the Indemnifying Party by the same counsel presents a potential conflict of interest under applicable standards of professional conduct, (iii) the Indemnified Party determines, after consultation with counsel, that it has legal defenses available to it which are different from or in addition to the defenses available to the Indemnifying Party, (iv) the Third‑Party Claim involves potential criminal liability or admission of wrong doing, or (v) the Third‑Party Claim seeks any non‑monetary remedy against the Indemnified Party, without waiving any rights against the Indemnifying Party, the Indemnified Party may (subject to the below) retain its own counsel, defend against or settle any such Third Party Claim in the Indemnified Party’s sole and absolute discretion and the Indemnified Party shall be entitled to recover from the Indemnifying Party the amount of any settlement or judgment and, on an ongoing basis, all Losses of the Indemnified Party with respect thereto, including interest owed to third parties from the date such Losses were incurred; provided, that in no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to any Third Party Claim for which it seeks indemnification hereunder without the prior written consent of the Shareholder Representative, on behalf of the Company Shareholders and Optionholders, on the one hand, or Parent, on the other hand (the decision on whether to provide such prior written consent may not be unreasonably withheld or delayed).

Section 8.5 Satisfaction of Claims; Limitation of Liability. The Escrow Fund shall be the sole and exclusive source for satisfaction of any and all claims by Parent Indemnified Parties for Losses under this Agreement (except in cases of intentional misrepresentation or fraud). No Company Shareholder or Optionholder shall have any liability pursuant to this Agreement in excess of such Company Shareholder’s or Optionholder’s Pro Rata Portion of the Escrow Fund; provided, however, that this Section 8.5 shall not (i) limit any remedy or claim for Losses that the Parent Indemnified Parties may have against a Company Shareholder or Optionholder to the extent arising out of intentional misrepresentation or fraud, except that no Company Shareholder or Optionholder shall have any liability pursuant to this Agreement in excess of such Company Shareholder’s and/or Optionholder’s Pro Rata Portion of the aggregate amount of Aggregate Merger Consideration received by all Company

Shareholders and Optionholders pursuant to this Agreement in respect of Options and Company Shares or (ii) apply to the Shareholder Representative’s rights to indemnification from the Company Shareholders and Optionholders pursuant to Section 8.7.

Section 8.6 Remedies. The parties agree that except for (a) the matters covered by Section 2.8, (b) other than as provided in Section 9.3 and Section 10.10 and (c) any claims for intentional misrepresentation or fraud or any claims seeking injunctive, specific performance or other equitable relief, from and after the Closing, the remedies provided in this Article VIII shall be deemed the sole and exclusive remedies of the parties, from and after the Closing Date, for any and all claims arising under, out of, or related to this Agreement, or the sale and purchase of the Company, and no person will have any other entitlement, remedy or recourse, whether in contract, tort or otherwise, it being agreed that all of such other remedies, entitlements and recourse are expressly waived and released by the Parties hereto to the fullest extent permitted by law.

Section 8.7 Shareholder Representative.

(a)For purposes of this Agreement and the Escrow Agreement, the Company hereby appoints, and each Company Shareholder and Optionholder shall, without any further action on the part of any such Company Shareholder or Optionholder, be deemed (by virtue of the adoption and approval of this Agreement and approval of the Merger and/or acceptance of any consideration pursuant to this Agreement) to have consented to the appointment of Shareholder Representative Services LLC as the attorney‑in‑fact and agent for and on behalf of each such Company Shareholder and Optionholder, and the taking by the Shareholder Representative of any and all actions and the making of any decisions required or permitted to be taken by the Shareholder Representative under or contemplated by this Agreement and the other documents contemplated hereby, including the exercise of the power to (i) execute this Agreement, the Escrow Agreement and other agreements, documents and certificates pursuant to such agreements, including all amendments to such agreements, and take all actions required or permitted to be taken under such agreements, (ii) authorize delivery to Parent of all or any portion of the Escrow Fund from the Escrow Account, in satisfaction of indemnification or other claims contemplated by this Agreement or as provided in the Escrow Agreement, (iii) agree to, negotiate, enter into settlements and compromises of and comply with orders of courts and awards of arbitrators with respect to such indemnification or other claims, (iv) resolve any indemnification or other claims, (v) receive and forward notices and communications pursuant to this Agreement and the Escrow Agreement, and (vi) take all actions necessary in the judgment of the Shareholder Representative for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement, the Escrow Agreement and any other agreements, documents and certificates thereto. Any and all such actions taken by the Shareholder Representative on behalf of the Company Shareholders and Optionholders (or former Company Shareholders and Optionholders) shall be deemed to be facts ascertainable outside this Agreement and shall be binding on all of the Company Shareholders and Optionholders. The Company Shareholders and Optionholders shall cooperate with the Shareholder Representative and any accountants, attorneys or other agents whom the Shareholder Representative may retain to assist in carrying out Shareholder Representative’s duties hereunder. Shareholder Representative Services LLC hereby accepts its appointment as the Shareholder Representative. The Shareholder Representative is authorized by each Company Shareholder and Optionholder by virtue of the adoption and approval of this Agreement and approval of the Merger to act on its behalf as required hereunder and under the Escrow Agreement. The Shareholder Representative may resign at any time, with thirty (30)

days prior written notice to Parent and the Escrow Agent, upon the terms set forth in the engagement agreement between the Company and the Shareholder Representative. At any time during the term of the Escrow Agreement, Company Shareholders holding (or after the Effective Time, former Company Shareholders who held immediately prior to the Effective Time) a majority of the votes entitled to be cast by the Junior Common Shares at the Shareholders’ Meeting can appoint a new Shareholder Representative (after reasonably consulting with Parent regarding the proposed new Shareholder Representative) by sending notice and a copy of the duly executed written consent appointing such new Shareholder Representative to Parent and the Escrow Agent. Such appointment will be effective upon the later of the date indicated in the consent or the date such consent is received by Parent and the Escrow Agent. The parties acknowledge that the Shareholder Representative’s obligations under this Article VIII are solely as a representative of the Company Shareholders and Optionholders under this Article VIII.

(b)All decisions, actions, consents and instructions of the Shareholder Representative shall be final and binding upon all the Company Shareholders and Optionholders and no Company Shareholder or Optionholder shall have any right to object, dissent, protest or otherwise contest the same, except for fraud, bad faith or willful misconduct. Parent shall be able to rely conclusively on the instructions and decisions of the Shareholder Representative and shall be required to only file and negotiate any claims or disputes with the Shareholder Representative and not with each Company Shareholder and Optionholder. The Shareholder Representative shall not have by reason of this Agreement a fiduciary relationship in respect of any Company Shareholder or Optionholder, except in respect of amounts actually received on behalf of such Company Shareholder or Optionholder. The Shareholder Representative shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement. The Shareholder Representative shall not have any liability to any Company Shareholder or Optionholder in connection with the Shareholder Representative’s services pursuant to this Agreement while acting in good faith, and any act done or omitted pursuant to the advice of legal counsel, public accountants or other independent experts reasonably relied upon in good faith by the Shareholder Representative shall be conclusive evidence of such good faith. The Company Shareholders and Optionholders shall severally (based on such Company Shareholder’s or Optionholder’s Pro Rata Portion) indemnify the Shareholder Representative and hold it harmless against any loss, liability, damage, claim, penalty, fine, forfeiture, action, fee cost or expense (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Shareholder Representative Expenses”) arising out of or in connection with the acceptance or administration of its duties hereunder, in each case as such Shareholder Representative Expense is suffered or incurred; provided, that in the event that any such Shareholder Representative Expense is finally adjudicated to have been directly caused by the gross negligence or bad faith of the Shareholder Representative, the Shareholder Representative will reimburse the Company Shareholders and Optionholders the amount of such indemnified Shareholder Representative Expense to the extent attributable to such gross negligence or bad faith. If not paid directly to the Shareholder Representative by the Company Shareholders and Optionholders, any such Shareholder Representative Expenses may be recovered by the Shareholder Representative from (i) the funds in the Shareholder Representative Fund and (ii) the amounts in the Escrow Fund at such time as remaining amounts would otherwise be distributable to the Company Shareholders and Optionholders; provided, that in no event may any Shareholder Representative Expenses be recovered by the Shareholder Representative from any portion of the Escrow Fund that has not been disbursed by the Escrow Agent for distribution to the Company Shareholders and Optionholders in accordance with the Escrow Agreement; provided, further, that while this section allows the Shareholder Representative to be paid from

Shareholder Representative Fund and the Escrow Fund, this does not relieve the Company Shareholders and Optionholders from their obligation to promptly pay such Shareholder Representative Expenses as they are suffered or incurred, nor does it prevent the Shareholder Representative from seeking any remedies available to it at law or otherwise. In no event will the Shareholder Representative be required to advance its own funds on behalf of the Company Shareholders and Optionholders or otherwise. The Company Shareholders and Optionholders acknowledge and agree that the foregoing indemnities will survive the resignation or removal of the Shareholder Representative or the termination of this Agreement.

(c)The Shareholder Representative hereby represents and warrants to Parent that (i) it is a limited liability company validly existing and in good standing under the Laws of the State of Colorado, (ii) it has all requisite limited liability company power and authority to execute and deliver this Agreement and the Escrow Agreement and to perform its obligations hereunder and thereunder, (iii) the execution and delivery of this Agreement by it has been, and the execution and delivery of the Escrow Agreement by it at Closing will be, duly authorized by all necessary limited liability company action, (iv) this Agreement has been (and upon the Shareholder Representative’s execution thereof the Escrow Agreement will be) duly executed and delivered by it, and assuming the due authorization, execution and delivery hereof by the other parties hereto or thereto, constitutes (or will constitute once executed) the legal, valid and binding obligations of the Shareholder Representative, enforceable against it in accordance with their terms, except as enforcement hereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to or affecting the enforcement of creditors’ rights generally, the laws of agency, and legal principles of general applicability governing the availability of equitable remedies (whether considered in a proceeding in equity or at law or under applicable legal codes).

Section 8.8 Shareholder Representative Fund.

(a)Pursuant to Section 2.9(a)(iii), the Shareholder Representative Amount (together with all interest and other distributions and payments thereon, the “Shareholder Representative Fund”) shall be paid by Parent at Closing (without duplication) to the Escrow Agent, for the benefit of the Company Shareholders and Optionholders. The Escrow Agent shall hold and invest the Shareholder Representative Fund in a segregated account to be invested in the same manner as the Escrow Fund.

(b)The Shareholder Representative shall have the right to recover the Shareholder Representative Expenses from the Shareholder Representative Fund as such expenses arise. The Shareholder Representative Fund will not be available to any Parent Indemnified Party in satisfaction of any indemnification or other obligations of the Company Shareholders and Optionholders hereunder and will only be available to the Shareholder Representative to satisfy the Shareholder Representative Expenses. The Shareholder Representative Fund is for convenience of administration only, and its establishment does not limit any rights or obligations of the Shareholder Representative or any other Person under this Agreement.

(c)The Shareholder Representative Fund shall be held as a trust fund by the Escrow Agent and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes of and in accordance with the terms of this Agreement and the Escrow Agreement. The Shareholder Representative Fund, and any portions thereof, shall be disbursed and released in accordance with the terms of this Agreement and the Escrow Agreement.

(d)In the event that the Shareholder Representative Fund is insufficient to pay the Shareholder Representative Expenses (the “Representative Expenses Shortfall”), the Shareholder Representative may recover any amounts of the Representative Expenses Shortfall from the portion of the Escrow Fund disbursed by the Escrow Agent for distribution to the Company Shareholders and Optionholders in accordance with the Escrow Agreement. For the avoidance of doubt, in no event shall any Representative Expenses Shortfall be payable from any portion of the Escrow Fund that has not been disbursed by the Escrow Agent for distribution to the Company Shareholders and Optionholders in accordance with the Escrow Agreement, if any. The Shareholder Representative may issue a written demand to the Company Shareholders and Optionholders for reimbursement of the Representative Expenses Shortfall from the Company Shareholders and Optionholders in the event that the Shareholder Representative reasonably determines that the Shareholder Representative Expenses exceed the sum of (i) the amounts remaining in the Shareholder Representative Fund and (ii) the amounts that are immediately available to be paid to the Shareholder Representative from the Escrow Fund on or after the Final Escrow Release Date and which the Company Shareholders and Optionholders are entitled to receive (or are projected to be entitled to receive) pursuant to the provisions of this Agreement and the Escrow Agreement; provided, that for the avoidance of doubt, the Shareholder Representative will not be required to wait for future releases from the Escrow Fund prior to having recourse to the Company Shareholders and Optionholders directly. Within fifteen (15) days of receipt from the Shareholder Representative of such written demand for reimbursement, each Company Shareholder and Optionholder shall make payment to the Shareholder Representative of his, her or its Pro Rata Portion of such Representative Expenses Shortfall so demanded.

(e)At any time and from time to time, the Shareholder Representative may instruct the Escrow Agent to distribute all or a portion of the Shareholder Representative Fund to the Exchange Agent for further distribution to the Company Shareholders and Optionholders in accordance with their Pro Rata Portions.

ARTICLE IX

TERMINATION

Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing:
(a)by the mutual written consent of Parent and the Company;

(b)by either the Company or Parent if the Closing shall not have occurred by January 15, 2014 (as may be extended pursuant to the proviso to this sentence, the “Termination Date”); provided, however, that if on the initial Termination Date the conditions set forth in Section 7.1(b) and/or Section 7.2(d) shall not have been satisfied, or a Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Governmental Order under the HSR Act or any other applicable antitrust, competition or trade regulation Law (in each case, whether temporary, preliminary or permanent) that is in effect and has the effect of making the Transactions illegal or otherwise prohibiting consummation of the Transactions, but all other conditions set forth in Section 7.1 and Section 7.2 shall have been satisfied or waived (to the extent permissible) (other than those conditions which, by their terms, are to be satisfied or waived on the Closing Date, each of which is capable of being satisfied on the Closing Date), then the Termination Date shall be automatically extended, without further action by the parties hereto, to April 15, 2014; provided, further, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the primary cause of the failure of the Closing to occur on or prior to such date;

(c)by either the Company or Parent in the event that any Governmental Order is entered or issued which is final and nonappealable, or any Law is enacted or implemented, in each case, which prevents the consummation of the Transactions or makes consummation of the Transactions illegal; provided, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the primary cause of the failure of the Closing to occur on or prior to such date;

(d)by Parent if the Company Shareholder Approval is not obtained at the Shareholders’ Meeting;

(e)by the Company if a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement shall have occurred that would, if occurring or continuing on the Closing Date, cause the condition set forth in Section 7.1(a) not to be satisfied, and such breach, if curable, is not cured, within thirty (30) days (but no later than the Termination Date) of receipt of written notice by the Company to Parent of such breach; provided, that the Company is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 7.2 not to be satisfied;

(f)by the Company if (i) the Marketing Period has ended and all of the conditions set forth in Section 7.2 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, each of which shall have been capable of being satisfied on the date the Closing should have occurred pursuant to Section 2.2), (ii) Parent fails to complete the Closing within three (3) Business Days following the date the Closing should have occurred pursuant to Section 2.2, (iii) the Company has irrevocably confirmed in writing to Parent that (x) all of the conditions set forth in Section 7.1 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, each of which shall have been capable of being satisfied on the date the Closing should have occurred pursuant to Section 2.2) or will be waived by the Company and (y) it is ready, willing and able to consummate the Closing, and (iv) the Company stood ready, willing and able to consummate the Merger during the period referred to in clause (ii) above; or

(g)by Parent if a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would, if occurring or continuing on the Closing Date, cause the condition set forth in Section 7.2(a) not to be satisfied, and such breach, if curable, is not cured, within thirty (30) days (but no later than the Termination Date) of receipt of written notice by Parent to the Company of such breach; provided, that Parent is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 7.1 not to be satisfied.

Section 9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void, there shall be no liability on the part of Parent, Merger Sub, any Financing Source or the Company or their respective officers, directors, Affiliates, shareholders, managers or partners and all rights and obligations of any party hereto shall cease, except that nothing herein shall relieve any party hereto of any liability for any and all of the Losses suffered by the other party hereto as a result of any intentional misrepresentation or fraud or any material breach of such party’s covenants or agreements contained in this Agreement that is a consequence of an act undertaken by the breaching party with the actual knowledge that the taking of such act would, or would reasonably be expected to, cause a material breach of this Agreement. Notwithstanding the foregoing, the provisions of Section 5.3, this Section 9.2, Section 9.3 and Article X shall survive any termination. No termination of this Agreement shall affect the obligations of the parties under the Confidentiality Agreement.

Section 9.3 Parent Termination Fee.

(a)If this Agreement is terminated by the Company pursuant to Section 9.1(f) then Parent shall pay or cause to be paid to the Company a fee (the “Parent Termination Fee”) in cash equal to One Hundred Eighty-Five Million Dollars ($185,000,000).

(b)The Parent Termination Fee shall be paid within two (2) Business Days after the termination of this Agreement, it being understood that in no event shall Parent be required to pay or cause to be paid the Parent Termination Fee on more than one occasion. Upon payment of the Parent Termination Fee, none of (i) Parent or Merger Sub, (ii) the former, current or future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, assignees of Parent or Merger Sub, (iii) any lender, prospective lender, arranger or agent of or under the Financing or any of their respective former, current or future equityholders, controlling persons, directors, officers, employees, Affiliates, managers or agents (collectively, the “Financing Sources”) or (iv) any holders or future holders of any capital stock or other equity interest (including any options, warrants, calls, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units with respect to such interest or stock), controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders or assignees of any of the foregoing (the Persons described in clauses (i), (ii), (iii) and (iv) shall be collectively referred to as the “Parent Group”) shall have any further liability with respect to this Agreement or the transactions contemplated hereby (including the Financing) to the Company or any other Person (whether at law, in equity, in contract, in tort or otherwise), and neither the Company nor any other Person shall have any claim or recourse against any member of the Parent Group as a result of the breach of any representation, warranty, covenant or agreement of Parent or Merger Sub, as applicable, contained herein or otherwise arising out of or in connection with the transactions contemplated by this Agreement (including the Financing). Without limiting the foregoing, following a termination of this Agreement in the circumstances described in Section 9.1(f), in no event shall (A) the Company or any of its Subsidiaries, (B) any former, current or future, direct or indirect, stockholder, director, officer, employee, agent, representative, Affiliate or assignee of any of the Company or any of its Subsidiaries, or (C) any former, current or future director, officer, employee, agent, representative, Affiliate or assignee of any of the foregoing (the Persons described in clauses (A), (B) and (C) shall be collectively referred to as the “Company Group”) seek, or permit to be sought, on behalf of any member of the Company Group, any monetary damages from any member of the Parent Group in connection with this Agreement or any of the transactions contemplated hereby (including the Financing), other than (without duplication) payment of the Parent Termination Fee from Parent to the extent provided in Section 9.3(a). Nothing in this Section 9.3 shall in any way expand or be deemed to expand the circumstances in which Parent, Merger Sub or any other member of the Parent Group may be liable under this Agreement or any of the transactions contemplated hereby (including the Financing). The provisions of this Section 9.3(b) are intended to be for the benefit of, and shall be enforceable by, each member of the Parent Group.

(c)Parent and Merger Sub each acknowledge that the agreements contained in this Article IX are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Company would not enter into this Agreement, and that any amounts payable pursuant to this Section 9.3 do not constitute a penalty but constitute payment of liquidated damages and that the Company’s liquidated damages amount is reasonable in light of the substantial but indeterminate harm anticipated to be caused by Parent’s and Merger Sub’s breach or default under this Agreement, the difficulty of proof of loss and damages, the inconvenience and non-feasibility of otherwise obtaining an adequate remedy, and the value of the transactions to be consummated hereunder.

ARTICLE X

GENERAL PROVISIONS

Section 10.1 Expenses. Except as otherwise specified in this Agreement or the Escrow Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Transactions shall be borne by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile or by e‑mail to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.2):

(a)if to Parent or Merger Sub, to:

Advance Auto Parts, Inc.
5008 Airport Road
Roanoke, Virginia 24012
Attention:     Michael A. Norona
Facsimile:     (540) 561-1448
E‑mail:     mike.norona@advance-auto.com

and

Advance Auto Parts, Inc.
5008 Airport Road
Roanoke, Virginia 24012
Attention:     Sarah Powell, Esq.
Facsimile:     (540) 561-1448
E-mail:     spowell@advance-auto.com

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention:     Daniel E. Wolf
    Michael P. Brueck
Facsimile:     (212) 446-4900
Telephone:     (212) 446-4800
E-mail:     daniel.wolf@kirkland.com
    michael.brueck@kirkland.com

(b)if to the Company, to:

General Parts International, Inc.
c/o O. Temple Sloan, III
President and Chief Executive Officer
2635 East Millbrook Road
Raleigh, NC 27611
Facsimile:    (919) 573-3551
Telephone:    (919) 573-3489
E‑Mail:     temple.sloan3@gpi.com

with copies to (which shall not constitute notice):

Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.
2300 Wells Fargo Capitol Center
P.O. Box 2611
Raleigh, NC 27602-2611
Attention:     John L. Jernigan, Esq.
Facsimile:    (919) 821-6800
Telephone:    (919) 821-6611
E-mail:     jjernigan@smithlaw.com

Manning Fulton & Skinner, P.A.
3605 Glenwood Avenue
Suite 500
Raleigh, NC 27612
Attention:    W. Gerald Thornton
Facsimile:    (919) 325-4625
Telephone:    (919) 510-9264
E-mail:        thornton@manningfulton.com

(c)if to the Shareholder Representative, to:

Shareholder Representative Services LLC
1614 15th Street, Suite 200
Denver, CO 80202
Attention:     Managing Director
Email:         deals@shareholderrep.com
Facsimile:     (303) 623-0294
Telephone:     (303) 648-4085

with copies to (which shall not constitute notice):

Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.
2300 Wells Fargo Capitol Center
P.O. Box 2611
Raleigh, NC 27602-2611
Attention:     John L. Jernigan, Esq.
Facsimile:    (919) 821-6800
Telephone:    (919) 821-6611
E-mail:     jjernigan@smithlaw.com

Manning Fulton & Skinner, P.A.
3605 Glenwood Avenue
Suite 500
Raleigh, NC 27612
Attention:     W. Gerald Thornton
Facsimile:     (919) 325-4625

Telephone:     (919) 510-9264
E-mail:     thornton@manningfulton.com

Section 10.3 Public Announcements. None of the parties to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the Transactions or otherwise communicate with any news media regarding this Agreement or the Transactions without the prior consent of Parent (in the case of the Company) or the Company (in the case of Parent and Merger Sub), unless such press release or public announcement is otherwise required by Law or applicable stock exchange regulation, in which case, the parties to this Agreement shall to the extent practicable, consult with each other as to the timing and contents of any such press release, public announcement or communication. Notwithstanding the foregoing, (i) each party may, without such consultation or consent, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences, make internal announcements to employees and make disclosures in public filings, in each case so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the parties hereto (or individually, if approved by the other party hereto) and (ii) following Closing and the public announcement of the Merger, the Shareholder Representative may publicly announce that it has been engaged as the Shareholder Representative as long as such announcement does not disclose any of the other terms of the transactions contemplated herein.

Section 10.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

Section 10.5 Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties hereto with respect to the subject matter hereof and thereof.

Section 10.6 Assignment. This Agreement shall not be transferred or assigned by Parent or Merger Sub without the prior written consent of the Company or by the Company without the prior written consent of Parent.

Section 10.7 Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Company, Parent and Merger Sub that expressly references the Section of this Agreement to be amended; or (b) by a waiver in accordance with Section 10.8. Notwithstanding anything to the contrary in this Agreement, no amendment or modification to Section 9.2, Section 9.3(b), Section 10.5, this Section 10.7, Section 10.8, Section 10.9, Section 10.11 or Section 10.12 (or any amendment or modification with respect to any related definitions as they affect any such Section), in each case that is adverse in any material respect to the Financing Sources, shall be effective without the prior written consent of the Financing Sources adversely affected thereby.

Section 10.8 Waiver. Any party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party; (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant to this Agreement; or (c) waive compliance with any of the agreements of the other party or conditions to such obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise of any other right hereunder. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

Section 10.9 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of, and be enforceable by, only the parties hereto and their respective successors and permitted assigns and, except (a) after the Effective Time, as set forth in Section 5.5, (b) Parent may enforce the indemnities under Section 8.2 on behalf of each Parent Indemnified Party and the Shareholder Representative may enforce the indemnities under Section 8.3 on behalf of each Company Indemnified Party, (c) the provisions of Section 9.3(b) are for the benefit of and may be enforced by each member of the Parent Group and (d) with respect to the sources of Financing, the provisions set forth in Section 9.2, Section 10.5, Section 10.7, Section 10.8, this Section 10.9, Section 10.11 and Section 10.12 are for the benefit of and may be enforced by the sources of Financing; each of the rights set forth in the foregoing clauses (a) through (d) are hereby expressly acknowledged and agreed to by the parties, and except as provided in the foregoing clauses (a) through (d), nothing herein, express or implied is intended to and shall not confer upon any person other than the parties hereto, any rights or remedies hereunder.

Section 10.10 Specific Performance.

(a)The parties hereto acknowledge and agree that the parties hereto would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that any non-performance or breach of this Agreement by any party hereto could not be adequately compensated by monetary damages alone and that the parties hereto would not have any adequate remedy at law. Accordingly, in addition to any other right or remedy to which any party hereto may be entitled, at law or in equity (including monetary damages), such party shall be entitled to enforce any provision of this Agreement (including, in the case of the Company, and solely to the extent provided under and in, the circumstances set forth in Section 10.10(b), to cause the Merger to be consummated) by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement without posting any bond or other undertaking.

(b)Notwithstanding the right of the Company to obtain an injunction or injunctions, or other appropriate form of specific performance or equitable relief described in Section 10.10(a) above,

no such right may be enforced to cause the Merger to be consummated or the Aggregate Merger Consideration and the Escrowed Cash and the Shareholder Representative Amount to be paid, unless:

(i)all conditions in Section 7.2 have been satisfied (or, with respect to certificates to be delivered at the Closing, are capable of being satisfied upon the Closing and subject to their satisfaction or waiver at Closing) or irrevocably waived in writing (to the extent permissible by applicable Law) at the time when the Closing would have otherwise occurred;

(ii)Parent and Merger Sub are required to complete the Closing pursuant to Section 2.2;

(iii)the Financing has been funded or the lenders party to the Financing Commitment have irrevocably confirmed in a written notice delivered to Parent that all conditions to the funding of the Financing have been satisfied (other than any condition with respect to certificates to be delivered at the Closing);

(iv)the Company has irrevocably confirmed in a written notice delivered to Parent that if specific performance under this Section 10.10(b) is granted and the Financing is funded, then the Closing will occur; and

(v)Parent and Merger Sub have not consummated the Merger.

Section 10.11 Governing Law. THIS AGREEMENT AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER AT LAW, IN CONTRACT, IN TORT OR OTHERWISE) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED; PROVIDED THAT TO THE EXTENT REQUIRED BY THE NCBCA, MATTERS RELATING TO THE MERGER SHALL BE GOVERNED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NORTH CAROLINA. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF DELAWARE WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT SUCH PARTY MAY LEGALLY AND EFFECTIVELY DO SO, AND AGREES THAT IT WILL NOT SEEK, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER OR IN CONNECTION WITH THE FINANCING.

Section 10.12 Consent to Jurisdiction. EACH PARTY HERETO IRREVOCABLY AGREES AND CONSENTS TO THE EXCLUSIVE PERSONAL JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE, OR TO THE EXTENT SUCH COURT SHALL DECLINE TO ACCEPT, ANY STATE OR FEDERAL COURT LOCATED IN THE STATE OF DELAWARE, WITH RESPECT TO ALL MATTERS RELATING TO THIS AGREEMENT AND TO THE TRANSACTIONS, WAIVES ALL OBJECTIONS BASED ON LACK OF VENUE AND FORUM NON CONVENIENS AND IRREVOCABLY CONSENTS TO THE PERSONAL JURISDICTION OF ALL SUCH COURTS. THE PARTIES FURTHER AGREE THAT THE MAILING BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, TO THE ADDRESS SET FORTH IN Section 10.2, OF ANY PROCESS REQUIRED BY ANY SUCH COURT SHALL CONSTITUTE VALID AND LAWFUL SERVICE OF PROCESS AGAINST THEM, WITHOUT NECESSITY FOR SERVICE BY ANY OTHER MEANS PROVIDED BY STATUTE OR RULE OF COURT. Notwithstanding anything to the contrary in this Agreement, each of the parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the Transactions, including any dispute arising out of or relating in any way to the Financing Commitments or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).

Section 10.13 Mutual Drafting. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision.

Section 10.14 Independence of Agreements, Covenants, Representations and Warranties. All agreements and covenants hereunder shall be given independent effect so that if a certain action or condition constitutes a default under a certain agreement or covenant, the fact that such action or condition is permitted by another agreement or covenant shall not affect the occurrence of such default. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of or a breach of a representation and warranty hereunder.

Section 10.15 Counterparts. This Agreement may be executed and delivered (including by facsimile or other means of electronic transmission, such as by electronic mail in “pdf” form) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart signature page is as effective as executing and delivering this Agreement in the presence of the other parties to this Agreement.

Section 10.16 Continuing Counsel. Parent and Merger Sub each hereby acknowledges that each of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P., Manning Fulton & Skinner, P.A., and Nelson Mullins Riley & Scarborough LLP has acted as counsel to the Company, certain Company Shareholders, and their respective Affiliates, from time to time prior to the Merger as well as with respect to the Merger. Each of Parent and Merger Sub agrees that to the extent that Parent, through its acquisition of the Company, acquires any right to treat Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P., Manning Fulton & Skinner, P.A., or Nelson Mullins Riley & Scarborough LLP as Parent’s counsel or former counsel, it will not, solely as a result thereof, take any action to disqualify Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P., Manning Fulton & Skinner, P.A., or Nelson Mullins Riley & Scarborough LLP from acting and continuing to act as counsel to a Company Shareholder, Optionholder and/or any Shareholder Representative in connection with any matters related to the Merger or this Agreement, or in the event of a dispute hereunder. Effective as of the Effective Time, Parent, for itself and the Company and for their respective successors and assigns, hereby waives any conflicts of interest arising from such representation and consents to any such representation in any such matter. Notwithstanding the foregoing, in the event that a dispute arises between Parent, the Company or any of their respective Subsidiaries and a third party other than a party to this Agreement after the Closing, the Company and its Subsidiaries may assert (in its sole discretion) the attorney-client (or similar) privilege to prevent disclosure of confidential communications by Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P., Manning Fulton & Skinner, P.A., or Nelson Mullins Riley & Scarborough LLP to such third party. Effective as of the Effective Time, any attorney-client privilege, attorney work product protection and expectation of client confidence attaching as a result of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.’s, Manning Fulton & Skinner, P.A.’s, or Nelson Mullins Riley & Scarborough LLP’s representation of the Company or any of its Subsidiaries, including in connection with the Merger, and all information and documents covered by such privilege or protection, shall belong to and be controlled by the Company and may be waived only by the Company and not any other Person, and shall not pass to or be claimed or used by any other Person.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Parent, Merger Sub, the Company and the Shareholder Representative have caused this Agreement to be signed, all as of the date first written above.
ADVANCE AUTO PARTS, INC.

By:	/s/ Michael A. Norona
Name: Michael A. Norona
Title: EVP CFO

GENERATOR PURCHASE, INC.

By:	/s/ Michael A. Norona
Name: Michael A. Norona
Title: Executive Vice President,

Chief Financial Officer and

Assistant Secretary

GENERAL PARTS INTERNATIONAL, INC.

By:	/s/ O. Temple Sloan III
Name: O. Temple Sloan III
Title: President & Chief Executive

Officer

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Shareholder Representative

By:	/s/ Mark B. Vogel
Name: Mark B. Vogel
Title: Managing Director